As filed with the Securities and Exchange Commission on July 18, 2008

Registration No. 333-148309

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 2
TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VISUAL MANAGEMENT SYSTEMS, INC.
(Name of Small Business Issuer in Its Charter)

Nevada	3669	68-0634458
State of Jurisdiction or Organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1000 Industrial Way North, Suite C
Toms River, New Jersey 08755
(732) 281-1355
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Jason Gonzalez
Chief Executive Officer
Visual Management Systems, Inc.
1000 Industrial Way North, Suite C
Toms River, New Jersey 08755
(732) 281-1355
(Name, Address and Telephone Number of Agent for Service)

Copies of all communications to:

Philip D. Forlenza, Esq.
Giordano, Halleran & Ciesla, P.C.
125 Half Mile Road, P.O. Box 190
Middletown, New Jersey 07748
(732) 741-3900

As soon as practicable after the effective date of this Registration Statement

(Approximate Date of Proposed Sale to the Public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (“Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering . ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock	246,600	$0.98	$241,668	$10
Common Stock underlying Warrants (3)	616,000	0.98	$603,680	24
Common Stock underlying Options	36,000	0.75	$27,000	2
Total	898,600		$872,348	$36(4)

(1)
Pursuant to Rule 416 of the Securities Act, the shares of Common Stock offered hereby also include an indeterminate number of additional shares of Common Stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated the number of shares of our common stock issuable upon conversion of the debentures and exercise of the warrants under their initial conversion price or exercise prices. Should a change in the conversion ratio for the Series A preferred stock or debentures result in our having insufficient shares, we will not rely on Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price of our warrants as a result of an issuance or sale of shares below the then current exercise price result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2)
The proposed maximum offering price per share and the proposed maximum aggregate offering price in the table above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. Pursuant to Rule 457(c), the fee calculation is based on $0.98 which is the average of the high and low sales prices of the Registrant’s common stock on the OTC Bulletin Board on December 19, 2007, except with respect to 36,000 shares underlying, which are being registered pursuant to this Amendment No. 2 and with respect to which the fee calculation is based upon $0.75, which is the average of the high and low sales prices of the Registrant’s common stock on the OTC Bulletin Board on July 17, 2008.

(3)	Represents 616,000 shares issuable upon the exercise of warrants having an exercise price of $.40 per share.

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold (except pursuant to a transaction exempt from the registration requirements of the Securities Act) until this registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated July 18, 2008

PROSPECTUS

VISUAL MANAGEMENT SYSTEMS, INC.

898,600 Shares of Common Stock

This prospectus relates to the sale by the selling stockholders of Visual Management Systems, Inc. of up to an aggregate of 898,600 shares of our common stock. The shares offered by this prospectus include:

•	246,600 issued and outstanding shares of common stock, including 71,600 shares that were issued to the placement agent for our private offerings completed in March and October 2007;

•	616,000 shares of common stock issuable upon the exercise of warrants issued to purchasers in our private offering completed in October 2007;

•	36,000 shares of common stock issuable upon exercise of options.

All of such shares of common stock are being offered for resale by the selling stockholders.

We will not receive any of the proceeds from the sale of the shares of common stock that are subject to this prospectus by the selling stockholders.

Our common stock is quoted on the regulated quotation service of the OTC Bulletin Board under the symbol “VMSY.OB.’’ The last sales price of our common stock on July 17, 2008 as reported by the OTC Bulletin Board was $0.75 per share.

Investing in our common stock involves a high degree of risk. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on Page 5 which describes certain material risk factors you should consider before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal defense.

The date of this prospectus is July 18, 2008.

You should rely only on the information contained in this prospectus and in any prospectus supplement we may file after the date of this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders will not make an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus or any supplement is accurate as of the date on the front cover of this prospectus or any supplement only, regardless of the time of delivery of this prospectus or any supplement or of any sale of our common Stock. Our business, financial condition, results of operations and prospects may have changed since that date.

i

PROSPECTUS SUMMARY

The following summary highlights aspects of the offering. This prospectus does not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the “Risk Factors” section and the financial statements, related notes and the other more detailed information appearing elsewhere in this prospectus before making an investment decision. Unless otherwise indicated, all references to “we”, “us”, “our”, the “Company” and similar terms, as well as references to the “Registrant” in this prospectus, refer to Visual Management Systems, Inc. and not to the Selling Stockholders.

Our Company

We provide loss prevention management solutions to businesses through the design, sale and installation of digital surveillance systems called “Virtual Managers” that enable clients to proactively manage their businesses with easy data retrieval and live viewing from anywhere in the world. We believe that there is a lucrative and underserved market for loss prevention technology through the use of digital recording and video transmission to remote locations and corporate offices.

Visual Management Systems, Inc. was incorporated in the State of Nevada in March, 2004. Our company was originally named Wildon Productions Inc. We changed our name to Visual Management Systems, Inc. and effected a 1-for-7 reverse stock split of our common stock in connection with our acquisition of Visual Management Systems Holding, Inc. described below. From incorporation until our acquisition of Visual Management Systems Holding, Inc., we were an exploration stage company primarily engaged in the acquisition and exploration of mineral properties. Upon the completion of the acquisition, we succeeded to the business of Visual Management Systems Holding, Inc. and relocated our principal executive offices to those of Visual Management Systems Holding, Inc. at 1000 Industrial Way West, Suite C, Toms River, New Jersey 08755. The telephone number at our principal executive offices is (732) 281-1355.

Recent Transactions

Merger and Private Placement. On July 17, 2007, we acquired all of the outstanding capital stock of Visual Management Systems Holding, Inc., a New Jersey corporation, in connection with the merger of our wholly owned subsidiary with and into Visual Management Systems Holding, Inc. Pursuant to the agreement and plan of merger and reorganization, the former stockholders of Visual Management Systems Holding, Inc. received shares of our common stock representing approximately 76.5% of our outstanding common stock after giving effect to the merger and the cancellation of 476,429 shares of common stock surrendered by one of our principal stockholders. In addition, our board of directors was reconstituted at the effective time of the merger with designees of Visual Management Systems Holding, Inc. replacing our then current board of directors. Further, at the effective time of the merger, we abandoned our prior business plan and the operations of Visual Management Systems Holding, Inc. acquired as a result of the merger became our sole line of business. When we refer in this prospectus to our business and financial information relating to periods prior to the merger, we are referring to the business and financial information of Visual Management Systems Holding, Inc., unless the context otherwise requires.

Contemporaneous with the closing of the merger, we sold to subscribers 481 investment units pursuant to a confidential private placement memorandum dated March 30, 2007, with each unit consisting of one share of Series A convertible preferred stock and a warrant to purchase 1,000 shares of common stock at an initial exercise price of $3.50 per share. Each share of Series A convertible preferred stock has a $2,500 liquidation preference and was initially convertible into shares of common stock at a conversion price of $2.50 per share, subject to adjustment to protect against dilution under certain circumstances. As a result of a private placement of 5% secured convertible debentures and warrants that took place in November 2007 as described below, the conversion price of the Series A convertible preferred stock and the exercise price of the warrants has been adjusted to $.40 per share. Additional closings of the private placement took place in July and August and a final closing occurred in October 2007. We issued a total of 616 investment units representing a total of 616 shares of Series A convertible preferred stock and warrants to acquire 616,000 shares of common stock to our investors. The net proceeds of the private placement after deducting $123,091 of commissions and $112,436 of expenses paid to our placement agent, Brookshire Securities Corporation, were approximately $1,286,000. As additional consideration for placement agent services, we also issued to Brookshire Securities Corporation 61,600 shares of our common stock and warrants to purchase 61,600 shares of our common stock which had an original exercise price of $1.75 per share that was adjusted, pursuant to anti-dilution provisions, to $.40 per share as a result of the November 2007 private placement.

In connection with the private placement of the investment units, we agreed to file a registration statement covering the resale of shares of common stock that may be issued to the holders of the Series A convertible preferred stock and the warrants. This prospectus is part of such registration statement. We are obligated to maintain the effectiveness of the resale registration statement from its effective date through and until the earlier of 48 months after the effective date or the date upon which all shares may be sold under Rule 144(k) of the Securities Act of 1933. Because the registration statement was not declared effective by February 25, 2008, the number of shares of common stock issuable upon conversion of the Series A convertible preferred stock will be increased, subject to the limit described below, by two percent for each month (or portion thereof) that the resale registration statement is effective.

We are required to use our best efforts to respond to any SEC comments on the resale registration statement on or prior to the date which is twenty (20) business days from the date such comments are received. In the event that we fail to respond to such comments within twenty (20) business days, the number of shares of common stock issuable upon conversion of the Series A convertible preferred stock will be increased, subject to the limit described below, by two percent (2%) for each month (or portion thereof) that a response to the comments to such shelf registration statement has not been submitted to the SEC.

The aggregate increase in the number of shares issuable upon the conversion of the Series A convertible preferred stock by reason of our failure to respond to SEC comments or have the resale registration statement declared effective shall in no event exceed twenty percent (20%). As of March 31, 2007, management expected that the registration statement would be declared effective by late April 2008. As a result, a contingent liability representing two months of accrued penalties of $205,436 was recorded as of December 31, 2007. Since March 31, 2008, we have concluded that as a result of the policies of the Securities and Exchange Commission, we are precluded at this time from registering all the shares that we are required to register on behalf of the investors who participated in our October 2007 Private Placement and have elected to register only the shares issuable upon the exercise of the warrants issued to such investors. As a result, we may be subject to the full amount of the penalties that may be imposed, which would require us to issue an additional 770,000 shares of common stock upon the conversion of the Series A Preferred stock.. We are currently seeking a waiver to eliminate the penalties from the investors who participated in the private placement of investment units. No assurance can be given that such a waiver will be obtained.

November 2007 Private Placement. On November 30, 2007, we entered into a securities purchase agreement with three affiliated institutional investors for the sale of original issue discount 5% secured convertible debentures and common stock purchase warrants. We refer to this transaction as our November 2007 Private Placement. In this transaction, we issued an aggregate of $3.75 million principal amount of debentures at an original issue discount of 20% and warrants to purchase an aggregate of 11,250,000 shares of our common stock. The warrants expire in November 2014 and have an exercise price of $1.15 per share, subject to adjustment, including full ratchet anti-dilution protection. The terms of the debentures are summarized in Management’s Discussion and Analysis or Plan of Operation - Financing Transactions” which appears elsewhere in this prospectus. This transaction resulted in net proceeds to us of $2,676,674, after deducting fees and expenses of $320,000, $300,000 of which was paid to Kuhns Brothers, Inc., in exchange for their services as placement agent in connection with the transaction and $20,000 of which was paid to cover the investors’ legal fees. Kuhns Brothers, Inc. also received warrants to acquire 1,200,000 shares of common stock at an exercise price of $0.50 per share in consideration of its services.

In connection with our November 2007 Private Placement, we also entered into a registration rights agreement dated November 29, 2007, with the institutional investors, pursuant to which we agreed to file a registration statement covering the resale of the shares of common stock that may be issued to such investors upon the conversion of the debentures, payment in kind, and the exercise of the related warrants. We also agreed to maintain the effectiveness of the registration statement (subject to certain limitations) for a period of time until the holders can sell the underlying common stock without volume restrictions under Rule 144(k) of the Securities Act of 1933, or the “Securities Act.” If the registration statement was not declared effective by the SEC by March 30, 2008, or if we fail to maintain the effectiveness of the registration statement or fail to respond to SEC comments within 15 calendar days after receipt of those comments, we are required to pay to each investor, as partial liquidated damages, cash equal to 2% of the aggregate purchase price paid by such investor for any securities purchased in our November 2007 Private Placement and then held by such investor, and shall pay to such investor such amount for each subsequent 30-day period, up to a maximum aggregate liquidated damages amount of 20% of the aggregate purchase price paid by such investor in our November 2007 Private Placement. Our registration statement was not declared effective by March 30, 2008 and we did not respond to SEC comments regarding the registration statement within 15 days after receipt, and we are therefore in violation of this term of the registration rights agreement, and the liquidated damages described above are currently accruing. As of March 31, 2008, we had accrued an expense in the amount of $120,000 to reflect the additional expense we expect to incur as a result of this provision. Since March 31, 2008, we have concluded that as a result of the policies of the Securities and Exchange Commission, we are precluded at this time from registering all the shares that are issuable to investors who participated in our November 2007 Private Placement. After discussions with such investors we have not registered any of of the shares issuable to such investors.

In addition, the investors have a right to participate in up to 100% of any debt or equity financing we propose to undertake through the date that is the 12-month anniversary of the effectiveness of the registration statement that we file on their behalf.

Acquisition of Intelligent Data Systems, LLC. On April 3, 2008, we purchased substantially all the assets of Intelligent Digital Systems. Intelligent Digital Systems is the developer and manufacturer of the TechEye Digital Video (DVR) Recording Technology. In exchange for the Intelligent Digital Systems assets we issued to Intelligent Digital Systems an unsecured convertible note in the principal amount of $1.5 million, bearing no interest until, April 3, 2011, its maturity date, and cash totaling $42,000 payable over a period of seven months. If not converted, or paid within 30 days of maturity, then from and after the maturity date, the convertible note will bear annual interest at 12%. convertible note is convertible at the discretion of Intelligent Digital Systems into shares of our common stock after May 31, 2010, or upon the approval of a majority in interest of the holders of our then outstanding 5% secured convertible debentures, or any securities issued on conversion thereof, at a conversion price of $1.15 per share. We have agreed to register the shares issuable upon the conversion of the note for public resale.

In connection with the transaction, we entered into a joint venture with IDS to obtain approval of certain patent applications formerly held by IDS that are relevant to our industry which have been assigned to the joint venture. The joint venture has granted us an exclusive license to use the technology which is the subject of the patent applications in the manufacture, distribution, integration and installation of digital video surveillance devices for the security industry. If the patents are ultimately issued, the joint venture will seek to promote and market the technology underlying the patent applications, and will pursue claims against any parties potentially infringing on the protected technology. Each of IDS and us has a 50% interest in the joint venture.

We have entered into a four year consulting agreement with Jay Edmond Russ, the principal shareholder of Intelligent Digital Systems, which requires us to pay Mr. Russ $75,000 per year for consulting services.

The Offering

Common stock outstanding	8,023,905 shares as of July 17, 2008.
Common stock that may be offered by selling stockholders

Up to 898,600 shares, representing 291,600 shares of our common stock that were issued to the selling stockholders, 616,000 shares of our common stock underlying warrants that were issued to the selling stockholders and 36,000 shares of our common stock underlying stock options.

Total proceeds raised by offering

We will not receive any proceeds from the resale or other disposition of the common stock covered by this prospectus by any selling stockholder. We may receive proceeds from the exercise of the warrants whose underlying shares of common stock are covered by this prospectus.

The total dollar value of the shares of our common stock underlying our warrants issued in our October 2007 Private Placement registered for resale	$689,920[1]
_________________
1. Determined by multiplying the number of shares of common underlying that warrants issued in our October 2007 Private Placement that are being registered under the registration statement of which this prospectus forms a part by the market price for such shares of common stock on the date the exercise prices of the warrants were adjusted to $.40 per share pursuant to anti-dilution provisions which were triggered as a result of the issuance of our convertible debentures.

RISK FACTORS

An investment in shares of our common stock is highly speculative and involves a high degree of risk. Only those investors who can bear the risk of loss of their entire investment should participate. Prospective investors should carefully consider the following risk factors in evaluating whether to invest in our company.

We have a limited operating history, which limits the information available to you to evaluate our business, and we continue to experience operating losses.

We began our operations in June 2003. We incurred net losses of approximately $1,926,000 and $477,346 during the years ended December 31, 2006 and 2005, respectively, and $3,517,600 during the nine months ended September 30, 2007. The losses were attributable, in part, to an expansion of our installation capacity to handle projected increases in revenues and sales in 2007 and non-cash charges attributable to conversions of debt to equity.  There is limited operating and financial information to evaluate our historical performance and our future prospects. We face the risks and difficulties of an early-stage company including the uncertainties of market acceptance, competition, cost increases and delays in achieving business objectives. There can be no assurance that we will succeed in addressing any or all of these risks or that we will achieve future profitability, and the failure to do so would have a material adverse effect on our business, financial condition and operating results.

A general economic downturn could result in customers not purchasing our services.

Any decline in the general economy or concern about an imminent decline could delay decisions by prospective customers to make initial evaluations of, or investments in, our products. Any reduction of or delays in expenditures would harm our business.

Our future growth will be harmed if we are unsuccessful in developing and maintaining good relationships with manufacturers and suppliers.

We rely on third party manufacturers and suppliers for certain components of our products and systems. Risks associated with our dependence upon third party manufacturing relationships include: (i) reduced control over delivery schedules; (ii) lack of quality assurance; (iii) poor manufacturing yields and high costs; (iv) potential lack of adequate capacity during periods of excess demand; and (v) potential misappropriation of our intellectual property.

We do not know if we will be able to maintain third party manufacturing and supply contracts on favorable terms, if at all, or that our current or future third party manufacturers and suppliers will meet our requirements for quality, quantity or timeliness. Our failure to identify, establish, expand and maintain good relationships with quality marketing and distribution entities could have a material and adverse effect on our business.

Our operating results will be harmed if we are unable to manage and sustain our growth.

Our success will depend on the expansion of our operations and the effective management of growth, which will place a significant strain on our management, operations and financial resources. To achieve our plan, we must cost-effectively hire and train additional marketing, sales, finance, planning, administrative and management personnel, and buy additional equipment, facilities, information technology and other infrastructure. We must also continue to develop our management, operational and financial systems, procedures and controls. We do not know if we will be able to expand our business rapidly enough or adequately manage this growth. If we do not accurately predict demand for our services, we may have too much or too little delivery capacity. If we overestimate demand, we may incur fixed production expenses that are excessive, which would have a material and adverse effect on our operating results.

Our future growth is largely dependent upon our ability to develop new technologies that achieve market acceptance with acceptable margins.

Our future growth rate depends upon a number of factors, including our ability to: identify emerging technological trends in our target end-markets; develop and maintain competitive products; enhance existing products by adding innovative features that differentiate our products from those of our competitors; and develop, manufacture and bring products to market quickly and cost-effectively. Our ability to develop new products based on technological innovation can affect our competitive position and requires the investment of significant resources. These development efforts divert resources from other potential investments in our businesses, and they may not lead to the development of new technologies or products on a timely basis or that meet the needs of our customers as fully as competitive offerings. In addition, the markets for our products may not develop or grow as management anticipates. The failure of our technologies or products to gain market acceptance or their obsolescence due to more attractive offerings by competitors could significantly reduce our revenues and adversely affect our business, operations and financial results.

We face intense competition from other providers of similar services.

We face intense competition in the markets in which we operate. Companies competing with us may introduce products that are competitively priced, that have increased performance or functionality or that incorporate technological advances not yet developed or implemented by us. Certain present and potential competitors have financial, marketing, research, and manufacturing resources substantially greater than ours.

In order to compete effectively in this environment, we must continually develop and market new and enhanced products at competitive prices and must have the resources available to invest in significant research and development activities. The failure to do so could have a material adverse effect on our business operations and financial results.

The market value of our common stock may be adversely affected if we are not able to fund our expansion

If we are unable to generate on our own the necessary funds for the further development and growth of our business, we may be required to seek additional capital. In addition, if our plans or assumptions with respect to our business change or prove to be inaccurate, we may be required to use part or all of the net proceeds of our recent private placements to fund such expenses and/or seek additional capital. This will depend on a number of factors, including, but not limited to: (i) our ability to successfully market our products and services; (ii) the growth and size of the security industry; (iii) the market acceptance of our products and services; and (iv) our ability to manage and sustain the growth of our business. If we need to raise additional capital, it may not be available on acceptable terms, or at all. Our failure to obtain required capital would have a material adverse effect on our business. If we issue additional equity securities in the future, you could experience dilution or a reduction in priority of your securities.

Changes in legislation or governmental regulations or policies can have a significant impact on our financial condition, results of operations and cash flows.

We operate in regulated industries. Our operations are subject to regulation by a number of federal agencies with respect to safety of operations and equipment and financial responsibility. Intrastate operations in the United States are subject to regulation by state regulatory authorities. Our Company and our employees are subject to various U.S. federal, state and local laws and regulations, including many related to consumer protection. Most states in which we operate have licensing laws covering the monitored security services industry. Our business relies heavily upon wireline telephone service to communicate signals, and wireline telephone companies are regulated by both the federal and state governments. Changes in laws or regulations could require us to change the way we operate, which could increase costs or otherwise disrupt operations. In addition, failure to comply with any applicable laws or regulations could result in substantial fines or revocation of our operating permits and licenses. If laws and regulations changed or we failed to comply, our financial condition, results of operations and cash flows could be materially and adversely affected.

We could face product liability claims relating to products we manufacture or install. These claims could result in significant costs and liabilities and reduce our profitability.

We face exposure to product liability claims in the event that any of our products results in personal injury or property damage. In the event that any of our products prove to be defective, we may be required to recall or redesign such products, which could result in significant unexpected costs. Any insurance we maintain may not be available on terms acceptable to us or such coverage may not be adequate for liabilities actually incurred. Any claim or product recall could result in adverse publicity against us, which could adversely affect our financial condition, results of operations and cash flows.

We depend on our manufacturers, some of which are our sole source for specific products, and our business and reputation would be seriously harmed if these manufacturers fail to supply us with the products we require and alternative sources are not available.

We have relationships with a number of manufacturers for a supply of certain of our products. Our success depends in part on whether our manufacturers are able to fill the orders we place with them and in a timely manner. If any of our manufacturers fail to satisfactorily perform their contractual obligations or fill purchase orders we place with them, we may be required to pursue replacement manufacturer relationships. If we are unable to find replacements on a timely basis, or at all, we may be forced to either temporarily or permanently discontinue the sale of certain products and associated services, which could expose us to legal liability, loss of reputation and risk of loss or reduced profit. Although we continually evaluate our relationships with manufacturers and plan for contingencies if a problem should arise with a manufacturer, finding new manufacturers that offer a similar type of product would be a complicated and time consuming process and we cannot assure you that if we ever need to find a new manufacturer for certain of our products we would be able to do so on a completely seamless basis, or at all. Our business, results of operation and reputation would be adversely impacted if we are unable to provide our products to our customers in a timely manner.

The failure of our systems could result in a material adverse effect.

Our operations are dependent upon our ability to support a complex network infrastructure and avoid damage from fires, earthquakes, floods, hurricanes, power losses, war, terrorist acts, telecommunications failures and similar natural or manmade events. The occurrence of a natural disaster, intentional or unintentional human error or actions, or other unanticipated problem could cause interruptions in the services provided by us. Any damage or failure that causes interruptions in the service provided by us could have a material adverse effect on our business, operating results and financial condition.

Our product offerings involve a lengthy sales cycle and we may not anticipate sales levels appropriately, which could impair our profitability.

Some of our products and services are designed for medium to large commercial facilities desiring to protect valuable assets and/or prevent intrusion. Given the nature of our products and the customers that purchase them, sales cycles can be lengthy as customers conduct intensive investigations and deliberate between competing technologies and providers. For these and other reasons, the sales cycle associated with some of our products and services is typically lengthy and subject to a number of significant risks over which we have little or no control.

If we do not protect our proprietary technology and intellectual property rights against infringement or misappropriation and defend against third parties assertions that we have infringed on their intellectual property rights, we may lose our competitive advantage, which could impair our ability to grow our revenues.

We do not have patent protection with respect to any of our products or systems. As a result, other parties may attempt to copy aspects of our systems or to obtain or use information that is proprietary. The scope of any intellectual property rights that we have is uncertain and is not sufficient to prevent infringement claims against us or claims that we have violated the intellectual property rights of third parties. While we know of no basis for any claims of this type, the existence of and ownership of intellectual property can be difficult to verify and we have not made an exhaustive search of all patent filings. If any of our proprietary rights are misappropriated or we are forced to defend our intellectual property rights, we will have to incur substantial costs. We may not have the financial resources to prosecute any infringement claims that we may have or defend against any infringement claims that are brought against us, or choose to defend such claims. Even if we do, defending or prosecuting our intellectual property rights will divert valuable working capital and management’s attention from business and operational issues.

If we infringe the rights of others we could be prevented from selling products or forced to pay damages.

If our products, methods, processes, and other technologies are found to infringe the proprietary rights of other parties, we could be required to pay damages, or we may be required to cease using the technology or to license rights from the prevailing party. Any prevailing party may be unwilling to offer us a license on commercially acceptable terms.

If we are unable to retain key personnel it will have an adverse effect on our business.

Our operations have been and will continue be dependent on the efforts of Mr. Jason Gonzalez, our Chief Executive Officer, Caroline Gonzalez, our Chief Information Officer, and Kevin Sangirardi, our Chief Operating Officer. The commercialization of our products and the development of improvements to our products and systems, as well as the development of new products is dependent on retaining the services of Mr. Gonzalez, Mr. Sangirardi and certain technical personnel who were involved in the development of VMS’s products and services. The loss of key management, the inability to secure or retain such key legacy personnel with unique knowledge of our products and services and the technology and programming employed as part of products and services, the failure to transfer knowledge from legacy personnel to current personnel, or an inability to attract and retain sufficient numbers of other qualified management personnel would adversely delay and affect our business, products and services and could have a material adverse effect on our business, operating results and financial condition.

We do not maintain ‘‘key man’’ life insurance policies on our key personnel.

We do not have ‘‘key man’’ life insurance policies for Mr. Gonzalez or any other member of our management team. Even if we were to obtain ‘‘key man’’ insurance for any of such individuals, of which there can be no assurance, the amount of such policies may not be sufficient to cover losses experienced by us as a result of the loss of any member of our management team. Each of Mr. Gonzalez, Ms. Gonzalez, Mr. Sangirardi and Jonathan Bergman, VMS’ Vice President-Marketing and Sales, is a party to an employment agreement with us.

Our business may subject us to risks related to nationwide or international operations.

If we offer our products and services on a national, or even international, basis, distribution would be subject to a variety of associated risks, any of which could seriously harm our business, financial condition and results of operations.

These risks include:

•	greater difficulty in collecting accounts receivable;

•	satisfying import or export licensing and product certification requirements;

•	taxes, tariffs, duties, price controls or other restrictions on out-of-state companies, foreign currencies or trade barriers imposed by states or foreign countries;

•	potential adverse tax consequences, including restrictions on repatriation of earnings;

•	fluctuations in currency exchange rates;

•	seasonal reductions in business activity in some parts of the country or the world;

•	unexpected changes in local, state, federal or international regulatory requirements;

•	burdens of complying with a wide variety of state and foreign laws;

•	difficulties and costs of staffing and managing national and foreign operations;

•	different regulatory and political climates and/or political instability;

•	the impact of economic recessions in and outside of the United States; and

•	limited ability to enforce agreements, intellectual property and other rights in foreign territories.

The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, such as product liability claims or other litigation; the announcement of new products or product enhancements by us or our competitors; developments concerning intellectual property rights and regulatory approvals; quarterly variations in our competitors’ results of operations; changes in earnings estimates or recommendations by securities analysts; developments in our industry; and general market conditions and other factors, including factors unrelated to our own operating performance.

As a public company, we will incur substantial expenses.

We are publicly-traded and, accordingly, subject to the information and reporting requirements of the U.S. securities laws. The U.S. securities laws require, among other things, review, audit, and public reporting of our financial results, business activities, and other matters. Recent SEC regulation, including regulation enacted as a result of the Sarbanes-Oxley Act of 2002, has also substantially increased the accounting, legal, and other costs related to becoming and remaining an SEC reporting company. The public company costs of preparing and filing annual and quarterly reports, and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to be higher than they would be if we were privately-held. In addition, we will incur substantial expenses in connection with the preparation of the Registration Statement and related documents with respect to the registration of the shares issued in this offering. These increased costs may be material and may include the hiring of additional employees and/or the retention of additional advisors and professionals. Our failure to comply with the federal securities laws could result in private or governmental legal action against us and/or our officers and directors, which could have a detrimental effect on our business and finances, the value of our stock, and the ability of stockholders to resell their stock.

We have identified material weaknesses in our internal control over financial reporting, which could adversely affect our ability to report or financial condition and results of operations accurately or on a timely basis. As a result, current and potential stockholders could lose confidence in our financing reporting, which could harm our business and the trading price of our stock.

As required by Section 404 of the Sarbanes-Oxley Act of 2002, our management has conducted an evaluation of the effectiveness of our internal control over financial reporting as of March 31, 2008. We previously restated our financial statements contained in our quarterly reports on Form 10-QSB for the fiscal quarters ended August 31 and September 30, 2007. We have identified a number of material weaknesses in our internal control over financial reporting and have concluded that, as of March 31, 2008, we did not maintain effective control over financial reporting. Specifically, the control deficiencies that contributed to our material weaknesses included, among other things, misunderstandings of certain applications of Generally Accepted Accounting Principles, poor oversight and management of accounting staff and technology by our former Chief Financial Officer, deficiencies in our information technology and the lack of certain formal processes. For a more detailed discussion of our internal control over financial reporting and a description of the identified material weaknesses, see “Item 4. Controls and Procedures” of our Form 10-Q for the quarterly period ended March 31, 2008, filed with the Securities and Exchange Commission on May 20, 2008.

Each of our material weaknesses results in more than a remote likelihood that a material misstatement of the annual or interim financial statements that we prepare will not be prevented or detected. As a result, we must perform extensive additional work to obtain reasonable assurance regarding the reliability of our financial statements. Even with this additional work, there is a risk of additional errors not being prevented or detected, which could result in additional restatements. Moreover, other material weaknesses may be identified.

Material weaknesses in our internal control over financial reporting could adversely impact our ability to provide timely and accurate financial information. It we are unsuccessful in implementing or following our remediation plan, or fail to update our internal control over financial reporting as our business evolves, we may be unable to report financial information timely and accurately or to maintain effective disclosure controls and procedures. Any such failure in the future could also adversely affect the results of periodic management evaluations and annual auditor attestation reports regarding disclosure controls and the effectiveness of our internal control over financial reporting required under the Section 404 of Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. If we are unable to report financial information in a timely and accurate manner or to maintain effective disclosure controls and procedures, we could be subject to, among other things, regulatory or enforcement actions by the SEC, securities litigation, and a general loss of investor confidence, any one of which could adversely affect our business prospects and the valuation of our common stock.

We also have extensive work remaining to remedy the identified material weaknesses in our internal control over financial reporting and this work will continue through the balance of 2008 and perhaps beyond. There can be no assurance as to when all the material weaknesses will be remedied. Until our remedial efforts are completed, management will continue to devote significant time and attention to these efforts, and we will continue to incur expenses associated with the additional procedures and resources required to prepare our financial statements. Certain of our remedial actions, such as hiring additional qualified personnel and upgrading our software systems, will be ongoing and will result in our incurring additional costs even after our material weaknesses are remedied.

Our management team does not have extensive experience in public company matters.

Our management team has had limited public company management experience or responsibilities, which could impair our ability to comply with legal and regulatory requirements such as the Sarbanes-Oxley Act of 2002 and applicable federal securities laws including filing required reports and other information required on a timely basis. We cannot give assurance that our management will be able to implement and affect programs and policies in an effective and timely manner that adequately respond to increased legal, regulatory compliance and reporting requirements imposed by such laws and regulations. Our failure to comply with such laws and regulations could lead to the imposition of fines and penalties and further result in the deterioration of our business.

Our compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls may be time consuming, difficult and costly.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the adoption of the Sarbanes-Oxley Act of 2002. We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are delayed in complying or unable to comply with Sarbanes-Oxley’s internal control requirements, we may experience delay in obtaining the independent accountant certifications that the Sarbanes-Oxley Act requires publicly traded companies commencing after December 12, 2008 to obtain or may not be able to obtain those certifications at all.

Our common stock may be considered a “penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market or exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock has been below $5.00 per share and therefore may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell the common stock and may affect the ability of investors to sell their shares.

Our common stock is thinly traded on the OTC Bulletin Board, and we cannot give assurance that our common stock will become liquid or that it will be listed on a securities exchange.

Our common stock is quoted on the OTC Bulletin Board, which provides significantly less liquidity than a securities exchange (such as the American or New York Stock Exchange) or an automated quotation system (such as the NASDAQ National Market or NASDAQ Capital Market). We cannot give assurance that we will be able to meet the listing standards of any stock exchange, such as the American Stock Exchange or the Nasdaq National Market, or that we will be able to maintain any such listing. Such exchanges require companies to meet certain initial listing criteria including certain minimum bid prices per share. We may not be able to achieve or maintain such minimum bid prices or may be required to effect a reverse stock split to achieve such minimum bid prices. Our common stock is currently quoted on the OTC Bulletin Board. Until our common stock is listed on an exchange, we expect that it will continue to be quoted on the OTC Bulletin Board. In this venue, however, an investor may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our common stock to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity. This would make it more difficult for us to raise additional capital.

A significant number of the shares of our common stock are eligible for sale, and their sale could depress the market price of our common stock.

Sales of a significant number of shares of our common stock in the public market following this Offering could harm the market price of our common stock. As additional shares of our common stock become available for resale in the public market pursuant to the registration of the common stock underlying our Series A convertible preferred stock, 5% secured debentures, our warrants and placement agent warrants, as well as issued and outstanding shares of our common stock, the supply of our common stock will increase, which could decrease its price. A minimum of 3,080,000 shares of our common stock are issuable upon the conversion of our Series A convertible preferred stock, 5% secured debentures and outstanding warrants. Additionally, we issued 5,218,000 shares of our common stock in connection with our acquisition of Visual Management Systems Holding, Inc. Some or all of the shares of our common stock may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for the shares of common stock. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any amount of the restricted shares may be sold by a non-affiliate after they have been held two years.

Our Company’s officers and directors have significant voting power and may take actions that may not be in the best interests of other stockholders.

Our Company’s officers and directors currently control in excess of 50% of our voting securities. If these stockholders act together, they will be able to exert significant control over our Company’s management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

The offering price of the Series A convertible preferred stock, 5% secured debentures and warrants were not determined by traditional criteria of value.

The offering price of the shares of our Series A convertible preferred stock, 5% secured debentures and the exercise price of the warrants issued and issuable in our recent private placements were arbitrarily established and were not determined by reference to any traditional criteria of value, such as book value, earnings or assets.

We do not anticipate paying dividends in the foreseeable future, and the lack of dividends may have a negative effect on the stock price.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, many of which are beyond our control. Our actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this prospectus. Important factors that may cause actual results to differ from projections include, but are not limited to, for example:

•	adverse economic conditions,
•	inability to raise sufficient additional capital to operate our business,
•	unexpected costs, lower than expected sales and revenues, and operating defects,
•	adverse results of any legal proceedings,
•	the volatility of our operating results and financial condition,
•	inability to attract or retain qualified senior management personnel, including sales and marketing, and technical personnel, and
•	other specific risks that may be referred to in this prospectus.

All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future operations, financial position, estimated revenue or losses, projected costs, prospects and plans and objectives of management are forward-looking statements. When used in this prospectus, the words “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to update any forward-looking statements or other information contained herein. Potential investors should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this prospectus are reasonable, we cannot assure potential investors that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from its expectations under “Cautionary Statements” and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on its behalf.

Information regarding market and industry statistics contained in this prospectus is included based on information available to us that we believe is accurate. It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources, and we cannot assure potential investors of the accuracy or completeness of the data included in this prospectus. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We have no obligation to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements. See “Risk Factors” for a more detailed discussion of uncertainties and risks that may have an impact on future results.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares of our common stock offered for sale by them under this prospectus. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders covered by this prospectus; however we will receive proceeds from cash payments made in connection with the exercise of warrants held by selling shareholders. We intend to use these proceeds, if any, for general working capital purposes. .

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol VMSY.OB. Prior to July 17, 2007, there was no trading in our common stock. The last sale price of our common stock on July 17, 2008 was $0.75. As of July 17, 2008, there were approximately 105 holders of record of our common stock.

We have not paid any dividends on our common stock and do not anticipate paying dividends in the foreseeable future. The terms of our 5% secured convertible debentures prohibit the payment of dividends.

The following table sets forth information with respect to the trading price of our common stock as reported by the OTC Bulletin Board:

Fiscal Year Ended December 31, 2007	Low	High
First Quarter	—	—
Second Quarter	—	—
Third Quarter	$2.10	$4.00
Fourth Quarter	$0.55	$3.50

Fiscal Year Ending December 31, 2008
First Quarter	$0.65	$1.47
Second Quarter	$0.30	$1.30
Third Quarter (through July 17, 2008)	$0.74	$0.75

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

On July 17, 2007, we acquired all of the outstanding capital stock of Visual Management Systems Holding, Inc., a New Jersey corporation, in connection with the merger of our wholly owned subsidiary with and into Visual Management Systems Holding, Inc. In connection with the merger, we changed our corporate name from Wildon Productions, Inc. to Visual Management Systems, Inc. and the former stockholders of Visual Management Systems Holding, Inc. received shares of our common stock representing approximately 76.5% of our outstanding common stock after giving effect to the merger. In addition, our board of directors was reconstituted at the effective time of the merger with designees of Visual Management Systems Holding, Inc. replacing our then current board of directors. Further, at the effective time of the merger, we abandoned our prior business plan and the operations of Visual Management Systems Holding, Inc. acquired as a result of the merger became our sole line of business. The merger transaction was therefore accounted for as a reverse acquisition with Visual Management Systems Holding, Inc. as the acquiring party and Visual Management Systems, Inc. (formerly Wildon Productions, Inc. ) as the acquired party. Accordingly, when we refer to our business and financial information relating to periods prior to the merger, we are referring to the business and financial information of Visual Management Systems Holding, Inc., unless the context otherwise requires. The following discussion and analysis should be read in conjunction with the financial statements, including the notes thereto and other information presented in this prospectus.

Simultaneously with the merger, we completed the initial closing of a private placement of units consisting of shares of Series A Convertible Preferred Stock and common stock purchase warrants. We issued a total of 616 investment units representing a total of 616 shares of Series A convertible preferred stock and warrants to acquire 616,000 shares of our common stock in the October 2007 Private Placement, which was completed on October 25, 2007. On November 30, 2007, we completed a private placement of $3.75 million aggregate principal amount of 5% secured convertible debentures and warrants to acquire 11,250,000 shares of our common stock to three affiliated institutional investors. The terms of the securities issued in our October 2007 Private Placement and our November Private Placement are described under “Recent Financing Transactions” below.

Results of Operations for the Quarters Ended March 31, 2008 and 2007

Net Revenues

Net revenues increased approximately $417,000, or 36% to approximately $1.577 million during the three months ended March 31, 2008 from approximately $1.160 million during the three months ended March 31, 2007. The increase in revenues reflects increased sales efforts, primarily through an increase in the number of sales staff we employ.

Cost of Goods Sold

           Total cost of goods sold increased approximately $279,000, or 49% to approximately $843,000 for the three months ended March 31, 2008, from approximately $564,000 during the three months ended March 31, 2007. This increase was primarily due to increased revenues.

           As a result of the changes described above in revenues and cost of goods sold, gross profit for the three months ended March 31, 2008 increased to approximately $734,000 from approximately $596,000 for the three months ended March 31, 2007, and gross profit as a percentage decreased to 47% for the three months ended March 31, 2008 compared with 51% for the three months ended March 31, 2007.

Operating Expenses

           Operating expenses increased approximately $1.2 million to $2.7 million for the three months ended March 31, 2008, from approximately $1.5 million for the three months ended March 31, 2007.

           This increase was primarily attributable an increase in employee related expenses of approximately $300,000 and an increase of stock for services of approximately $700,000, and an increase in the accrual for late filing penalties of approximately $70,000,

Debt Conversion Expense

           Debt conversion expense for the three months ended March 31, 2008 decreased to zero, from approximately $590,000 for the three months ended March 31, 2007, as the Company did not convert any debt in 2008.

Interest Expense

           Interest expense for the three months ended March 31, 2008 increased to approximately $140,000, from approximately $129,000 in the three months ended March 31, 2007. The increase was primarily the result of (i) higher original issue discount amortization, totaling approximately $75,000 and (ii) interest on bridge loans and convertible debt of approximately $60,000 offset by $125,000 of interest expense in the first quarter of 2007 associated with a beneficial conversion feature on convertible debt.

Net Income (Loss)

           As a result of the items discussed above there was a net loss of approximately $2.1 million for the three months ended March 31, 2008 compared with a net loss of approximately $1.7 million for the three months ended March 31, 2007.

Results of Operations for the Years Ended December 31, 2007 and 2006

Net Revenues

Net revenues increased approximately $1.8 million, or 40.5% to approximately $6.3 million during the year ended December 31, 2007 from approximately $4.5 million during the year ended December 31, 2006. The increase in revenues reflects increased sales efforts, primarily through an increase in the number of sales staff employed by the Company

Cost of Goods Sold

Total cost of goods sold increased approximately $1.0 million, or 40.8% to approximately $3.4 million for the year ended December 31, 2007, from approximately $2.4 million during the year ended December 31, 2006. This increase was primarily due to increased revenues.

As a result of the changes described above in revenues and cost of goods sold, gross profit for the year ended December 31, 2007 increased to approximately $2.9 million from approximately $2.1 million for the year ended December 31, 2006, and gross profit as a percentage of remained consistent at 46.3% for the year ended December 31, 2007 compared with 46.4% for the year ended December 31, 2006.

Operating Expenses

Operating expenses increased approximately $4.8 million to $8.4 million for the year ended December 31, 2007, from approximately $3.7 million for the year ended December 31, 2006.

This increase was primarily attributable an increase in employee related expenses due to increased sales and telemarketing functions of approximately $2.6 million, additional professional fees of $0.7 million, increased investor relations costs of $0.5 million, an increase in marketing and advertising expenses to $0.1 million, an increase in office and other miscellaneous costs to $0.7 million, increased costs due to an accrual for late filing of a registration statement of $0.3 million and an increase of stock based compensation by $0.5 million.

Debt Conversion Expense

Debt conversion expense increased by approximately $0.5 million to $0.8 million for the year ended December 31, 2007 from approximately $0.3 million for the year ended December 31, 2006. This increase was attributable to additional costs for conversions from debt to equity in 2007.

Interest Expense

Interest expense for the year ended December 31, 2007 increased to approximately $3.4 millions, from $60,075 in the year ended December 31, 2006. The increase was primarily the result of (i) higher deferred debt amortization, totaling approximately $3.1 million (ii) interest on bridge loans and convertible debt of approximately $0.1 million, (iii) and approximately $0.2 million in connection with the issuance of debt securities and warrants.

Income Tax Expense (Benefit)

We recorded a provision for federal, state and local income tax of approximately $4,060 for the year ended December 31, 2007.

Net Income (Loss)

As a result of the items discussed above there was a net loss of approximately $9.8 million for the year ended December 31, 2007 compared with a net loss of approximately $1.9 million for the year ended December 31, 2006. In addition we recorded a deemed dividend on the issuance of preferred stock of $0.6 million, which made the net loss applicable to common stockholders of approximately $10,413,000 for the year ended December 31, 2007.

Liquidity and Capital Resources

General. Expansion of our operations required increased expenditures for marketing and personnel. We encountered legal, accounting, filing and other professional costs associated with our reverse acquisition transaction completed in July 2007. We did not receive all of the anticipated benefits of the private placement offering that we conducted in connection with our reverse acquisition transaction as the offering was not fully subscribed as of final closing on October 25, 2007. This situation adversely impacted our liquidity. To address this situation in a pro-active manner we conducted a private offering of 5% secured debentures in November 2007 and implemented a reduction in force (RIF) initiative effective November 16, 2007, pursuant to which we restructured certain departmental responsibilities and the allocation of assets. This restructuring consolidated certain job responsibilities which resulted in the elimination of various support and clerical positions representing approximately 20% of our work force. Management believes these actions, along with other cost cutting measures will allow us to achieve a positive cash flow position in 2008 and that the realignment of certain departmental responsibilities will increase our competitiveness.

            Our financial statements are prepared on a going concern basis, which assumes that we will realize our assets and discharge our liabilities in the normal course of business. At March 31, 2008, we had cash of $111,567, a working capital deficit of $2,375,575, stockholders’ deficit of $2,573,838, and an outstanding balance of $306,696 of debt, plus $2,268,334 of convertible debt net of current maturities, and obligations under capital leases net of current maturities of $100,554 shown on the balance sheet. In comparison, at December 31, 2007, we had cash and equivalents of approximately $707,025, a working capital deficit of approximately $587,279, $2,818,334 of convertible debt net of current maturities, and an outstanding balance of long term debt of $346,509, net of current maturities. Our financial condition as of March 31, 2008 raises doubt as to our ability to continue our normal business operations as a going concern. If we are unable to put into effect certain plans, we may be required to restructure, file for bankruptcy or cease operations.

Net cash used by operating activities was $544,631 for the three months ended March 31, 2008 and $779,428 for the three months ended March 31, 2007.  Cash used during the three months ended March 31, 2008 was primarily the result of the operating loss described above offset by decreases in accounts receivable and inventory of $118,000 and increases in current liabilities of approximately $483,000.  For the three months ended March 31, 2007, cash used in operations was primarily a result of the operating loss incurred during the quarter.

Net cash used in investing activities was $848 in the three months ended March 31, 2008 and $12,177 for the three month period ended March 31, 2007 representing purchases of property and equipment net of proceeds received from an asset disposition in the three months ended March 31, 2008, as compared to 12,177 of equipment purchases for the corresponding period in 2007.

Net cash provided by financing activities was a negative $49,979 for the three months ended March 31, 2008 and $817,261 for the three month period ended March 31, 2007.  The negative cash from financing activities was a result of repayment of loan and capital lease obligations during the three months ended March 31, 2008.  For the three months ended March 31, 2007, the cash provided by financing activities was primarily the result of $871,230 from the issuance of common stock and $112,500 net proceeds from convertible debt offset by $150,000 for the repurchase of stock into treasury.

Cash decreased from $707,025 at December 31, 2007 to $111,567 at March 31, 2008, primarily as a result of cash used for operating activities of $544,631 and repayments of financial obligations of $49,979.

Cash increased from $963 at December 31, 2006 to $707,025 at December 31, 2007, primarily as a result of (i) $2,676,674 of net proceeds from the sale of convertible debentures, (ii) $1,286,200 of proceeds from the sale of convertible preferred stock, (iii) proceeds from the sale of common stock of $871,230, (iv) proceeds from long term debt and notes of $666,000. This was offset by (i) repurchase of treasury stock of $150,000, (ii) repayment of debt obligations of $483,305, (iii) payments on capital leases of $116,508, (iv) repayment of loans to stockholders of $10,943, (v) purchases of capital assets of $99,471 and (vi) cash used for operating activities of $3,941,099.

Commitments and Contingencies.

We are a party to a $50,000 term loan agreement with JPMorgan Chase Bank, N.A. which provides for interest at a rate of 8.61% per annum and which is payable in equal monthly installments through October 2013. As of March 31, 2008, $42,243 was outstanding under the loan agreement.

We are a party to a $50,000 line of credit with JPMorgan Chase Bank, N.A. which as of December 31, 2007 provided for interest at a rate of 8.75% per annum and which is payable in variable monthly installments. As of March 31, 2008, the outstanding balance on the line of credit was $49,981, which automatically renews every year until paid in full.

We had $360,731 in principal balance on auto loans outstanding as of March 31, 2008. These loans, which bear interest at rates ranging from 3.9% to 8.69%, mature at various dates through November 2012.

We enter into operating leases in the ordinary course of business for office and warehouse space and equipment. The current outstanding value of leased equipment is $146,786 at March 31, 2008.

In September 2007 we issued a promissory note with a principal value of $250,000, at an annual interest rate of 8% and a maturity date of January 4, 2008 to an individual lender. In June 2008, the holder of the note assigned it to a pension plan formed for the benefit of a member of our Board of Directors which agreed to exchange the note for a new note in the principal amount of $267,192, which bears interest at a rate of ten percent per annum and becomes due on December 10, 2008 and options to acquire 20,000 shares of our common stock at a price of $0.40 per share.

Since January 1, 2008, we have been required to make quarterly payments of interest under the convertible debentures issued in our November 2007 Private Placement. Monthly principal payments in the aggregate of $208,333 begin in November 2008. We have the right to pay interest and monthly principal payments in cash, or upon notice to the holders and compliance with certain equity conditions, including having a currently effective registration statement covering the shares of common stock issuable upon conversion of the debentures, we can pay all or a portion of any such payment in common stock valued at a price equal to the lesser of the then effective conversion price (initially $0.50) or 85% of the average of the volume weighted average price, or VWAP, per share as reported by Bloomberg L.P. for our common stock for the 10 consecutive trading days immediately prior to the applicable payment date. If the holders of the debentures voluntarily elect to convert all or a portion of the debentures into common stock, the conversion price will be $.50, subject to adjustment including full-ratchet anti-dilution protection. This could result in substantial dilution to our existing stockholders.

Our ability to make payments of principal and interest required under the terms of the debentures will depend on our financial condition and resources available at the time that the payments become due. We did not timely pay the $15,625 and $46,875 of interest payments due to the debenture holders on January 1, 2008 and April 1, 2008, respectively; however, all such amounts were paid in May 2008. We expect to make future payments in the form of common stock when the resale registration statement we filed to register the shares issuable under the debentures becomes effective. It is likely that the other payments required under the debentures will be in the form of common stock until we achieve profitability.

Recent Financing Activity

SBA Insured Loan with Commerce Bank. On December 4, 2007 we paid $103,305 in satisfaction of an outstanding Small Business Administration insured term loan agreement with Commerce Bank. This represented the total outstanding amount owed under the loan agreement and after final payment was received the loan agreement was terminated.

November 2007 Private Placement. We issued $3.75 million in aggregate principal amount of 5% secured convertible debentures at an original issue discount of 20% and warrants to purchase an aggregate of 11,250,000 shares of common stock at an exercise price of $1.15 per share in our November 2007 Private Placement. The following summarizes the terms of the debentures issued in our November 2007 Private Placement and is qualified by reference to the form of debenture filed as an exhibit to the Form 8-K we filed with the SEC on December 3, 2007.

•	Term. The debentures are due and payable on May 31, 2010.

•	Interest. Interest accrues at the rate of 5% per annum and is payable quarterly on April 1, July 1, October 1 and December 1, commencing on January 1, 2008.

•	Monthly Principal Payments. Monthly principal payments equal to 1/18th of the principal amount due under each debenture begin November 1, 2008 and continue through May 31, 2010.

•
Payments of Principal and Interest. We have the right to pay interest and monthly principal payments in cash, or upon notice to the holders and compliance with certain equity conditions, including having a currently effective registration statement covering the shares of common stock issuable upon conversion of the debentures, we can pay all or a portion of any such payment in common stock valued at a price equal to the lesser of the then effective conversion price (initially $0.50) or 85% of the average of the volume weighted average price, or VWAP, per share as reported by Bloomberg L.P. for our common stock for the 10 consecutive trading days immediately prior to the applicable payment date.

•
Early Redemption. We have the option to redeem the debentures before their maturity by payment in cash of 120% of the then outstanding principal amount plus accrued interest and other charges. To redeem the debentures we must meet certain equity conditions, including having a currently effective registration statement covering the shares of common stock issuable upon conversion of the debentures. The payment of the debentures would occur on the 10th day following the date we gave the holders notice of our intent to redeem the debentures. We agreed to honor any notices of conversion that we receive from a holder before the date we pay off the debentures.

•
Voluntary Conversion by Holder. The debentures are convertible at any time at the discretion of the holder at a conversion price per share of $.50, subject to adjustment including full-ratchet, anti-dilution protection, and subject to a 9.99% cap on the beneficial ownership of our shares of common stock by the holder and its affiliates following such conversion. The number of shares issuable upon conversion of the debentures is determined by dividing the stated principal amount being converted by the conversion price then in effect. As a result, if the holders of the debentures had elected to convert the entire $3,750,000 aggregate principal amount of the debentures in full on November 30, 2007, they would have received 7,500,000 shares of our common stock. Inasmuch as the amount paid for the debentures was $3,000,000, the actual cost per share would have been $.40. On November 30, 2007, the closing price of our common stock on the OTC Bulletin Board was $1.12 per share. As a result, the aggregate dollar value of the shares issuable upon conversion as of the date of the issuance of the debentures was $8,400,000.

•
Forced Conversion. Subject to compliance with certain equity conditions, including having a currently effective registration statement covering the shares of common stock issuable upon conversion of the debentures and subject to a 9.99% cap on the beneficial ownership of our shares of common stock by the holder and its affiliates following such conversion, we also have the right to force conversion if the average of the VWAP for our common stock exceeds $2.88 for 20 trading days out of a consecutive 30 trading day period.

The debentures impose certain covenants on us, including restrictions against incurring additional indebtedness, creating any liens on our property, amending our certificate of incorporation or bylaws, redeeming or paying dividends on shares of our outstanding common stock, and entering into certain related party transactions. The debentures define certain events of default, including without limitation failure to make a payment obligation, failure to observe other covenants of the debenture or related agreements (subject to applicable cure periods), breach of representation or warranty, bankruptcy, default under another significant contract or credit obligation, our common stock ceases to be eligible for listing or quotation on a trading market, a change in control, failure to secure and maintain an effective registration statement covering the resale of the common stock underlying the debentures and the warrants, or failure to deliver share certificates in a timely manner. In the event of default, the holders of the debentures have the right to accelerate all amounts outstanding under the debenture and demand payment of a mandatory default amount equal to 130% of the amount outstanding, plus accrued interest and expenses. Our obligations under the debentures are secured by substantially all of our assets.

In addition, the holders of the debentures have a right to participate in up to 100% of any debt or equity financing we propose to undertake through the date that is the 12-month anniversary of the effectiveness of the registration statement that we were required to file.

In connection with our November 2007 Private Placement, we also entered into a registration rights agreement dated November 29, 2007, with the institutional investors, pursuant to which we agreed to file a registration statement covering the resale of the shares of common stock that may be issued to such investors upon the conversion of the debentures, payment in kind, and the exercise of the related warrants. We also agreed to maintain the effectiveness of the registration statement (subject to certain limitations) for a period of time until the holders can sell the underlying common stock without volume restrictions under Rule 144(k) of the Securities Act of 1933, or the “Securities Act.” If the registration statement was not declared effective by March 30, 2008, or if we fail to maintain the effectiveness of the registration statement, or if we fail to respond in writing to comments made by the Commission in respect of the resale registration statement within 15 calendar days after receipt of those comments, we are required to pay to each investor, as partial liquidated damages, cash equal to 2% of the aggregate purchase price paid by such investor for any securities purchased in our November 2007 Private Placement and then held by such investor, and will be required to pay to such investor such amount for each subsequent 30-day period, up to a maximum aggregate liquidated damages amount of 20% of the aggregate purchase price paid by such investor in our November 2007 Private Placement. Our registration statement was not declared effective by March 30, 2008 and we did not respond to Commission comments regarding the registration statement within 15 days after receipt, and we are therefore in violation of this term of the registration rights agreement, and the liquidated damages detailed above are currently accruing. As of March 31, 2008, we had accrued an expense in the amount of $120,000 ($60,000 during the three months ended March 31, 2008) to reflect the additional expense we expect to incur as a result of this provision. Since March 31, 2008, we have concluded that as a result of the policies of the Securities and Exchange Commission, we are precluded at this time from registering all of the shares that are issuable to investors who participated in our November 2007 Private Placement. After discussions with such investors we have not registered any of the shares issuable to such investors.

The following table provides information with respect to the gross and net proceeds of our November 2007 Private Placement and the combined total possible profit to the investors who participated in the November 2007 Private Placement

Gross Proceeds Paid to Company from November 2007 Private Placement	Net Proceeds to Company from November 2007 Private Placement	Combined Total Possible Profit to Investors in November 2007 Private Placement from Payments and Conversion and Exercise Price Discounts
$3,000,000	$2,680,000	$9,673,736

A summary of the payments made in connection with the November 2007 Private Placement is included in the following table.

Payee	Cash Payments	Securities (# of shares underlying warrants)	Date
Kuhns Brothers Securities [1]	$300,000	1,200,000	11/30/2007
Feldman, Weinstein & Smith, LLP[2]	$20,000	—	11/20/2007

1. Placement agent for our November 2007 Private Placement. Warrants were issued to its designees and have an exercise price of $.50 per share.
2. Counsel to the investors who participated in our November 2007 Private Placement.

Interest on the debentures accrues at the rate of 5% per annum and is payable quarterly. We owe $46,875 of interest that was due in January 2008 and are required to make additional payments of $46,875 to the holders of the debentures on March 31, June 30 and September 30, 2008. A principal payment of $208,333.33 is due on December 1 and an interest payment of $46,006.94 is due on December 31, 2008. As a result, the total payments that we will be required to make to the debenture holders in 2008 is $394,965.27.

Assuming that we pay all principal and interest payments due under the debentures in cash, the total principal and interest payments under the debentures will aggregate $4,087,506 over the 30 month term of the debentures. The total possible discount to the market price of the shares of common stock issuable upon conversion of our debentures equals $5,586,230. We received net proceeds from the November Private placement of $2,680,000. The ratio of (i) the total amount of payments over the entire 30 month term of the debentures plus the possible discount to the market price of the shares of common stock issuable upon conversion of the debentures to (ii) the net proceeds from the sale of the debentures is approximately 361%, or 144% per year during the term of the of the debentures.

Pursuant to the terms of the debentures, if we make all payments of principal and interest required under the debentures in shares of common stock, the shares will be valued at a price equal to the lesser of the then effective conversion price (initially $0.50) or 85% of the average of the volume weighted average price, or VWAP, per share of the common stock as reported by Bloomberg L.P. for the 10 consecutive trading days immediately prior to the applicable payment date. This could result in a substantially higher cost to us for this transaction. For example, if the VWAP price per share declined to $.20 per share, and we made all payments of principal and interest to holders of the debentures in shares of common stock, the combined total potential discount to the market price of our common stock as of the date of the closing of the November 2007 Private Placement would be $23,592,950. Under this scenario, the ratio of (i) the total amount of payments over the entire 30 month term of the debentures plus the possible discount to the market price of the shares of common stock issuable upon conversion of the debentures to (ii) the net proceeds from the sale of the debentures is approximately 1,033%, or 413% per year during the term of the of the debentures.

Issuance of Original Issue Discount Promissory Notes. In November 2007 we issued a series of original issue discount promissory notes in the aggregate principal amount of $500,000, secured by executed but incomplete contracts for installation of our products, which yielded $395,200 of aggregate net proceeds to us. Among the recipients of these notes was Michael Ryan, a member of our board of directors who was issued a note which yielded $79,800 of net proceeds to us, with a principal amount due at maturity of $100,000. These original issue discount promissory notes were all paid in full in December 2007.

Promissory Note Due January 4, 2008. In October 2007 we issued a promissory note in the principal amount of $250,000 which provided for interest at a rate of 8% per annum and a maturity date of January 4, 2008 to an individual lender. As of December 31, 2007 the combined principal and interest due on the note was $256,040. In June 2008, the holder of the note assigned it to a pension plan for the benefit of a member of our Board of Directors which agreed to exchange the note for a new note in the principal amount of $267,192 which bears interest at a rate of ten percent per annum and becomes due on December 10, 2008 and options to acquire 20,000 shares of our common stock at a price of $0.40 per share.

October 2007 Private Placement. Contemporaneous with our acquisition of Visual Management Systems Holdings, Inc., we issued 481 units, with each unit consisting of one share of Series A convertible preferred stock and a warrant to purchase 1,000 shares of common stock at an initial exercise price of $3.50 per share. Each share of Series A convertible preferred stock has a $2,500 liquidation preference and was initially convertible into shares of common stock at a conversion price of $2.50 per share, subject to adjustment to protect against dilution under certain circumstances. As a result of the November 2007 Private Placement, the conversion price of the Series A convertible preferred stock and the exercise price of the warrants has been adjusted to $.40 per share.

Additional closings of the private placement took place through October 2007 and, we issued a total of 616 shares of Series A convertible preferred stock and warrants to acquire 616,000 shares of common stock to investors. The net proceeds of the October 2007 Private Placement, after deducting $123,091 of commission and $112,436 of expenses paid to our placement agent, were approximately $1,286,000.

In connection with the October 2007 Private Placement, we agreed to file a registration statement covering the resale of shares of common stock that may be issued to the holders of the Series A convertible preferred stock and the warrants. We are obligated to maintain the effectiveness of the resale registration statement from its effective date through and until the earlier of 48 months after the effective date or the date upon which all shares may be sold under Rule 144(k) of the Securities Act of 1933. Because the registration statement we filed in December 2007 was not declared effective by February 25, 2008, the number of shares of common stock issuable upon conversion of the Series A convertible preferred stock will be increased, subject to the limit described below, by two percent for each month (or portion thereof) that the resale registration statement is not effective.

We are required to use our best efforts to respond to any SEC comments on the resale registration statement on or prior to the date which is twenty (20) business days from the date such comments are received. In the event that we fail to respond to such comments within twenty (20) business days, the number of shares of common stock issuable upon conversion of the Series A convertible preferred stock will be increased, subject to the limit described below, by two percent (2%) for each month (or portion thereof) that a response to the comments to such shelf registration statement has not been submitted to the SEC.

The aggregate increase in the number of shares issuable upon the conversion of the Series A convertible preferred stock by reason of our failure to respond to SEC comments or have the resale registration statement declared effective shall in no event exceed twenty percent (20%).

As of March 31, 2008, management expected that the registration statement would be declared effective by late May 2008. As a result, we accrued an expense in the amount of $73,150 to reflect the additional expense we expect to incur as a result of this provision. Since March 31, 2008, we have concluded that as a result of the policies of the Securities and Exchange Commission, we are precluded at this time from registering all the shares that we are required to register on behalf of the investors who participated in our October 2007 Private Placement and have elected to register only the shares issuable upon the exercise of the warrants issued to such investors. As a result, we may be subject to the full amount of the penalties that may be imposed.

The following table provides information with respect to the gross and net proceeds of our October 2007 Private Placement and the combined total possible profit to the investors who participated in the October 2007 Private Placement from conversion and exercise price discounts, as calculated as of November 30, 2007, the date upon which the exercise price of the Series A preferred stock and warrants issued in the October 30,2007 Private placement were adjusted to $.40 per share as a result of the issuance of our debentures.

Gross Proceeds Paid to Company from October 2007 Private Placement	Net Proceeds to Company from October 2007 Private Placement	Combined Total Possible Profit to Investors in October 2007 Private Placement from Conversion and Exercise Price Discounts
$1,540,000	$1,286,000	$3,215,320

A summary of the payments made in connection with the October 2007 Private Placement is included in the following table.

Payee	Cash Payments	Securities	Date
Brookshire Securities Corporation [1]	$254,000	61,600 shares[2] 61,600 warrants[3]	07/17/07 to 10/25/07

1. Placement agent for our October 2007 Private Placement.
2. Dollar value of shares of common stock at time of initial issuance was $154,000 based on conversion price of Series A convertible preferred stock in October 2007 Private Placement.
3. Each warrant is exercisable for one (1) share of common stock. The initial exercise price of $1.75 per share has been adjusted to $.40 per share pursuant to anti-dilution provisions.

Private Placement of Convertible Notes.

In March 2007, Visual Management Systems Holding, Inc. issued $125,000 aggregate principal amount of notes and warrants to acquire an aggregate 200,000 shares of common stock at an exercise price of $1.25 per share to three investors in a private offering. The notes were convertible into common stock of Visual Management Systems Holding, Inc. at a conversion price of $.625 per share and provided for a maturity date of September 26, 2007. As a result of our acquisition of Visual Management Systems Holding, Inc. pursuant to the merger transaction completed in July 2007, the convertible notes became convertible into shares of our common stock at a conversion price of $1.25 per share and the warrants become exercisable for an aggregate 100,000 shares of common stock at an exercise price of $2.50 per share.

In September 2007, the holders of the convertible notes exchanged the convertible notes for new convertible notes in the aggregate principal amount of $150,000. As a result of the November 2007 Private Placement, the exercise price of the new convertible notes and the exercise price for the warrants issued to the holders of the convertible notes was adjusted to $.40 per share pursuant to the anti-dilution provisions of those securities.

In December 2007, principal payments of $30,000 were made to a holder of a convertible note and $120,000 principal amount of the convertible notes was converted into 300,000 shares of our common stock.

BUSINESS

Overview

We provide loss prevention management solutions to businesses through the design, sale and installation of digital surveillance systems called “Virtual Managers” that enable clients to proactively manage their businesses with easy data retrieval and live viewing from anywhere in the world. Our management believes that there is a lucrative and underserved market for loss prevention technology through the use of digital recording and video transmission to remote locations and corporate offices. Our products and services include:

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Protective technology solutions and loss prevention surveillance capability through the design and installation of closed circuit television (“CCTV”) systems designed to provide safety and security and/or eliminate internal theft and corporate loss;

•	Access control systems which are frequently integrated with CCTV installations and designed to exclude unauthorized personnel from specified and monitor entry and exit activity;

•	Point of sale system interfaces designed to prevent internal theft through video recording of cash register activity.

Through on-site consultations, we provide loss prevention analysis, liability assessments and custom tailored CCTV camera layouts designed by a system design consultant to its prospective customers.

We design, manufacture, sell, install, upgrade and service the digital video recording devices (“DVRs”) used in our surveillance systems. In addition, we sell our DVRs to outside dealers. We currently manufacture and sell several lines of our “Virtual Manager” DVR products, import and resell DVRs and camera products from other manufacturers and have additional product lines under development through our Research and Development staff and under alliance and joint venture agreements with third parties.

We currently conduct our operations through three subsidiary entities, Visual Management Systems, LLC, which provides our protective technology solutions and remote management surveillance systems, Visual Management Systems PDG, LLC, which designs, manufactures and sells our DVRs, and VMS Financial Services, LLC, which has been formed to provide equipment leasing services to our customers.

Video Surveillance Systems

Our primary business is the design, sale and installation of CCTV surveillance systems. Through on-site consultations, we provide loss prevention analyses, liability assessments and custom-tailored CCTV camera layouts designed by professional system consultants to prospective customers. Our surveillance systems enable clients to manage their business through data retrieval and view their businesses live from anywhere in the world. The primary components that we use in our video surveillance systems include:

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Digital Video Recorders: Our product line is comprised of custom configurations of surveillance hardware and software systems based on the capture and compression technology of Inet.Secuvic, Inc., a Korean company. Each of the DVRs included in our “Virtual Manager” product line can manage between 4 and 64 cameras and offer individually addressable recording schedules and frame rates. The DVR is the heart of our video surveillance systems.

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Surveillance Cameras: We use only high-resolution, low-light cameras in our video surveillance systems. There are numerous camera options available to customers, and camera selections are typically made on-site by the customer with the assistance of a Loss Prevention Consultant or a System Design Specialist that we provide who creates and sells a “shot-layout” to ensure that the customer is satisfied with each camera shot. Cameras frequently used in our systems include:

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Smoked or Mirrored Dome Cameras which present an image of “high-end” security and provide deterrence against common forms of small business fraud, such as shoplifting, vandalism, credit card and ID fraud and employee theft. These cameras are popular due to the wide variety of potential configurations and applications and their “stealth” properties.

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Bullet Cameras, which are small, discrete and reliable. Bullet cameras have few moving parts, thereby limiting preventive maintenance to occasional cleaning. They are environmentally sealed for indoor and outdoor service.

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Covert Specialty Cameras, which are cameras concealed within other apparatuses, such as radios, clocks, exit signs and smoke detectors. These cameras permit a business owner to monitor a location without the knowledge of those present at the location

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Box Cameras are the most widely recognized CCTV cameras and are the best choice for many applications. They offer great flexibility in resolution, light requirements and local length. A 24-volt AC current typically powers box cameras, which gives them the ability to carry images over greater distances than other cameras. As a result, they are often used for perimeter protection in smaller, self-contained 12-volt cameras.

Our video surveillance systems also include monitors, power supplies, battery backup power, wire and connectors. We are a value-added reseller for several product lines, including the IDS Tech-Eye and Sony, Panasonic and General Electric platforms.

Digital Video Recorders

We manufacture our line of “Virtual Manager” DVRs, which are custom configurations of surveillance hardware and software systems based on the capture and compression technology of Inet.Secuvic, Inc., a Korean company. We currently manufacture several types of DVRs as part of our “Virtual Manager” product line. Each of our DVRs is a Microsoft Windows® PC based product, and the product line ranges from four channel systems to enterprise grade, unlimited source systems that can be expanded into virtually unlimited network based, engineered systems.

Since their introduction in 1995, DVRs have been overtaking time-lapsed VCRs as the primary recording mechanism in commercial surveillance.

DVR systems have historically been available as software systems or hardware systems. Software based DVRs are simply software programs which run on personal computers. They are cost effective and operate on readily available, easily serviced PC-platform computers; however, image quality often suffers and digital video recording places a significant strain on a computers resources. This strain cause premature failure of primary computer components and can cause other parts of the computer to function slowly or cease functioning. Software DVRs are generally not suitable for business class security applications.

“Firmware” or “solid state” systems are also computer based but are essentially multiplexers with hard disk drives built in for recording. Generally, these hardware based DVRs are built for the sole purpose of providing video surveillance and are effective; however, hardware based systems generally have two significant short-comings: inflexibility and service. Generally, there is little or no room for modifying or expanding the system. As for serviceability, hardware based systems, like a stereo or television set, have no user serviceable parts. For repair, the equipment must be returned to the manufacturer. Inasmuch as a significant amount of DVR manufacturing takes place in Asia, repairs frequently result in several weeks of “down-time” for users.

Given the relative strengths and weaknesses of software based and hardware based DVRs, we believe that the best choice for consumers is a DVR which incorporates both types of technologies. We use hardware-based video capture cards in our “Virtual Manager” DVR which process the video and remove the heat and strain from the computer’s motherboard. The hardware based video capture card resides in a software driven PC environment. The result is a dedicated security computer. The use of removable hard disk drives for storage flexibility and components that are readily available, inexpensive and easy to service provides a PC-based security system that can grow with a business.

We build our DVRs to very specific standards. Each DVR is built from tested, proven components and is driven by Microsoft Windows® software and is customized to perform optimally based on a system designed by a VMS Loss Prevention Specialist. All of our custom-built DVRs offer record-on-motion capabilities as well as continuous, alarm-triggered or combination settings. Data is easy to retrieve by date and time and can be reviewed at user-controlled speeds and in one, four, nine or sixteen camera formats.

Standard features of our Virtual Manager DVRs include:

● Live remote viewing

● Motion and frames per camera are addressable per camera

● Access to recorded data by date and hour

● Alarm notification by e-mail, phone or IP-alert

● All functions are username and password protected

● Video motion sensor and built-in motion detector mode

● Uninterrupted recording

● Access control.

Other features that we made available include:

● High resolution digital color cameras per system design

● Flat panel LCD monitors for on-site viewing

●Unlimited Access RMS software licenses

Remote Management Software used with DVRs offers the ability to view a location live from anywhere, at any time via telephone lines or high-speed internet access. In addition to selling DVRs as part of systems that we designed and installed, we sell our DVRs through twelve unaffiliated dealers. During the fiscal year ended December 31, 2006, dealer sales represented approximately 10% of our revenues.

Sales and Marketing

We market and sell our video surveillance and other security systems through a dedicated sales force currently comprised of approximately 24 sales representatives. Our DVRs are also sold through independent dealers. We currently plan to expand both our employee sales force and dealer network in 2008 and 2009.

We use various methods to market and sell our products and services, including direct sales efforts, personal consultations, sponsorships, attendance at exhibitions and trade shows, advertisements in industry journals, public relations and direct mail solicitation. Business is also obtained through competitive bid processes and referrals.

Our pricing strategies are based upon an estimate of labor hours multiplied by standard rates and the estimated cost of system components, including subcontractors, plus a profit margin.

Service

A strong service and maintenance capability is an important element in maintaining good customer relations and low attrition, and is an important revenue generating activity for us. We offer one and three year service contracts as well as paid extensions of existing service contracts and takeover programs for equipment formerly serviced by other companies which no longer provide services to a particular client. Parts are typically covered by warranty for a period at least as long as the warranty provided by the manufacturers. Service is provided by our staff or subcontracted through partner companies such as dealers of our DVR products or structured cabling companies such as Speedwire, Inc.

In addition to providing revenue and gross profit, our service contracts allow our sales personnel to generate new revenue streams.

Suppliers

We acquire the components for our video surveillance systems and DVRs through various suppliers, including Windy City Wire, Northern Video, American Dynamics, B-Tron and others. We choose not to align our self with any one supplier so that we can recommend the best solutions for our customers. Substantially all of the components that we use are readily available from multiple sources.

Properties

Our corporate headquarters are located in Toms River, New Jersey under a lease for approximately 4,500 square feet of office space expiring in September, 2009. We also maintain a 3,200 square foot communications and training facility in Toms River, New Jersey under a lease which expires in April 2010. We maintain the 3,700 square foot PDG assembly and technical facility in Dayton, Ohio under a lease expiring in September 2008 and approximately 2,000 square feet of office space in Nesconsset, New York under a lease expiring at the end of 2008. We also operate small warehousing offices in Massachusetts, Virginia and Maryland under a month to month lease for 100 square feet.

We believe that our facilities are adequate and suitable for our current operations. To the extent that other space is required, we believe that such space is readily available.

Market

We believe that the multi-billion market for video surveillance systems and other protective technologies is growing rapidly due to a number of factors, including:

•	many existing security and surveillance systems are becoming technologically obsolete and inadequate;

•	insurance providers and governing bodies began mandating surveillance in certain environments and situations;

•	since the tragic events of September 11, 2001, security is among the highest concerns of Americans at home and work;

•	widespread coverage of kidnappings, robberies and other crimes appear daily on television, in newspapers and in all types of news media;

•	technological advancements provide the opportunity to increase the scope and efficacy of many routine security tasks.

We believe that the market for video surveillance systems is highly fragmented among a small number of larger providers and a broad array of small companies. We believe that the mid-size business market is underserved and plan to exploit opportunities in this sector.

Competition

The security industry is highly competitive. We compete on a local, regional and national level with a small number of major firms and many smaller companies. We compete primarily on the quality and design of our products. Certain of our competitors have greater name recognition and financial resources than us. We may also face competition from potential new entrants into the security industry or increased competition from existing competitors that may attempt to develop the ability to offer the full range of services that we offer. We believe that competition is based primarily on the ability to deliver solutions that meet a client’s requirements and, to a lesser extent, on price. Our competitors include Vector Security, American Sentry Guard, GVI Security Solutions, Inc., ADT Security Services, Ltd. (a division of Tyco International) and Sonitrol, Inc. There can be no assurance that we will be able to compete successfully in the future against existing or potential competitors.

Product Development

Product development are ongoing processes for our Company. We continuously attempt to develop new product lines, learn different disciplines and integrate products and programs into our offerings to add new value for our customers.

We experiment with new hardware and software technologies regularly. We sample systems to integrate with our existing products as well as new stand-alone technologies. Our newest DVR ventures include fully integrated POS translators that are software based, immersive-moving video integration, mobile DVRs for law enforcement and fleet vehicle use and hybrid DVRs that can use traditional, hardwired camera inputs as well as IP-based camera solutions. We believe that our Company is breaking new ground with remote communication and actuator systems that allow central monitoring stations to become useful, effective profit generators.

Our near-term future plans include the development of a central video monitoring service and any associated support contracts. With the implementation and use of the products and services that we provide there are multitude of supporting services available for sale. These include, but are not limited to virtual guard tours, mystery shoppers, loss prevention observation reporting, risk management and mitigation, facilities insurance programs, two-way access patrols, video alarm verification, off-hours facility monitoring, etc.

To further our research and development efforts, we are actively seeking companies, technologies and patents we can acquire and adopt to strengthen our offerings and complete our product suites. Acquisition efforts are focused on installation capacity, product lines, software development and copyrighted or patented technology that can have an immediate impact on revenues and profit growth.

Customers

We have a wide range of customers. They include small, medium and large-sized businesses, residences, office buildings, manufacturing, warehousing and other classes of commercial operations. Our customers are individuals, private and public companies and government entities. We typically classify customers as corporations, individuals or government.

Corporate Clients

We serve several corporate clients. Corporate clients are departmentalized and usually represent much larger contracts based on a large number of smaller jobs, or a single or a few larger facilities. We receive a majority of our revenues from medium sized corporate clients.

As this middle level client is the core for our business model, we continue to enhance marketing programs in this sector. We offer incentives for referrals to other businesses in the group and plan to remain innovative as we proceed. Our corporate clients include:

•	El Rancho Foods (Taco Bell franchisee with VMS systems installed at 80+ locations)

•	NAPA (retail automotive parts)

•	Briad Group (TGI Friday restaurants)

•	Apple American (Applebee’s restaurants)

•	Penn State University

•	Best Western Hotels

•	Clearview Cinemas

•	Hollywood Tans

•	FISCA (New York/New Jersey Cashiers Trade Association)

•	KCP Foods (Sarku Japan Restaurants)

Individuals

We service many types of “individual” customers. Some individuals request residential service, but most own a single location or a small business. To date, we have experienced limited demand for our systems in residential applications.

We believe that successful development of the embedded systems being developed by us will allow us to further penetrate this market. Investigation of the viability of a residential line is underway as well.

Government

Until recently, we had not aggressively marketed our products and services to government agencies. New Homeland Security initiatives (DHS) and aggressive payment programs based on discounts for early payment have made the government a more attractive customer. Successful bids include school districts in New Jersey and Delaware, municipal projects for police departments in New Jersey and several DHS projects in the New York/New Jersey Waterfront Security District.

We have completed work in various government office spaces. We presently obtain less than 10% of our business from government work.

Because there are grants, mandates and numerous other moratoriums on the subject, we plan to launch an enterprise sales group to ensure our affiliation with the government and prime contractors. We believe that this is an area that offers tremendous revenue potential for our Company.

Legal Proceedings

We are not currently a party to any pending or threatened litigation which, if adversely decided, would have a material adverse impact on our financial condition, results of operations or business.

Employees

As of July 17, 2008 we employed approximately 90 employees. We believe that our relationship with our employees is satisfactory and we have not suffered any labor problems since our inception.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding the members of our Board of Directors and our executive officers. The directors listed below will serve until the next annual meeting of the Company’s stockholders.

Name	Age	Position
Jason Gonzalez	36	President, Chief Executive Office and Director
Michael Ryan	49	Director
Colonel Jack Jacobs	62	Director
Martin McFeely	52	Director
Robert Moe	57	Director
Kevin Sangirardi	36	Director of Operations
Caroline Gonzalez	33	Chief Operating Officer
Jonathan Bergman	49	Vice President Marketing and Sales
W. Geoffrey Martin	32	General Counsel
James D. Gardner	55	Chief Financial Officer

Jason Gonzalez is the founder of Visual Management Systems Holding, Inc. and has been involved in the security industry for five years. Prior to launching Visual Management Systems Holding, Inc., he served as Chief Operating Officer for Infinite Sales, Inc., a wholly owned subsidiary a of Freedom Systems, Inc., a leading distributor of DVRs in the United States. Mr. Jason Gonzalez was at Freedom Systems, Inc. from February 2002 until August 2003. Before his appointment to Chief Operating Officer, Mr. Gonzalez served in various capacities for Freedom Systems, Inc. in sales and sales management. Prior thereto he was employed by Merrill Lynch as a vetting manager in ML Direct technology banking. He also worked for Olde, and William R. Hough & Co. as a registered representative, general and municipal securities principal. Mr. Gonzalez graduated from Embry-Riddle Aeronautical University where he earned a BS in Aviation Business Administration. He completed an additional 20 credits in Aeronautical Science and Aerospace Engineering. Mr. Gonzalez is a graduate of the SIA Securities Industry Institute. Mr. Gonzalez and Caroline Gonzalez are husband and wife.

Michael Ryan joined our Board of Directors in July 2007 and has spent over 20 years in the security industry. He owns and operates Fire Code Services, a New Jersey based fire protection systems and services business. Fire Code Services provides fire safety equipment to skyscrapers throughout New York City and New Jersey. Mr. Ryan also owns a successful Jersey City Restaurant, PJ Ryan’s, and is a VMS customer through this business.

Colonel Jack Jacobs U.S. Army (Retired), who joined our Board of Directors in July 2007, earned the Medal of Honor for exceptional heroism on the battlefields of Vietnam. He also holds three Bronze Stars and two Silver Stars. Colonel Jacobs served on the faculty of the U.S. Military Academy at West Point and the National War College in Washington, D.C. After retirement, he founded and was chief operating officer of Auto Finance Group. He has served as a managing director of Bankers Trust Co. and later co-founded an investment management business for Lehman Brothers. He is a member of the Council on Foreign Relations and is a director of the Medal of Honor Foundation. Colonel Jacobs currently serves as a military analyst for NBC/MSNBC.

Martin McFeely, who joined our Board of Directors in July 2007, has served as Chief Financial Officer of Quick Service Management, the parent company of El Rancho Foods, which operates approximately 89 Taco Bell and other franchises, since 1997.

Robert Moe, who joined our Board of Directors in July 2007, is the founder and chief executive officer of RAM Capital Corp., an investment banking firm specializing in providing industry specific financial and operational advisory services to companies seeking to implement and finance high growth strategies.

James (J.D.) Gardner was appointed as our Chief Financial Officer in June 2008. From April 2008 until his appointment as Chief Financial Officer, he served as a consultant to our finance and accounting department. From May 2005 to February 2008, Mr. Gardner served as Chief Financial Officer and Chief Operating Officer of Amedia Networks, Inc., a publicly held company engaged in developing next generation ultra broadband switched Ethernet home gateways and home networking solutions for voice video and data services. From January 2005 through May 2005, Mr. Gardner served as Chief Operating Officer of dotPhoto, a private company engaged in on-line photo processing and wireless application development for cellular telephones. From January 2002 through April 2004, Mr. Gardner served as Chief Executive Officer of Comstar Interactive, a private company engaged in the wireless credit card processing field. He has also held the position of Chief Financial Officer of BellSouth Wireless Data (renamed Cingular Interactive (May 1999 through November 2001), and as chief financial officer of BellSouth Mobile Data (November 1995 through May 1999) and chief financial officer of RAM/BSE Communications L.P. from 1991 through 1995, with all companies involved in the provision of wireless packet data networks and services, principally in the US and Europe. Mr. Gardner also held several other senior executive positions at BellSouth and AT&T in the areas of Financial Management, Domestic and International corporate finance, issuing debt and equity and the related rating agency and investment banking interfaces, shareholder relations and a number of other treasury, accounting and finance positions.

Kevin Sangirardi joined Visual Management Systems Holding, Inc. in January 2004. Mr. Sangirardi has over fifteen years of experience in Security Installation and Management. From 1999 until 2004, Mr. Sangirardi was employed by Freedom Systems, Inc, as Director of Operations. Prior to joining Freedom Systems, Inc., he served in various capacities for Slomins International and World Wide Security Services. Mr. Sangirardi graduated from Delhi University, New York with an A.O.S. in Electrical Engineering. He carries licenses and certifications from NICET and National Alarm Association of America Certificate of Training. He also holds a New York State Burglar and Fire Alarm License, Commonwealth of Virginia Department of Criminal Justice Compliance Agent License, Connecticut L5 Low Voltage Electrical License, Massachusetts Class D Low Voltage Electrical License and a New Jersey Fire and Burglar Alarm License.

Caroline Gonzalez joined Visual Management Systems Holding, Inc. in 2004 and currently serves as our Chief Operating Officer. In this capacity she manages vendor and key client relationships, assists the CFO in daily financial management, oversees manufacturing operations and develops training programs. From inception until August 2006, Ms Gonzalez co-managed Visual Management Systems Holding, Inc.’s financial operations as controller. Ms. Gonzalez brings franchise operations experience to our Company, having served from 1997 until 2001 as Director of Education and General Manager for two different franchisees of Sylvan Learning Centers where she was responsible for four different centers in multiple states. Mr. Gonzalez also worked in public education from 1997 until 1999 and for the 2001 and 2002 school years. She graduated from the University of Central Florida with a BS in Elementary Education and is the wife of Jason Gonzalez.

Jonathan Bergman joined Visual Management Systems Holding, Inc. in September 2003 as Vice President-Marketing and Sales. From 2001 to August 2003, he served in various capacities for Freedom Systems, Inc, including Loss Prevention Consultant, Area Manager and Regional Manager. From 1996 to 2001, Mr. Bergman served as a General Manager and the Director of Food and Beverage Operations for Inn America Hospitality. Prior thereto he owned and operated Advantage Building Maintenance, a general building services contractor. Mr. Bergman attended NY City Technical College and Florida International University and earned his AS in Business Management and his BS in Hospitality/Business Management.

W. Geoffrey Martin was hired to serve as our General Counsel in November 2007. Mr. Martin is admitted to the bar of the State of Illinois, and from January 2006 until his hiring, was engaged in the private practice of law as a sole practitioner. Mr. Martin received his Juris Doctorate from the University of Illinois in 2005, and graduated from the University of Illinois in May 1999. Mr. Martin has extensive financial services experience and served as a financial product designer for US Bancorp from January to September 2002 and as both a project manager for financial software development and as an Assistant Vice President for business development and marketing for Merrill Lynch from June 1999 until September 2001.

Director Compensation

We did not pay any of our directors any cash compensation for serving as directors during 2007. During 2007, Visual Management Systems Holding, Inc. awarded options with respect to an aggregate of 80,000 shares of Common Stock to members of its Advisory Board who were subsequently appointed to our Board of Directors. These options were exchanged for options with respect to 40,000 shares of our common stock upon the completion of our acquisition of Visual Management Systems Holding, Inc. The following table sets forth information with respect to compensation paid to members of our Board for services rendered as directors in 2007 (including services provided as members of the Visual Management Systems Holding, Inc. Advisory Board).

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jason Gonzalez	$—	$—	$—		$—	$—	$—	$—
Jack Jacobs	$—	$—	$11,925	(1)	$—	$—	$—	$11,925	(1)
Martin McFeely	$—	$—	$11,925	(1)	$—	$—	$—	$11,925	(1)
Robert Moe	$—	$—	$11,925	(1)	$—	$—	$—	$11,925	(1)
Michael Ryan	$—	$—	$27,825	(2)	$—	$—	$—	$27,825	(2)

(1)
Includes compensation expense recorded with respect to the grant of an option with respect to 15,000 shares of Visual Management Systems Holding, Inc. common stock made in March 2007 that was subsequently exchanged for an option to acquire 7,500 shares of our common stock that is fully exercisable. The fair value of the option was estimated using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%; expected volatility of 150%; risk free rate of return of 5% and expected life of 10 years. The weighted average fair value of this option was $1.59 per share..

(2)
Represents compensation expense recorded with respect to the grant of an option with respect to 35,000 shares of Visual Management Systems Holding, Inc. common stock in March 2007 that was subsequently exchanged for an option to acquire 17,500 shares of our common stock that is fully exercisable. The fair value of the option was estimated using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%; expected volatility of 150%; risk free rate of return of 5% and expected life of 10 years. The weighted average fair value of this option was $1.59 per share.

Directors are reimbursed for travel expenses incurred in connection with attendance at Board and committee meetings.

Executive Officer Employment Agreements

We are a party to employment agreements with each of our executive officers. Our agreement with Jason Gonzalez provides for base salary of $180,000 per annum, subject to an increase to (i) $200,000 per annum if our monthly gross sales reach $833,334 for three consecutive months, (ii) $250,000 if our monthly gross sales reach $1,666,667 for three consecutive months, and (iii) $300,000 if our monthly gross sales reach $2,000,000 for three consecutive months. If our annual gross sales reach $25,000,000 or more during any calendar year, Mr. Gonzalez’s base salary will be increased to $360,000 per annum and will be subject to annual increases of at least twenty-five percent thereafter or as otherwise determined appropriate by our Board of Directors or the Compensation Committee of the Board. Mr. Gonzalez is entitled to bonus compensation as determined by our Board of Directors. Among other perquisites, Mr. Gonzalez is entitled to a $1,000 per month automobile allowance.

Mr. Gonzalez earned a bonus of $85,000 in 2007 pursuant to his employment agreement as a result of our annual net revenues exceeding $5,000,000. He will be entitled to a $50,000 bonus if annual net revenues exceed $7,500,000 and an additional $50,000 bonus if annual net revenues exceed $10,000,000. Bonus payments are due within ten business days after the applicable net revenue level is exceeded and are structured on a plateau basis. In years subsequent to years during which these revenue levels are exceeded, no revenue based bonuses will be required to be made under the employment agreement.

Mr. Gonzalez’s employment agreement has a two year term which expires in April 2010 and provides for automatic successive one year renewal terms unless either party provides a notice of termination 60 days prior to the expiration of the agreement. If we terminate Mr. Gonzalez for “cause” (as defined in the employment agreement) or if he terminates the agreement without cause he will be prohibited from engaging in a competing business with us for 12 months following the termination. If we terminate Mr. Gonzalez without cause or if he terminates the agreement for cause, he is entitled to a single cash payment in an amount equal to the greater of Executive’s prior year’s total earnings attributable to the company or one millions dollars (“$1,000,000”), plus payment of his pro rated bonus compensation and any accrued and payment for any unused vacation for the year of termination, as well as the cost of COBRA and group life insurance benefits for the 18 month period following termination.

Our employment agreement with Caroline Gonzalez provides for an annual base salary of $150,000, subject to an increase to $165,000 if annual gross sales reach $10,000,000 or more, and $181,500 if annual gross sales reach $20,000,000 or more. If our annual gross sales reach $25,000,000 or more, Ms. Gonzalez’s salary will increase to $200,000 per annum and will be subject to annual increases of at least ten percent thereafter or as otherwise determined appropriate by our Board of Directors or the Compensation Committee of the Board. Ms. Gonzalez earned a bonus of $62,500 in 2007 pursuant to her employment agreement as a result of our annual net revenues exceeding $5,000,000. She will be entitled to an additional $50,000 bonus for the initial instance of annual net revenues exceeding $10,000,000 (50% of which is payable in cash and 50% of which must be applied to the exercise of options to acquire our Company stock). Each bonus payment is due within ten business days after the applicable net revenue level is exceeded.

Ms. Gonzalez’s employment agreement has a two year term which expires in April 2010 and provides for automatic successive one year terms unless either party provides a notice of termination 60 days prior to the expiration of the agreement. The provisions of Ms Gonzalez’s. agreement with respect to termination and severance are substantially similar to the provisions of Mr. Gonzalez’s agreement, except that Ms. Gonzalez is entitled to severance compensation equal to her prior year’s annual salary if we terminate her without Cause or if she terminates the agreement for cause.

Our employment agreements with Kevin Sangirardi and Jonathan Bergman have identical terms and provide for an annual base salary of $144,000, subject to an increase to $158,400 if annual gross sales reach $10,000,000 or more, and $172,240 if annual gross sales reach $20,000,000 or more. If our annual gross sales reach $25,000,000 or more, their salary will increase to $195,000 per annum and will be subject to annual increases of at least ten percent thereafter or as otherwise determined appropriate by our Board of Directors or the Compensation Committee of the Board. The bonus compensation payable to Mr. Sangirardi and Mr. Bergman is identical to the bonus payments payable to Ms. Gonzalez under her employment agreement., and each of Mr. Sangirardi and Mr. Bergman earned a bonus of $62,500 in 2007 as a result of our annual net revenues exceeding $5,000,000. The terms of the employment agreements between our Company and Mr. Sangirardi and Mr. Bergman with respect to termination and severance compensation are identical to the agreement between Mr. Gonzalez and us, except that each of Mr. Sangirardi and Mr. Bergman is entitled to severance compensation equal his prior year’s salary if we terminate him without cause or if he terminates the agreement for cause.

We entered into an employment agreement with James D. Gardner in June 2008 which provides for an annual base salary of $156,000 and quarterly bonus payments of $5,000 each if we file our Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K on a timely basis. If a report is filed beyond the due date but within the applicable extension period provided under SEC regulations, the bonus is reduced to $3,000. Mr. Gardner’s employment agreement has a term of two years which expires in June 2010 unless either party provides a notice of termination 60 days prior to the expiration of the agreement. If we terminate Mr. Gardner’s agreement without “cause” (as defined in the agreement) or if he terminates the agreement for “cause” (as defined in the agreement), Mr. Gardner is entitled to a cash payment of $25,000 if the termination occurs during the first year of the agreement, a $50,000 cash payment if the termination occurs in the second year of the agreement and a cash payment equal to 50% of his annualized base compensation if the termination occurs after the second year of the agreement. In addition, Mr. Gardner will be entitled to payment of accrued and unused vacation for the year of termination and payment of prorated bonus compensation, if any, for the year of termination, if we terminate his employment without cause or if he terminates the agreement for cause.

Each of our executive officers that is a party to an employment agreement with us has agreed to defer a portion of his/her salary pursuant to a deferred compensation plan we adopted in January 2008 until we achieve positive earnings before interest, taxes, depreciation and amortization (commonly referred to as EBITDA) for a fiscal quarter plus any amounts deposited by us in the plan account exceeds the total amount of deferred compensation owed to all participants in the plan, the full amount of the deferred compensation will be paid. If EBITDA for a fiscal quarter is positive but does not exceed the total amount of deferred compensation owed to all participants in the plan, each participant in the plan will receive a pro rata share of his/her deferred compensation.

Executive Compensation

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Visual Management Systems Holding, Inc. for the years ended December 31, 2007 and 2006 of our Chief Executive Officer and each other executive officer whose total annual compensation for the year ended December 31, 2007 exceeded $100,000 (the “named executive officers”). No other executive officer’s total annual salary and bonus for the year ended December 31, 2007 exceeded $100,000.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jason Gonzalez, President and Chief Executive Officer	2007	$136,923	$85,000							$221,923
	2006	$80,273	—	—	—		—	—	—	$80,273
Jonathan Bergman, Vice President-Marketing and Sales	2007	$111,692	$62,500							$174,192
	2006	$80,609	—	—	$98,708	(1)	—	—	—	$179,317
Kevin Sangirardi, Director of Operations	2007	$118,713	$62,500							$181,213
	2006	$59,324	—	—	$98,708	(1)	—	—	—	$158,032
Howard Herman, Former Chief Financial Officer	2007	$123,130	$62,500		$198,825					$384,455
	2006	$38,915	—	—	$99,413	(2)	—	—	—	$138,328
Caroline Gonzalez, Chief Operating Officer	2007	$114,160	$62,500	—	$165,625	(3)				$342,285
	2006	$19,200	$1,184	—	—					$20,384

(1)
On June 22, 2005, each of Mr. Bergman and Mr. Sangirardi was granted an option to purchase 450,000 shares of Visual Management Systems Holding, Inc. common stock. Options with respect to 225,000 shares vested on the one year anniversary of the date of grant and options with respect to the remaining 225,000 shares were scheduled to vest on the two year anniversary of the date of grant. The options had a term of ten years and an exercise price of $1.25 per share. The fair value of the options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: dividend yield of 0%; expected volatility of 150% risk free rate of return of 5%; and expected life of 10 years. The weighted average fair value of these options was $0.44 per share. Each of Mr. Bergman and Mr. Sangirardi was issued options to acquire 225,000 shares of our common stock having an exercise price of $2.50 per share in exchange for the options to acquire Visual Management Systems Holding, Inc. common stock upon the completion of our acquisition of Visual Management Systems Holding, Inc.

(2)
On July 1, 2006, Mr. Herman was granted an option to purchase 250,000 shares of Visual Management Systems Holding, Inc. common stock. Options with respect to 125,000 shares vested on the one year anniversary of the date of grant and options with respect to the remaining 125,000 shares were scheduled to vest on the two year anniversary of the date of grant. The options had a term of ten years and an exercise price of $1.25 per share. The fair value of the options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: dividend yield of 0%; expected volatility of 150%; risk free rate of return of 5%; and expected life of 10 years. The weighted average fair value of these options was $1.59 per share. Mr. Herman was issued options to acquire 125,000 shares of our common stock having an exercise price of $2.50 per share in exchange for the options to acquire Visual Management Systems Holding, Inc. common stock upon the completion of our acquisition of Visual Management Systems Holding, Inc. As a result of the termination of Mr. Herman’s employment in February 2008, options with respect to 62,500 shares of common stock were terminated in accordance with the terms of our Equity Incentive Plan.

(3)
On February 28, 2007, Ms. Gonzalez was granted an option to purchase 250,000 shares of Visual Management Systems Holding, Inc. common stock. Options with respect to 125,000 shares vested on the one year anniversary of the date of grant and options with respect to the remaining 125,000 shares were scheduled to vest on the two year anniversary of the date of grant. The options had a term of ten years and an exercise price of $1.25 per share. The fair value of the options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: dividend yield of 0%; expected volatility of 150%; risk free rate of return of 5%; and expected life of 10 years. The weighted average fair value of these options was $1.59 per share. Ms. Gonzalez was issued options to acquire 125,000 shares of our common stock having an exercise price of $2.50 per share in exchange for the options to acquire Visual Management Systems Holding, Inc. common stock upon the completion of our acquisition of Visual Management Systems Holding, Inc.

Securities Authorized for Issuance under Equity Compensation Plans

As of December 31, 2007, the number of stock options outstanding under our Equity Incentive Plan, the weighted-average exercise price of outstanding stock options, and the number of securities remaining available for issuance, was as follows:

EQUITY COMPENSATION PLAN TABLE

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,172,000	(1)	$2.81	916,126

Equity compensation plans not approved by security holders	1,571,600		$0.50	-

Total	2,743,600		$1.48	916,126

(1)	Represents options issued under our Equity Incentive Plan upon completion of our acquisition of Visual Management Systems Holding, Inc.

(2)	Represents warrants issued to placement agents in connection with financing transactions.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about all equity compensation awards held by the named executive officers as of December 31, 2007.

OUTSTANDING EQUITY AWARDS

	Option Awards								Stock Awards
Name	Date of Grant (1)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Jason Gonzalez, President and Chief Executive Officer	—	—		—		—	—	—	—	$—	—	$—

Jonathan Berman, Vice President-Sales and Marketing	7/17/07	225,000	(2)	—		—	$2.50	3/6/15	—	—	—	—

Kevin Sangirardi Director of Operations	7/17/07	225,000	(2)	—		—	$2.50	3/6/15	—	—	—	—

Howard Herman, Former Chief Financial Officer	7/17/07	62,500	(3)	—		—	$2.50	7/1/06	—	—	—	—

Caroline Gonzalez, Chief Operating Officer	7/17/07	—		125,000	(4)	—	$2.50	3/1/17	—	—	—	—

(1)	Reflects date that options to purchase shares of Visual Management Systems, Inc. were issued in exchange for options to acquire shares of Visual Management Systems Holding, Inc.

(2)
On June 22, 2005, each of Mr. Bergman and Mr. Sangirardi was granted an option to purchase 450,000 shares of Visual Management Systems Holding, Inc. common stock. Options with respect to 225,000 shares vested on the one year anniversary of the date of grant and options with respect to the remaining 225,000 shares were scheduled to vest on the two year anniversary of the date of grant. The options had a term of ten years and an exercise price of $1.25 per share. The fair value of the options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: dividend yield of 0%; expected volatility of 150% risk free rate of return of 5%; and expected life of 10 years. The weighted average fair value of these options was $0.44 per share. Each of Mr. Bergman and Mr. Sangirardi was issued options to acquire 225,000 shares of our common stock having an exercise price of $2.50 per share in exchange for the options to acquire Visual Management Systems Holding, Inc. common stock upon the completion of our acquisition of Visual Management Systems Holding, Inc.

(3)
On July 1, 2006, Mr. Herman was granted an option to purchase 250,000 shares of VMS common stock. Options with respect to 125,000 shares vested on the one year anniversary of the date of grant and options with respect to the remaining 125,000 shares were scheduled to vest on the two year anniversary of the date of grant. The options had a term of ten years and an exercise price of $1.25 per share. The fair value of the options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: dividend yield of 0%; expected volatility of 150%; risk free rate of return of 5%; and expected life of 10 years. The weighted average fair value of these options was $1.59 per share. Mr. Herman was issued options to acquire 125,000 shares of common stock having an exercise price of $2.50 per share in exchange for the options to acquire our common stock upon the completion of our acquisition of Visual Management Systems Holding, Inc. As a result of the termination of Mr. Herman’s employment in February 2008, options with respect to 62,500 shares of common stock were terminated in accordance with the terms of our Equity Incentive Plan.

(4)
On February 28, 2007, Ms. Gonzalez was granted an option to purchase 250,000 shares of Visual Management Systems Holding, Inc. common stock. Options with respect to 125,000 shares vested on the one year anniversary of the date of grant and options with respect to the remaining 125,000 shares were scheduled to vest on the two year anniversary of the date of grant. The options had a term of ten years and an exercise price of $1.25 per share. The fair value of the options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: dividend yield of 0%; expected volatility of 150%; risk free rate of return of 5%; and expected life of 10 years. The weighted average fair value of these options was $1.59 per share. Ms. Gonzalez was issued options to acquire 125,000 shares of our common stock having an exercise price of $2.50 per share in exchange for the options to acquire Visual Management Systems Holding, Inc. common stock upon the completion of our acquisition of Visual Management Systems Holding, Inc.

Equity Incentive Plan

We adopted an Equity Incentive Plan in connection with our acquisition of Visual Management Systems Holding, Inc. Following is a summary of the material terms of our Equity Incentive Plan.

The purpose of the plan is to allow our employees, directors and consultants to participate in our growth and to generate an increased incentive for these persons to contribute to our future success and prosperity and to focus on its growth. Employees, directors and consultants are all eligible to receive awards under the plan. The plan is administered by the Compensation Committee of our Board of Directors. The Compensation Committee is authorized to grant:

•	Incentive stock options within the meaning of Section 422 of the Internal Revenue Code

•	Nonqualified stock options

•	Stock appreciation rights

•	Restricted stock grants

•	Deferred stock awards

•
Other stock based awards to employees of our Company and our subsidiaries and other persons and entities who, in the opinion of the Board of Directors, are in a position to make a significant contribution to the success of our Company and our subsidiaries.

Upon the closing of our acquisition of Visual Management Systems Holding, Inc., we issued options to acquire 1,226,500 shares of our common stock having an exercise price of $2.50 per share in exchange for outstanding options to acquire Visual Management Systems Holding, Inc. common stock. The exercise of the options that we granted is conditioned upon our achieving annual revenues of $5,000,000 or more in a calendar year. A total of 2,088,126 shares of our common stock have been reserved for issuance under our Equity Incentive Plan.

The Compensation Committee has the power to determine the terms of any awards granted under our Equity Incentive Plan, including the exercise price, the number of shares subject to the award and conditions of exercise. Awards granted under our Equity Incentive Plan are generally not transferable. The exercise price of all incentive stock options granted under our Equity Incentive Plan must be at least equal to the fair market value of the shares of common stock on the date of the grant.

Certain Relationships and Related Transactions

In November 2007, we issued an original issue discount promissory note in an aggregate principal amount of $100,000 to Michael Ryan, a member of our Board of Directors. The note yielded $79,800 of proceeds to us and was paid in full in December 2007.

No written policy existed with respect to the review and approval of related party transactions until July 2007 when our Board of Directors appointed an Audit Committee consisting of Martin McFeely and Michael Ryan. In accordance with the Audit Committee Charter, any proposed transaction between us and a related party is subject to the review and approval of the Audit Committee.

Each of Michael Ryan, Col. Jack Jacobs and Robert Moe qualifies as an independent director under the standards of the American Stock Exchange. Jason Gonzalez and Martin McFeely are not considered independent under such standards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the number of shares of our common stock beneficially owned on July 17, 2008, by each person who we know to beneficially own 5% or more of our common stock, each of our directors and executive officers, and all of our directors and executive officers, as a group. Except as indicated in the notes to the table, each of such stockholders maintains a business address at our headquarters at 1000 Industrial Way North, Suite C, Toms River, New Jersey 08755:

Name of Benefit Owner	No. of Shares		Percentage of Shares Outstanding

Jason Gonzalez	3,338,947	(1)	41.3%
Caroline Gonzalez	3,338,974	(2)	41.3
Michael Ryan	17,500	(3)		(5)
Colonel Jack Jacobs	7,500	(3)		(5)
Robert Moe	7,500	(3)		(5)
Jay Russ	20,000	(3)		(5)
Martin McFeely	7,500	(3)		(5)
Jonathan Bergman	225,000	(3)	2.73
Kevin Sangirardi	225,000	(3)	2.73
James D. Gardner		(3)	-
Enable Growth Partners L.P.	801,588	(4)	9.99
Enable Opportunity Partners L.P.	801,588	(4)	9.99
Pierce Diversified Strategy Master Fund, LLC ena	801,558	(4)	9.99
Directors and officers as a group (10 persons) (2)(3)	3,893,974		45.30%

(1)	Includes 512,500 shares beneficially owned by Mr. Gonzalez’s wife, Caroline Gonzalez. Mr. Gonzalez disclaims beneficial ownership of these shares.

(2)
Includes 2,871,474 shares held by Ms. Gonzalez’s husband, Jason Gonzalez and 62,500 shares subject to immediately exercisable options. Ms. Gonzalez disclaims beneficial ownership of the shares owned by Mr. Gonzalez.

(3)	Represents shares subject to immediately exercisable options.

(4)
Does not include 18,750,000 shares of our common stock acquirable upon the conversion of debentures and exercise of warrants held by the stockholder or its affiliates as described in the paragraph below, all of which are subject to conversion or exercise caps. Pursuant to the terms of the debentures and warrants referred to in the paragraph below, the number of shares of our common stock that may be acquired by the stockholder upon any conversion of the debentures is limited, to the extent necessary, to ensure that following such conversion, the number of shares of our common stock then beneficially owned by the stockholder and any other person or entities whose beneficial ownership of common stock would be aggregated with the stockholder for purposes of the Exchange Act does not exceed 9.99% of the total number of shares of our common stock then outstanding. All of the Warrants held by the stockholder also include similar caps on the stockholder’s right to acquire shares of our common stock upon exercise of such warrants. Accordingly, in light of the beneficial ownership cap, the aforementioned entities are entitled to acquire in the aggregate 801,588 shares of our common stock.

This stockholder and its affiliates hold the following securities: (i) $3,294,000 principal amount original issue discount 5% secured convertible debenture acquired by Enable Growth Partners LP (“EGP”), an affiliate of Enable Opportunity Partners LP (“EOP”) and Pierce Diversified Strategy Master Fund LLC, ena. (“Pierce”), on November 30, 2007, initially convertible into 6,588,000 shares of our common stock; (ii) an immediately exercisable warrant to purchase 9,882,000 shares of our common stock at $1.15 per share held by EGP; (iii) $366,000 principal amount original issue discount 5% secured convertible debenture acquired by EOP, an affiliate of EGP and Pierce, on November 30, 2007, initially convertible into 732,000 shares of our common stock; (iv) an immediately exercisable warrant to purchase 1,098,000 shares of our common stock at $1.15 per share held by EOP; (v) $90,000 principal amount original issue discount 5% convertible debenture acquired by Pierce, an affiliate of EOP and EGP, on November 30, 2007, initially convertible into 180,000 shares of our common stock; and (vi) an immediately exercisable warrant to purchase 270,000 shares of our common stock at $1.15 per share held by Pierce. Mitch Levine is the Managing Director of each of EGP, EOP and Pierce and, as such, has the power to direct the vote and disposition of these shares. Mr. Levine disclaims beneficial ownership of these shares.

Each of EGP, EOP and Pierce may be contacted at One Ferry Building Ste. 225, San Francisco, California.

(5)	Less than one percent.

SELLING STOCKHOLDERS

We are registering for offer and sale 898,600 shares of our common stock. To the best of our knowledge, the named selling stockholders are the beneficial owners and have sole voting and investment power over all shares or rights to the shares reported. The shares being offered include:

•	246,600 shares issued and outstanding and held by selling stockholders;

•	616,000 shares underlying warrants issued in connection with our October 2007 Private Placement;

•	36,000 shares exercisable upon exercise of outstanding stock options.

	Beneficial Ownership Before Offering			Beneficial Ownership After Offering
Name of Beneficial Owner	Number of Shares	Shares Being Offered (1)		Number of Shares (2)	Percent of Class (2)

Jeffrey Rose	72,500	10,000	(4)	62,500		(3)

Ilene Lehman & Ira Lehman	72,500	10,000	(4)	62,500		(3)

Eileen T. Lunney & Cathal. Lunney	72,500	10,000	(4)	62,500		(3)

Robert McCurdy & Mary McCurdy	435,000	60,000	(4)	375,000	4.6

Philip Berman	72,500	10,000	(4)	62,500		(3)

Karen Smith-Hagman	29,000	4,00	(4)	25,000		(3)

Sol Bandiero	72,500	10,000	(4)	62,500		(3)

Thomas Blum	36,250	5,000	(4)	31,250		(3)

Susan Drody & Eugene Drody	72,500	10,000	(4)	62,500		(3)

William C. Dompert	145,000	20,000	(4)	125,000	1.6

Mitchell B. Watson	145,000	20,000	(4)	125,000	1.6

John P. Samonsky	123,250	17,000	(4)	106,250	1.3

Thomas M. Hermes	217,500	30,000	(4)	187,500	2.3

John Elsbernd & Marilynn Elsbernd	29,000	4,000	(4)	25,000		(3)

Monica C. Farren	116,000	16,000	(4)	100,000	1.2

Jose Rey & Carla Rey	43,500	6,000	(4)	37,500		(3)

	Beneficial Ownership Before Offering			Beneficial Ownership After Offering
Name of Beneficial Owner	Number of Shares	Shares Being Offered (1)		Number of Shares (2)	Percent of Class (2)

Michael B. Ruggiero	72,500	10,000	(4) (4)	62,500		(3)

Michael C. Ruggiero	72,500	10,000	(4) (4)	62,500		(3)

Barbara Seideman	14,500	2,000	(4)	12,500		(3)

Frank Grenier & Eugene Grenier	145,000	20,000	(4)	125,000	1.6

Isadore Dannenberg	29,000	4,000	(4)	25,000		(3)

Philip S. Meng	72,500	10,000	(4) (4)	62,500		(3)

Daniel J. O’Sullivan	870,000	120,000	(4)	750,000	9.3

Barbara Seideman IRA	14,500	2,000	(4)	12,500		(3)

Judith Treamer	14,500	2,000	(4)	12,500		(3)

Eamonn P. Ryan	29,000	4,000	(4)	25,000		(3)

Jacob D. Lamonsoff	159,500	22,000	(4)	137,500	1.7

Thomas Lawrence	29,000	4,000	(4)	25,000		(3)

Joseph Hein & Carole Hein	7,250	1,000	(4)	6,250		(3)

Hugh Lancaster	29,000	4,000	(4)	25,000		(3)

Allison Gaita	21,750	3,000	(4)	18,750		(3)

Theresa Peterson & Alton Peterson	72,500	10,000	(4)	62,500		(3)

Brian Frey	217,500	30,000	(4)	187,500	2.3

Harry Floersheim	29,000	4,000	(4)	25,000		(3)

Steven Thompson	14,500	2,000	(4)	12,500		(3)

James Fenner	58,000	8,000	(4)	50,000		(3)

Lisa Alea	7,250	1,000	(4)	6,250		(3)

Neal Erps	7,250	1,000	(4)	6,250		(3)

Philip Davis IRA	72,500	10,000	(4)	62,500		(3)

Julie Denicolais IRA	29,000	4,000	(4)	25,000		(3)

	Beneficial Ownership Before Offering			Beneficial Ownership After Offering
Name of Beneficial Owner	Number of Shares	Shares Being Offered (1)		Number of Shares (2)	Percent of Class (2)

Theresa Peterson IRA	7,250	1,000	(4)	6,250		(3)

Jafe Gonzalez & Carmen Gonzalez	29,000	4,000	(4)	25,000		(3)

Edward Molla & Vivian Molla	29,000	4,000	(4)	25,000		(3)

John Walthers & Joyce Walthers	7,250	1,000	(4)	6,250		(3)

Steven Goldsmith	181,250	25,000	(4)	156,250	1.9

Peter A. Goldsmith	72,500	10,000	(4)	62,500		(3)

Larry W. Poort	14,500	2,000	(4)	12,500		(3)

Michael Johnson	29,000	4,000	(4)	25,000		(3)

Jerry Rans	29,000	4,000	(4)	25,000		(3)

Ronald P. LeBright	65,250	9,000	(4)	56,250		(3)

Thomas F. Betz	36,250	5,000	(4)	31,250		(3)

James McNeil	72,500	10,000	(4)	62,500		(3)

Ralph DiGrazia	29,000	4,000	(4)	25,000		(3)

Joseph Lianza	14,500	2,000	(4)	—		(3)

James Smith	29,000	4,000	(4)	25,000		(3)

Brookshire Securities Corporation (5)	143,200	71,600	(5)	71,600		(3)

Mercom Capital LLC (6)	75,000	75,000		—	—

Mirador Consulting, Inc. (6)	100,000	100,000		—	—

Leonardo Zangani	36,000	36,000	(7)	—	—

(1)
Represents a portion of the number of shares we are required to register pursuant to registration rights of the selling stockholders, which includes shares issuable to selling stockholders that hold debentures if we elect to pay principal and accrued interest on the debenture with shares.

(2)
Assumes all of the shares being offered under this prospectus will be sold by the selling stockholders; however, we are unable to determine the exact number of shares that will actually be sold or when or if sales will occur.

(3)	Less than one percent.

(4)	Represents shares issuable upon exercise of warrants.

(5)
Brookshire Securities Corporation acted as placement agent for the private placements we completed in March and October 2007. Brookshire Securities Corporation is a registered broker dealer. The securities being offered were issued as compensation for investment banking services. Peter Chung and Timothy Ruggiero exercise investment and dispositive power over the securities held by Brookshire Securities Corporation. Mr. Chung is the holder of shares of the Company’s common stock.

(6)
Each of these entities is a party to a strategic alliance agreement with us pursuant to which it has agreed to provide certain consulting and investor relations services to us. Raj Prabhu and Wendy Prabhu exercise shared investment and dispositive power over the securities held by Mercom Capital and Brian S. John exercises investment and dispositive power over the securities held by Mirador Consulting Inc.

(7)	Represents shares issuable upon exercise of options.

Based upon information provided to us by the selling stockholders, no selling stockholder currently holds a short position in our common stock.

Relationships with the Selling Stockholders

None of the selling stockholders has had any position, office or other material relationship with us within the past three years, except as follows:

Brookshire Securities Corporation acted as placement agent for our October 2007 Private Placement and received $123,091 of commissions, was reimbursed $112,091 of expenses, and was issued 61,600 shares of our common stock and warrants to acquire 61,600 shares of common stock as compensation for serving in such capacity. Brookshire also served as placement agent for an offering of convertible notes and warrants that was completed by Visual Management Systems Holdings, Inc. in March 2007 and received a commission of $14,500, 20,000 shares of Visual Management Systems Holdings, Inc. common stock (which were converted into 10,000 shares of our common stock in connection with our reverse acquisition transaction) and warrants which following the reverse acquisition transaction became exercisable at 10,000 shares of common stock. Aida Damigella purchased a convertible note in the principal amount of $25,000 in connection with such offering which was subsequently repaid in full.

Possible Profits to be Realized by the Selling Stockholders who participated in the October 2007 Private Placement on Conversion or Exercise

The following table sets forth the total possible profit the selling stockholders could realize as a result of the conversion or exercise discount applicable to the shares of common stock underlying the Series A Preferred Stock and warrants we issued in our October 2007 Private Placement

Name of Selling Shareholder	Market Price Per Share on Date of Price Adjustment[1]	Conversion/ Exercise Price	Total Possible Shares	Combined Market Price	Combined Conversion/ Exercise Price	Total Possible Discount

Eamonn Ryan	$1.12	$0.40	29,000	$32,480	$11,600	$20,880

Jeffrey Rose	$1.12	$0.40	72,500	$81,200	$29,000	$52,200

Barbara Seideman	$1.12	$0.40	14,500	$16,240	$5,800	$10,440

Philip Meng	$1.12	$0.40	72,500	$81,200	$29,000	$52,200

Thomas Lawrence	$1.12	$0.40	29,000	32,480	$11,600	$20,880

Philip Berman	$1.12	$0.40	72,500	$81,200	$29,000	$52,200

Joseph & Carole Hein	$1.12	$0.40	7,250	$8,120	$2,900	$5,220

Hugh Lancaster	$1.12	$0.40	29,000	32,480	$11,600	$20,880

Allison Gaita	$1.12	$0.40	21,750	$24,360	$8,700	$15,660

Alton & Theresa Peterson	$1.12	$0.40	72,500	$81,200	$29,000	$52,200

Judith Treamer	$1.12	$0.40	14,500	$16,240	$5,800	$10,440

Brian Frey	$1.12	$0.40	217,500	$243,600	$87,000	$156,600

Isadore Dannenberg	$1.12	$0.40	29,000	$32,480	$11,600	$20,880

Harry Floersheim	$1.12	$0.40	29,000	$32,480	$11,600	$20,880

Karen Smith-Hagman	$1.12	$0.40	29,000	$32,480	$11,600	$20,880

Eileen & Cathal Lunney	$1.12	$0.40	72,500	$81,200	$29,000	$52,200

Ira & Illene Lehman	$1.12	$0.40	72,500	$81,200	$29,000	$52,200

Steven Thompson	$1.12	$0.40	14,500	$16,240	$5,800	$10,440

Daniel J. O'Sullivan	$1.12	$0.40	870,000	$974,400	$348,000	$626,400

Frank Grenier and Eugene Grenier	$1.12	$0.40	145,000	$162,400	$58,000	$104,400

James Fenner	$1.12	$0.40	58,000	$64,960	$23,200	$41,760

Michael C. Ruggerio	$1.12	$0.40	72,500	$81,200	$29,000	$52,200

Name of Selling Shareholder	Market Price Per Share on Date of Price Adjustment[1]	Conversion/ Exercise Price	Total Possible Shares	Combined Market Price	Combined Conversion/ Exercise Price2	Total Possible Discount

Michael B. Ruggerio	$1.12	$0.40	72,500	$81,200	$29,000	$52,200

Jacob D. Lamonsoff	$1.12	$0.40	22,000	$24,640	$8,800	$15,840

Sol Bandiero	$1.12	$0.40	72,500	$81,200	$29,000	$52,200

John & Marilynn Elsbernd	$1.12	$0.40	29,000	$32,480	$11,600	$20,880

Mitchell Watson	$1.12	$0.40	145,000	$162,400	$58,000	$104,400

Thomas Hermes	$1.12	$0.40	217,500	$243,600	$87,000	$156,600

Monica Farren	$1.12	$0.40	116,000	$119,920	$46,400	$83,520

John Samonsky	$1.12	$0.40	116,000	$119,920	$46,400	$83,520

William Dompert	$1.12	$0.40	145,000	$162,400	$58,000	$104,400

Anthony & Lisa Alea	$1.12	$0.40	7,250	$8,120	$2,900	$5,220

Thomas Blum	$1.12	$0.40	$36,250	$40,600	$14,500	$26,100

Jose & Carla Rey	$1.12	$0.40	43,500	$48,720	$17,400	$31,320

Eugene & Susan Drody	$1.12	$0.40	72,500	$81,200	$29,000	$52,200

Neal Erps	$1.12	$0.40	7,250	$8,120	$2,900	$5,220

Robert & Mary McCurdy	$1.12	$0.40	435,000	$487,200	$174,000	$313,200

Jerry Rans	$1.12	$0.40	29,000	$32,480	$11,600	$20,880

Michael Johnson	$1.12	$0.40	29,000	$32,480	$11,600	$20,880

Larry Poort	$1.12	$0.40	14,500	$16,240	$5,800	$10,440

Philip Davis	$1.12	$0.40	72,500	$81,200	$29,000	$52,200

Julie Denicolais	$1.12	$0.40	29,000	$32,480	$11,600	$20,880

Thomas Betz	$1.12	$0.40	36,250	$40,600	$14,500	$26,100

Ronald LeBright	$1.12	$0.40	65,250	$73,080	$26,100	$46,980

Steven Goldsmith	$1.12	$0.40	25,000	$28,000	$10,000	$18,000

Name of Selling Shareholder	Market Price Per Share on Date of Price Adjustment[1]	Conversion/ Exercise Price	Total Possible Shares	Combined Market Price	Combined Conversion/ Exercise Price	Total Possible Discount

Peter Goldsmith	$1.12	$0.40	72,500	$81,200	$29,000	$52,200

Jafe & Carmen Gonzalez	$1.12	$0.40	29,000	32,480	$11,600	$20,880

Edward & Vivian Molla	$1.12	$0.40	29,000	32,480	$11,600	$20,880

John & Joyce Walthers	$1.12	$0.40	7,250	$8,120	$2,900	$5,220

James McNeil	$1.12	$0.40	72,500	$81,200	$29,000	$52,200

Ralph DiGrazia	$1.12	$0.40	29,000	$32,480	$11,600	$20,880

Joseph Lianza	$1.12	$0.40	14,500	$16,240	$5,800	$10,440

1. Denotes market price of underlying shares on the date of the activation of anti-dilution provisions in connection with November 2007 Private Placement.

2. Denotes conversion price of Series A preferred stock and exercise price of warrants which became effective upon activation of anti-dilution provisions in connection with November 2007 Private Placement.

Possible Profits to be Realized by Certain Other Selling Stockholders on Conversion or Exercise

The following table sets forth the total possible profit that Brookshire Securities Corporation, a selling stockholder that received warrants as compensation provided for placement agent services, could realize as a result of the exercise of the warrants.

Name of Selling Shareholder	Market Price Per Share on Date of Issuance		Exercise Price	Total Possible Shares	Combined Market Price	Combined Exercise Price	Total Possible Discount

Brookshire Securities Corporation	$1.12	(1)	$0.40	143,200	$160,384	$57,280	$103,104

1. Denotes market price of shares on the date that the anti-dilution provisions of the debentures were activated as a result of the November 2007 Private Placement.

DESCRIPTION OF SECURITIES

The total number of shares that we are authorized to issue is 50,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share, 2,300 shares of which have been designated as Series A convertible preferred stock.

Common Stock

All shares of our common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of our common stock entitles the holder thereof (a) to one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (b) to participate equally and to receive any and all such dividends as may be declared by the board of directors; and (c) to participate pro rata in any distribution of assets available for distribution upon liquidation, subject to the rights of the holders of our Series A convertible preferred stock. Holders of our common stock have no preemptive rights to acquire additional shares of common stock or any other securities. Our common stock is not subject to redemption and carries no subscription or conversion rights.

Preferred Stock

Our amended and restated certificate of incorporation provides that the board of directors has the flexibility to set new classes, series and other terms and conditions of the preferred shares. Preferred shares may be issued from time to time in one or more series in the discretion of the board of directors. Our board has the authority to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

Preferred shares may be issued in the future by our board without further stockholder approval and for such purposes as the board deems in the best interest of our Company including future stock splits and split-ups, stock dividends, equity financings and issuances for acquisitions and business combinations. In addition, such authorized but unissued common and preferred shares could be used by our board of directors for defensive purposes against a hostile takeover attempt, including (by way of example) the private placement of shares or the granting of options to purchase shares to persons or entities sympathetic to, or contractually bound to support, management. Our Company has no such present arrangement or understanding with any person. Further, our common and preferred shares may be reserved for issuance upon exercise of stock purchase rights designed to deter hostile takeovers, commonly known as a “poison pill.”

Series A Preferred Stock

Of the 10,000,000 authorized shares of preferred stock, 2,300 shares have been designated as Series A convertible preferred stock. As of July 17, 2008, 616 shares of Series A preferred stock were outstanding. The rights, designations and preferences of the Series A convertible preferred stock are described below.

Conversion. Holders of Series A convertible preferred stock are entitled at any time to convert their shares of Series A convertible preferred stock into our common stock, without any further payment therefor. The number of shares of our common stock into which each share of Series A convertible preferred stock is convertible is determined by dividing $2,500 by the conversion price, which was initially $2.50. As a result of the private placement of 5% secured convertible debentures and warrants that took place in November 2007, the conversion price of the Series A convertible preferred stock has been adjusted to $.50 per share. As a result, each share of Series A convertible preferred stock is currently convertible into 5,000 shares of our common stock. Holders of Series A convertible preferred stock will be protected against dilution by adjustment of the conversion price in certain events, such as stock dividends, stock splits and other similar events. If we issue any shares of our common stock following the Offering (other than in connection with the exercise of outstanding stock options, warrants or the placement agent warrants or the conversion of outstanding convertible securities) for cash consideration of less than $.50 per share or if we issue options, warrants (other than the placement agent warrants) or securities convertible into shares of common stock having an exercise price per share or conversion price per share that is less than $.50 per share, then the conversion price will be adjusted to the price per share at which such new shares of our common stock are issued or will be issued upon exercise of such options or warrants or conversion of such convertible securities. Neither the issuance nor exercise or conversion of options, warrants or convertible securities issued in connection with acquisitions and strategic alliances will trigger an adjustment of the conversion price.

Merger. Upon a merger or consolidation of our Company with or into another company, or any transfer, sale or lease by our Company of substantially all of its common stock or assets, the Series A convertible preferred stock will be treated as common stock for all purposes, including the determination of any assets, property or stock to which holders of the Series A convertible preferred stock are entitled to receive, or into which the Series A convertible preferred stock is converted, by reason of the consummation of such merger, consolidation, sale or lease.

Voting Rights. Holders of Series A convertible preferred stock have no voting rights except as required by applicable law.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our Company, holders of Series A convertible preferred stock will be entitled to receive out of our assets available for distribution to its stockholders, before any distribution is made to holders of our common stock (or any other securities ranking junior to the Series A convertible preferred stock), liquidating distributions in an amount equal to $2,500 per share. After payment of the full amount of the liquidating distributions to which the holders of the Series A convertible preferred stock are entitled, holders of the Series A convertible preferred stock will receive liquidating distributions pro rata with holders of our common stock (or any other securities ranking on a parity with or junior to the Series A convertible preferred stock to the extent required by our Certificate of Incorporation), based on the number of shares of our common stock into which the Series A convertible preferred stock is convertible at the conversion rate then in effect.

Redemption. The Series A convertible preferred stock may not be redeemed by us at any time.

Dividends. Holders of Series A convertible preferred stock will not be entitled to receive dividends.

Indemnification of Directors and Officers

As permitted by the provisions of the Nevada Revised Statutes, we have the power to indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of our Company, by reason of the fact that he is or was a director, officer, employee or agent of our Company, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by his in connection with the action, suit or proceeding if (i) he has not breached his fiduciary duties under circumstances involving intentional misconduct, fraud or a knowing violation of law, and (ii) he acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action, had no reasonable cause to believe his conduct was illegal. Termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which they reasonably believed to be in or not opposed to our best interests, and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful.

We must indemnify a director, officer, employee or agent who is successful, on the merits or otherwise, in the defense of any action, suit or proceeding, or in defense of any claim, issue or matter in the proceeding, to which they are a party because they are or were a director, officer, employee or agent, against expenses actually and reasonably incurred by them in connection with the defense.

We may provide to pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by us.

The Nevada Revised Statutes also permit a corporation to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was

•	a director, officer, employee or agent of the corporation,

•	or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprises.

Such coverage may be for any liability asserted against them and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not the corporation has the authority to indemnify them against such liability and expenses.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to officers, directors or persons controlling out company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

PLAN OF DISTRIBUTION

We are registering an aggregate of 898,600 shares of our common stock covered by this prospectus on behalf of the selling stockholders. Each selling stockholder (the “Selling Stockholders”) of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify certain of the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We are required to pay all fees and expenses incident to the registration of the shares. Otherwise, all discounts, commissions or fees incurred in connection with the sale of our common stock offered hereby will be paid by the Selling Stockholders.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Effective July 30, 2007, we replaced our independent auditor, Manning Elliott LLP (“Manning Elliott”). Manning Elliott’s reports on our financial statements for the fiscal year ended February 28, 2007 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

The decision to change accountants was approved by our Board of Directors.

During the two most recent fiscal years and the subsequent interim period through July 30, 2007, there were no disagreements between us and Manning Elliott on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Manning Elliott, would have caused Manning Elliott to make reference to the subject matter of the disagreements in connection with their reports on the financial statements for such periods.

On July 30, 2007, we appointed Sobel & Co., LLC (“Sobel & Co.”) as our independent accountant. The decision to appoint Sobel & Co. was approved by our Board of Directors.

During our two most recent fiscal years and any subsequent interim period prior to the engagement of Sobel & Co., neither we nor anyone on our behalf consulted with Sobel & Co. regarding either (i) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on our financial statements or (ii) any matter that was the subject of a “disagreement” as such term is described in Regulation S-B, Item 304 (a) (1) (iv).

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other information with the SEC. Our filings are available to the public at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

We have filed a registration statement on Form S-1 with the SEC under the Securities Act for our common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement and its exhibits. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

LEGAL MATTERS

The validity of the securities being offered by this prospectus have been passed upon for us by Giordano, Halleran & Ciesla, P.C., Red Bank, New Jersey.

EXPERTS

The consolidated balance sheets as of December 31, 2007 and 2006 and the related consolidated statements of operations, changes in stockholders’ equity (deficiency) and cash flows for the years ended December 31, 2007 and 2006 included in this Registration Statement on Form S-1 have been so included in reliance on the report of Sobel & Co., LLC, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC's opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Statements of Cash Flows for the Three Months Ended March 31, 2008 and the Year Ended December 31, 2007	F-43

Notes to Financial Statements	F-44

Pro Forma Financial Information

Pro Forma Combined Balance Sheet at March 31, 2008	F-47

Pro Forma Combined Statements of Operations for the Three Months Ended March 31, 2008 and the Year Ended December 31, 2007	F-48

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders
Visual Management Systems Inc. and Subsidiaries
Toms River, New Jersey

We have audited the accompanying balance sheets of Visual Management Systems Inc. and Subsidiaries (the “Company”), as of December 31, 2007 and 2006, and the related statements of operations and changes in stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Visual Management Systems Inc. and Subsidiaries at December 31, 2007 and 2006 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations; the Company has experienced a deficiency of cash from operations and lacks sufficient liquidity to continue its operations. These matters raise substantial doubt as to the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Sobel & Co., LLC
Certified Public Accountants

April 15, 2008
Livingston, New Jersey

Visual Managements Systems, Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 2007 and 2006
	2007	2006
Assets

Current assets
Cash	$707,025	$963
Accounts receivable	296,447	383,718
Inventory	605,724	246,039
Prepaid expenses	23,931	14,257
Total current assets	1,633,127	644,977

Property and equipment - net	682,285	323,861
Deposits and other assets	102,308	58,324
Deferred Financing Costs - net	1,851,091	3,866

Total Assets	$4,268,811	$1,031,028

Liabilities and Stockholders' Deficit

Current liabilities
Accounts payable	780,521	787,537
Accrued expenses and other current liabilities	764,605	226,510
Deferred revenue	-	22,086
Sales tax payable	38,727	22,531
Bank line of credit	49,981	46,697
Current maturity of convertible notes payable	208,333
Current portion of long-term debt	347,539	76,094
Current portion of obligations under capital leases	30,700	18,143
Total current liabilities	2,220,406	1,199,598

Convertible notes payable	2,818,334	-
(net of current maturities and unamortized discount of $723,333)
Long-term debt - net of current portion	346,509	298,267
Obligations under capital leases - net of current portion	37,179	12,213
Loans payable stockholders	-	10,943

Stockholders' deficit
Preferred stock	1	-
Common stock, $.001 par value; 50,000,000 shares authorized	7,379	5,651
Additional paid-in-capital	12,030,155	2,125,281
Accumulated deficit	(13,041,152)	(2,620,925)
Treasury stock	(150,000)	-
Total stockholders' deficit	(1,153,617)	(489,993)

Total liabilities and stockholder's deficit	$4,268,811	$1,031,028

See report of independent registered public accounting firm and notes to consolidated financial statements

Visual Managements System, Inc. and Subsidiaries
Consolidated Statements of Operations
Year Ended December 31, 2007 and 2006

	2007	2006

Revenues - net	$6,315,622	$4,495,778

Cost of revenues	3,392,995	2,409,465

Gross margin	2,922,627	2,086,313

Operating expenses (including stock-based compensation of $980,938 and $469,337 for 2007 and 2006 respectively)	8,486,494	3,689,171

Loss from operations	(5,563,867)	(1,602,858)

Other (income) expenses
Debt conversion expense	796,084	264,990
Interest income	-	(201)
Interest expense	3,420,634	60,075
Miscellaneous income	-	(1,108)
	4,216,718	323,756

Net loss before provision for income taxes	(9,780,585)	(1,926,614)

Provision for income taxes	4,060	-

Net loss	$(9,784,645)	$(1,926,614)

Deemed dividend on convertible preferred stock	635,582

Net income available to common	(10,420,227)

Weighted average shares outstanding	6,646,751	4,938,171

Per share data (basic and diluted)	(1.57)	(0.39)

See report of independent registered public accounting firm and notes to consolidated financial statements

Visual Managements System, Inc. and Subsidiaries
Consolidated Statement of Stockholder’s Equity (Deficiency)

	Preferred Stock		Common Stock		Paid-In	Treasury	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	Equity (Deficit)

January 1, 2006			4,895,000	2,501	612,304	$-	$(694,311)	$(79,506)

Net Loss							(1,926,614)	(1,926,614)
Stock option grants					469,337			469,337
Stock warrant issuances					406,800			406,800
Conversion of convertible debt to stock			157,500	3,150	636,840			639,990

December 31, 2006	-	-	5,052,500	5,651	2,125,281	-	(2,620,925)	(489,993)

Operating Activity:
Net loss	-	-	-	-	-	-	(10,420,227)	(10,420,227)
Stock option expense	-	-	-	-	980,938	-	-	980,938

Pre-Merger Activity
Repurchase of stock into treasury	-	-	(247,235)	-	-	(150,000)	-	(150,000)
Sale of common stock	-	-	1,004,226	20,085	851,145	-	-	871,230
Redemption of stock warrants	-	-	568,200	11,364	578,680			590,044
Issuance of common stock for interest			1,600	32	3,968			4,000
Benefical conversion feature on convertible debt					125,000			125,000
Issuance of warrants to placement agent of convertible debt					22,678			22,678
-
Merger Activity								-
Retirement of stock to treasury	-	-	(1,161,292)	-	-	-	-	-
Reverse merger into public shell	-	-		(31,914)	31,914	-	-	-
Issuance of stock in relation to merger	-	-	1,559,305	1,559	(1,559)	-	-	-
Issuance of common stock for consulting services			100,000	100	(100)			-

Post-Merger Activity

Issuance of common stock for services	-	-	100,000	100	389,900			390,000
Issuance of common stock for services			30,000	30	61,470			61,500
Issuance of preferred stock	616	1		-	635,582			635,583
Issuance of warrrants on preferred stock					903,065			903,065
-
Issuance of common stock to placement agent			61,600	62	(62)			-
for financing services-pfd stock								-
Issuance of common stock to placement agent			10,000	10	24,990			25,000
for financing services-convertible debt								-
Issuance of warrants to placement agent of convertible debt					1,588,391			1,588,391
Conversion of debt to stock	-	-	300,000	300	325,740			326,040
Direct costs - preferred					(252,448)			(252,448)
Beneficial conversion feature on convertible debt					3,000,000			3,000,000
Deemed dividend on preferred stock					635,582			635,582

	-	-	-	-		-	-

December 31, 2007	616	$1	7,378,904	$7,379	12,030,155	$(150,000)	$(13,041,152)	$(1,153,617)

See report of independent registered public accounting firm and notes to consolidated financial statements

Visual Managements System, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Year Ended December 31, 2007 and 2006

	2007	2006

Cash flows from operating activities
Net loss	$(9,784,645)	$(1,926,614)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	147,961	78,177
Non-cash interest on convertible debt	3,237,170
Bad debt expense	47,917
Stock-based compensation	980,938	876,137
Services paid in common stock	451,500
Amortization of convertible debt discount	110,667
Debt conversion expense	796,084	264,990
Bank overdraft	-	46,697
(Increase) decrease in operating assets	-
Accounts receivable	39,354	(145,101)
Inventory	(439,576)	(125,946)
Prepaid expenses and other assets	(9,674)	(8,801)
Other assets	(43,984)	(27,640)
Increase (decrease) in operating liabilities	-
Accounts payable	(7,016)	550,447
Change in deferred revenue	(22,086)	4,441
Accrued expenses and other current liabilities	538,095	201,420
Sales tax payable	16,196	(23,101)
Net cash used by operating activities	(3,941,099)	(234,894)

Cash flows from investing activities
Purchases of property and equipment	(99,471)	(22,374)
Payment of security deposit	-	(23,384)
Net cash used by investing activities	(99,471)	(45,758)

Cash flows from financing activities
Repayment of capital leases	(23,930)	(9,040)
Proceeds from convertible notes payable - net of	-
discount of $750,000	2,676,674	325,000
Interest paid in stock	4,000
Net change in line of credit	3,284	50,000
Proceeds from long-term debt and notes	666,000
Repurchase of stock into treasury	(150,000)
Principal payments on auto loans	(92,578)
Repayment of debt	(483,305)	(49,129)
Repayment of loans payable - stockholders	(10,943)	(46,118)
Sale of preferred stock	1,286,200	-
Proceeds from sale of common stock	871,230	-
Net cash provided by financing activities	4,746,632	270,713

Increase (decrease) in cash	706,062	(9,939)

Cash
Beginning of year	963	10,902
End of year	$707,025	$963

Supplemental disclosures of cash flow information

Cash paid for interest	$115,537	$55,157

Non-cash investing and financing activities
		-
Deemed dividend on preferred stock	635,582	-
Original issue discount on convertible debt	750,000	-
Conversion of debt to equity	120,000	375,000
Deferred financing costs on convertible debt	1,636,059	-
Intercompany transition from inventory to PPE	79,891	-
Additions to obligations under capital lease	61,453	8,000
Equipment acquisitions funded through debt	265,570	104,848
Merger adjustment	31,914	-

See report of independent registered public accounting firm and notes to consolidated financial statements

Notes to Consolidated Financial Statements

Note 1. Basis of Presentation and Description of Business Operations

The accompanying audited financial statements have been prepared in accordance with the requirements of Form 10-KSB and include the results of Visual Management Systems, Inc., formerly known as Wildon Productions, and Visual Management Systems Holding, Inc., Visual Management Systems LLC and Visual Management Systems PDG, LLC, its wholly-owned subsidiaries (the “Subsidiaries”), which are collectively referred to as the “Company”.

The Company delivers protective technology solutions and remote management loss prevention surveillance systems and provides on-site consultations regarding its products. The Company also sells, installs, upgrades and services Digital Video Recording Systems. The Company is New Jersey-based and began operations in June 2003.

On July 17, 2007, Visual Management Systems, Inc. (formerly Wildon Productions Inc.) acquired all of the outstanding capital stock of Visual Management Systems Holding, Inc. in connection with the merger of its wholly-owned subsidiary with and into Visual Management Systems Holding, Inc. In connection with the merger, Wildon Productions Inc. changed its name to Visual Management Systems, Inc., effected a 1 for 7 reverse stock split (which has been reflected throughout the financial statements and notes thereto) and the former shareholders of Visual Management Systems Holding, Inc. received shares of common stock representing approximately 76.5% of Visual Management Systems, Inc.’s outstanding common stock after giving effect to the merger and the cancellation of 476,428 shares of common stock that were surrendered by a shareholder for cancellation at or about the time of the merger. The transaction described above has been accounted for as a reverse merger (recapitalization) with Visual Management Systems Holding, Inc. being deemed the accounting acquirer and Visual Management Systems, Inc. (formerly Wildon Productions Inc.) being deemed the legal acquirer. Accordingly, the historical financial information presented in the financial statements is that of Visual Management Systems Holding, Inc. and its subsidiaries for periods prior to the merger and of the consolidated entities from the date of the merger and thereafter. The basis of the assets and liabilities of Visual Management Systems Holding, Inc., the accounting acquirer, has been carried over in the recapitalization, and the financial statements have been adjusted to give effect to any difference in the par value of the issuer’s and the accounting acquirer’s stock with an offset to additional paid in capital.

Note 2. Going Concern and Management’s Plan

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred significant operating losses for the past several years, the majority of which are related to the funding of expansion of the business at the expense of short term profitability. These losses have produced operating cash flow deficiencies, and negative working capital. As indicated in the accompanying consolidated financial statements, as of and for the year ended December 31, 2007 and 2006, the Company had a cash balance of $713,790 and incurred a loss from operations of $4,216,718 and a net loss applicable to common stockholders of $10,413,462. The Company may incur additional losses for the foreseeable future and will likely need to raise additional funds in order to realize its business plan. These conditions raise substantial doubt about the Company's ability to continue as a going concern as currently conceived. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company funded its operations during 2007 with the proceeds of the various financings it pursued in March, July, October and November 2007. These included the issuance of convertible notes in March 2007 which yielded net proceeds of $112,500 to the Company, a private placement of investment units consisting of shares of preferred stock and warrants with closing between July and October 2007 which yielded net proceeds of $1,286,000 to the Company, the issuance of a promissory note in October 2007 which yielded net proceeds of $250,000 to the Company the issuance of original issue discount promissory notes in November 2007 which yielded net proceeds to the Company of approximately $395,000, and the issuance of convertible debentures in November 2007 which yielded net proceeds to the Company of $2,676,674.

The Company's future operations pursuant it to its business plan are dependent upon management's ability to find sources of additional capital. The Company needs to raise additional financing to fund its territory expansion, development of its VMS Financial Services and VMS PDG subsidiaries, and to enable it to develop or acquire value added intellectual property relevant to its industry. Without the money to fund these components of the business the Company’s competitive position may never mature to a point where the business plan will be attainable, and a substantial retrenchment of management’s plans may be necessary. The Company is examining a time period of the next six to twelve months to determine our capital needs, and plan to raise a round of five to six million dollars additional capital, with a third of that sum as soon as possible. If the Company is unsuccessful in raising funds or curtailing expenses, the Company may be required to cease operations or file for bankruptcy.

As of the filing date hereof the promissory note issued in October 2007 and due in January 2008 has neither been paid nor its term extended. If the note cannot be extended and is called by the Holder before the Company obtains new financing and the Company is unable to pay the note, this may generate an event of default under the convertible debentures issued in the Company’s November private placement, which would result in those debentures being made fully payable. The Company’s management has entered into negotiations with the holder of the promissory note to extend its term for a period sufficient for the company to obtain equity based financing or cash flow from operations adequate to satisfy the note.

In connection with our November 2007 Private Placement, we also entered into a registration rights agreement dated November 29, 2007, with the institutional investors, pursuant to which we agreed to file a registration statement covering the resale of the shares of common stock that may be issued to such investors upon the conversion of the debentures, payment in kind, and the exercise of the related warrants. We also agreed to maintain the effectiveness of the registration statement (subject to certain limitations) for a period of time until the holders can sell the underlying common stock without volume restrictions under Rule 144(k) of the Securities Act of 1933, or the “Securities Act.” If the registration statement was not declared effective by March 30, 2008, or if we fail to maintain the effectiveness of the registration statement, or if we fail to respond in writing to comments made by the Commission in respect of the resale registration statement within 15 calendar days after receipt of those comments we are required to pay to each investor, as partial liquidated damages, cash equal to 2% of the aggregate purchase price paid by such investor for any securities purchased in our November 2007 Private Placement and then held by such investor, and will be required to pay to such investor such amount for each subsequent 30-day period, up to a maximum aggregate liquidated damages amount of 20% of the aggregate purchase price paid by such investor in our November 2007 Private Placement. Our registration statement was not declared effective by March 30, 2008 and we did not respond to Commission comments regarding the registration statement within 15 days after receipt, and we are therefore in violation of this term of the registration rights agreement, and the liquidated damages listed above are currently accruing. We have accrued $60,000 to reflect the one month of additional expense we expect to incur as a result of this provision.

In connection with the October 2007 Private Placement, we agreed to file a registration statement covering the resale of shares of common stock that may be issued to the holders of the Series A convertible preferred stock and the warrants. We are obligated to maintain the effectiveness of the resale registration statement from its effective date through and until the earlier of 48 months after the effective date or the date upon which all shares may be sold under Rule 144(k) of the Securities Act of 1933. Since the registration statement we filed with the Commission on December 21, 2007 was not declared effective by February 25, 2008, the number of shares of common stock issuable upon conversion of the Series A convertible preferred stock will be increased, by two percent for each month (or portion thereof) that the resale registration statement is not effective. The aggregate increase in the number of shares issuable upon the conversion of the Series A convertible preferred stock by reason of our failure to respond to SEC comments or have the resale registration statement declared effective shall in no event exceed twenty percent (20%). We have accrued $205,436 to reflect the two months of additional expense we expect to incur as a result of this provision.

Note 3. Significant Accounting Principles

Significant accounting policies followed by Visual Management Systems, Inc. and its wholly-owned subsidiaries in the preparation of the accompanying consolidated financial statements are summarized below:

Principles of Consolidation.

The consolidated financial statements include the accounts of Visual Management Systems, Inc. and its wholly owned subsidiaries. All inter-company transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include those that relate to the valuation of accounts receivable, inventory, useful lives of property and equipment, deferred financing costs, certain accruals and liabilities and the estimated forfeitures of stock based compensation.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," (further amended by SFAS 157-1 and SFAS 157-2) which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS No. 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS No. 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007 and to interim periods within those fiscal years.

In February 2007, the FASB issued SFAS Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115” (SFAS 159). SFAS 159, which becomes effective for the Company on January 1, 2008, permits companies to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses in earnings. Such accounting is optional and is generally to be applied instrument by instrument.

In December 2007, the FASB issued FASB Statement No. 141 (R), “Business Combinations” (FAS 141(R)), which establishes accounting principles and disclosure requirements for all transactions in which a company obtains control over another business. Statement 141 (R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”. SFAS No. 160 establishes accounting and reporting standards that require that the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity; the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; and changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently. SFAS No. 160 also requires that any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value when a subsidiary is deconsolidated. SFAS No. 160 also sets forth the disclosure requirements to identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. SFAS No. 160 must be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements are applied retrospectively for all periods presented.

In December 2007, the FASB issued SFAS No. 161, This Statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.

The Company does not believe that the adoption of the above recent pronouncements will have a material effect on the Company’s consolidated results of operations, financial position, or cash flows.

Net Income (Loss) Per Share

Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings Per Share" requires presentation of basic earnings per share (“Basic EPS”) and diluted earnings per share (“Diluted EPS”). Basic earnings (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share gives effect to all dilutive potential common shares outstanding during the period. These potentially dilutive securities were not included in the calculation of loss per share for the years ended December 31, 2007 and 2006 because the Company incurred a loss during such periods and thus their effect would have been anti-dilutive. Accordingly, basic and diluted loss per share is the same for year ended December 31, 2007 and 2006. Potentially dilutive securities consisted of outstanding warrants and stock options to acquire an aggregate of 14,772,100 shares of common stock and 1,195,000, as adjusted for reverse split at reverse merger in July 2007, at December 31, 2007 and 2006, respectively.

Concentration of Credit Risk.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash balances and trade receivables. The Company maintains cash balances in excess of insured limits. The Company does not require collateral from its customers.

Property and Equipment

Property and equipment are stated at cost. Depreciation charges with respect to property and equipment have been made by the Company using straight line and declining balances based on the following estimated useful lives:

Estimated Classification Life (Years)
Computer hardware and software 5 – 7
Furniture and fixtures 7
Machinery and equipment 5 – 7
Vehicles 5
Leasehold improvements - Shorter of useful life or life of lease

Expenditures for repairs and maintenance are charged to operations as incurred. Expenditures for betterments and major renewals are capitalized and, therefore, are included in property and equipment.

Revenue Recognition.

The Company generates revenues from the sale and installation of remote management loss prevention systems, and the distribution of equipment relevant to that business. Revenue is recognized at the time of the installation or for distributed products, when products have been shipped, risk of loss and title to the product transfers to the customer, the selling price is fixed and determinable and collectibility is reasonably assured.

Warranty Reserve

Our products are warranted against defects for twelve months following sale. The product manufacturer’s warranty is for the same 12 months. We reserve only for service costs incurred when performing warranty work. Costs incurred for warranty work is expensed in the period that the work is performed. Reserves for potential warranty claims are booked at the end of each quarter and based on the average number of return calls to a customer for warranty work. The reserve is based on several factors including historical sales levels and VMS’s estimate of repair costs. Warranty reserves are made for a quarter, as that is the longest length of time it takes to effect repairs to items under warranty.

Advertising.

Advertising costs are expensed as incurred and approximated $73,000 and $46,000 for the years months ended December 31, 2007 and 2006 respectively.

Income Taxes.

Deferred income tax assets and liabilities are recognized for the differences between financial and income tax reporting bases of assets and liabilities based on enacted tax rates and laws. The deferred income tax provision or benefit generally reflects the net change in deferred income tax assets and liabilities during the year. The current income tax provision reflects the tax consequences of revenues and expenses currently taxable or deductible on the Company’s income tax return for the period reported.

Equity Based Compensation.

The Company periodically issues stock options and warrants to employees and non-employees in non-capital raising transactions for services and for financing costs. We adopted Statement of Financial Accounting Standards (SFAS) No. 123R effective January 1, 2006, and is using the modified prospective method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123R for all awards granted to employees prior to the effective date of SFAS No. 123R that remained unvested on the effective date. We account for stock option and warrant grants issued and vesting to non-employees in accordance with EITF No. 96-18: "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF 00-18 “Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees” under which the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete.

Note 5. Accounts Receivable

Accounts receivable are uncollateralized customer obligations due under normal trade terms, ordinarily requiring payment within 30 days from the invoice date. Interest is not charged on unpaid receivables with invoice dates over 30 days old, though we are permitted under the terms of our existing contracts and invoices to do so.

Accounts Receivable are stated in the amount billed to the customer. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

Trade receivables are presented on the balance sheet as outstanding amounts net of any allowance for bad debts. The Company maintains an allowance for doubtful receivables based primarily on historical loss experience. Additional amounts are provided through charges to income, as management feels necessary, after evaluation of receivables and current economic conditions. Amounts which are considered to be uncollectible are charged off and recoveries of amounts previously charged off are credited to the allowance upon recovery.

The Company established an allowance account for amounts deemed uncollectible and for anticipated credits. Such allowance amounted to $47,916 at December 31, 2007 and $ 0 at December 31, 2006.

Note 6. Inventory

Inventory, which consists of digital video recorders, security cameras and related installation materials, is stated at the lower of cost or market value. Cost is computed on the first-in, first-out method. The Company reviews inventory for slow moving and obsolete inventory during each reporting period. Currently we have no inventory reserve. We purchase the majority of our inventory for specific jobs, maintain approximately one month of inventory at any one time, and turn inventory twelve times a year. Operationally we do not allow our inventory to become obsolete, and in the rare case that an item becomes slightly aged, we have the ability to rework the item to realize a sale.

Our inventory consisted of a total of $605,724, (approximately $66,000 of raw materials and $540,000 of finished goods) at December 31, 2007 as compared to a total of $246,039 (approximately $50,000 of raw materials and $196,000 of finished goods) at December 31, 2006.

Note 7. Property and Equipment

The major classifications of the Company’s property and equipment at December 31, 2007 and December 31, 2006 are as follow:

PP and E Schedule	2007	2006

Computer Hardware and Software	$153,217	$75,727
Furniture and Fixtures	66,998	25,622
Machinery and equipment	97,824	50,378
Vehicles	536,981	271,411
Leasehold Improvements	29,499

Total Cost	884,519	423,138
Accumulated Depreciation	(259,690)	(128,299)

Property and Equipment- net	$624,829	$294,839

Depreciation as a charge to operations amounted to $131,930 and $66,627 for the years ended December 31, 2007 and 2006 respectively.

The following table details equipment currently under capital lease:

Equipment Under Capital Lease	2007	2006

Computer Hardware and Software	24,991	$17,587
Machinery and equipment	66,262	28,661

Total Cost	91,253	46,248
Accumulated Depreciation	(33,797)	(17,226)

Equipment Under Capital leases- net	$57,456	$29,022

Depreciation as a charge to operations amounted to $16,571 and $10,778 for the years ended December 31, 2007 and 2006 respectively.

Note 8. Capitalized Leases

Future minimum lease payments under non-cancelable capital lease obligations at December 31, 2007 were as follows:

Equipment leases - monthly payments range from $83 to $1,492 including interest between 11.2% and 18.0%

2008	$35,513
2009	24,806
2010	15,223
2011	—
2012	—

Total future minimum lease payments	72,242
Less: imputed interest	7,663

Presesnt value of minimum lease payments	$67,570
Less Current Portion	$30,700
Capital Leases Net of Current Portion	$37,179

Note 9. Deferred Financing Costs

Costs associated with debt financing arrangements are capitalized and on a straight line basis over the life of the respective debt.

The following represents the company’s deferred financing costs:

Intangible Assets

Intangible assets consist of deferred financing costs.

Deferred Financing Costs	2006	2007

Balance at January 1	$4,634	$3,866
Additions	$-	$1,911,717
Amortization	$(768)	$(64,492)
Balance as of December 31, 2007	$3,866	$1,851,091

Deferred financing costs additions in 2007 were for the costs associated with the issuance of convertible debt, which are being amortized over a 30 month period, as compared to no additions in 2006.

Amortization of deferred financing costs was $64,492 for the twelve months ended December 31, 2007, as compared to $768 for the same period in 2006.

Estimated future amortization expense for deferred fiancing costs over the next five years are estimated as follows:

	2008	2009	2010	2011	2012

Estimated future amortization of deferred financing costs	$765,455	$765,455	$319,388	$768	$26

Note 10. Income Taxes

The federal and state components of the provision for income taxes are as follows for December 31, 2007 (in thousands):

Provision (benefit) for income tax	2006	2007
Current:
Federal	$0	0
State and local	0	4
		4

Deferred:
Federal	0	0
State and local	0	0
		0

Provision for income taxes	$0	4

Deferred income tax liabilities are taxes the Company expects to pay in future periods. Similarly, deferred income tax assets are recorded for expected reductions in taxes payable in future periods. Deferred income taxes arise because of differences in the book and tax basis of certain assets and liabilities.

Deferred income tax liabilities and assets consist of the following as of December 31, 2007 (in thousands):

	2006	2007
Deferred income tax assets:
Reserves and accruals		$19
FAS 123R	350.5	392
Charitable contributions	20	56
Amortization		1,302
Total deferred income tax assets	370.5	1,769

Deferred income tax liabilities:
Property, plant and equipment	1	1
Total deferred income tax liabilities	1	1
Net deferred income tax asset	369.5	1,768
Valuation allowance	(369.5)	(1,768)
Net deferred tax asset	$0	$0

The difference between tax expenses and the amount computed by applying the statutory federal income tax rate (34%) to income before income taxes as of December 31, 2007 is as follows (in thousands):

	2006	2007

Statutory rate applied to pre-tax income	$(655)	(3,323)
Add (deduct):
State income taxes, net of federal benefit	2
Other permanent items	93	399
Change in valuation allowance	562	2,926
Income taxes	$0	$4

The Company has net operating loss carryforwards of approximately $4.2 million. These losses will begin to expire in 2024. Internal Revenue Code Section 382 places a limitation on the utilization of Federal net operating loss and other credit carryforwards when an ownership change, as defined by the tax law, occurs. Generally, this occurs when a greater that 50 percentage point change in ownership occurs. In July 2007, the Company completed a reverse merger and in November 2007, as a result of the completion of the Company’s private placement transaction, the investors in the private placement as a group, upon conversion, would become the beneficial owners of approximately 50% of the Company’s outstanding shares, after consideration of the conversion of convertible promissory notes issued to those investors in conjunction with the transaction. Accordingly, the actual utilization of net operating loss carryforwards and other deferred tax assets for tax purposes will be limited annually under code section 382 to a percentage of the fair market value of the Company at the date of this ownership change, and this effect will reduce the amount of these loss carryforwards which the Company will be able to utilize to offset against future taxable income. A valuation allowance has been provided against the net deferred tax assets available due to the uncertainty of the Company’s ability to generate long-term taxable income. The Company expects to reduce its valuation allowance if and when it believes that it is more likely than not that it will be realized.

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (“FIN 48”) - an interpretation of FASB Statement No. 109, Accounting for Income Taxes.” The interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. At the date of adoption, and as of December 31, 2007, the Company does not have a liability for unrecognized tax benefits. The Company files income tax returns in the U.S. federal jurisdiction and various states. The Company’s policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of December 31, 2007, the Company has no accrued interest or penalties related to uncertain tax positions. We have reviewed our corporate tax returns in an effort to search for tax positions that (on a more likely than not basis) would not be sustained if the Company were to undergo a tax audit. Based on the aforementioned procedures, the Company has concluded that there are no tax positions that (on a more likely than not basis) would be sustained under a tax audit.

Note 11. Stockholder’s Equity

During the year ended December 31, 2007, the Company completed the following
Preferred and Common Stock transactions:

Exchange of Warrants for Shares of Common Stock.

In January 2007, in connection with the issuance of the certain Visual Management Systems Holdings, Inc. debentures in 2005 and 2006, Visual Management Systems Holdings, Inc. issued shares of the common stock of Visual Management Systems Holdings, Inc. to holders of warrants to purchase shares of the common stock of Visual Managements Systems, Inc. As part of these transactions Visual Management Systems Holdings, Inc. issued a total of 1,136,400 shares of the common stock of Visual Management Systems Holdings, Inc. and retired warrants to purchase 568,200 shares of the common stock of Visual Management Systems Holdings, Inc.

Repurchase of Shares of Common Stock from NuQuest, Inc.

In January 2007, Visual Management Systems Holdings, Inc. repurchased from NuQuest, Inc. 494,469 shares of Visual Management System Holdings, Inc. common stock, for consideration of $150,000.

Merger and Private Placement.

On July 17, 2007, we acquired all of the outstanding capital stock of Visual Management Systems Holding, Inc., a New Jersey corporation, in connection with the merger of our wholly owned subsidiary with and into Visual Management Systems Holding, Inc. Pursuant to the agreement and plan of merger and reorganization, the former stockholders of Visual Management Systems Holding, Inc. received shares of our common stock representing approximately 76.5% of our outstanding common stock after giving effect to the merger and the cancellation of 476,429 shares of common stock surrendered by one of our principal stockholders.

Contemporaneous with the closing of the merger, we sold to subscribers 481 investment units pursuant to a confidential private placement memorandum dated March 30, 2007, with each unit consisting of one share of Series A convertible preferred stock and a warrant to purchase 1,000 shares of common stock at an initial exercise price of $3.50 per share. Each share of Series A convertible preferred stock has a $2,500 liquidation preference and was initially convertible into shares of common stock at a conversion price of $2.50 per share, subject to adjustment to protect against dilution under certain circumstances. As a result of a private placement of 5% secured convertible debentures and warrants that took place in November 2007 as described below, the conversion price of the Series A convertible preferred stock and the exercise price of the warrants has been adjusted to $.40 per share. The result of this adjustment is that the number of shares of common stock issuable pursuant to the 616 shares of preferred stock upon conversion has now increased from 616,000 to 3,850,000. Additional closings of the private placement took place through October 2007. We issued a total of 616 investment units in the offering.

The July Private Placement resulted in a beneficial conversion feature of $635,582, which the company recorded as a deemed dividend. In addition $903,065 was allocated to the warrants associated with the private Placement.

Holders of Series A Convertible Preferred Stock have no voting rights except as required by applicable law.

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Series A Convertible Preferred Stock will be entitled to receive out of assets of the Company available for distribution to it shareholders, before any distribution is made to holders of its common stock (or any other securities ranging junior to the Series A Convertible Preferred Stock), liquidating distributions in an amount equal to $2,500 per share. After payment of the full amount of the liquidating distributions to which the holders of the Series A Convertible Preferred Stock are entitled, holders of the Series A Convertible Preferred Stock will receive liquidating distributions pro rata with holders of common stock (or any other securities ranging on a parity with or junior to the Series A Convertible Preferred Stock to the extent required by the Company’s Certificate of Incorporation), based on the number of shares of common stock into which the Series A Convertible Preferred Stock is convertible at the conversion rate then in effect.

The Series A Convertible Preferred Stock is not redeemable by the Company, and the holders of the Series A Convertible Preferred Stock may not require the Company to redeem the Series A Convertible Preferred Stock.

Holders of Series A Convertible Preferred Stock are not entitled to receive dividends.

In connection with the private offering, the Company has agreed to use its best efforts to file a shelf registration statement (the “Resale Registration Statement”) with the SEC covering the resale of all shares issuable upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants issued in connection with the private placement on or before the date which is sixty (60) days after the date of the final closing of the private placement. The Company is obligated to maintain the effectiveness of the Resale Registration Statement from its effective date through and until forty-eight (48) months after the effective date. In the event the Resale Registration Statement was not filed with the SEC on or prior to the date which is sixty (60) days after the date of the final closing of the private placement or declared effective within 120 days after the date of the final closing of the private placement, the number of shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock will be increased, subject to the limit described below, by two percent (2%) for each month (or portion thereof) that the Resale Registration Statement is not so filed or effective.

The Company is required to use its best efforts to respond to any SEC comments to the Resale Registration Statement on or prior to the date which is twenty (20) business days from the date such comments are received. In the event that the Company fails to respond to such comments within twenty (20) business days, the number of shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock will be increased, subject to the limit described below, by two percent (2%) for each month (or portion thereof) that a response to the comments to such shelf registration statement has not been submitted to the SEC.

The aggregate increase in the number of shares issuable upon the conversion of the Series A Convertible Preferred Stock by reason of the failure to timely file the Resale Registration Statement, respond to SEC comments or have the Resale Registration Statement declared effective shall in no event exceed twenty percent (20%).

As of December 31, 2007 the Company’s estimate was that it was likely its registration statement would be declared effective by late April, and as of the date of this filing this remains management’s expectation. As such on December 31, 2007 we accrued an expense in the amount of $205,436 to reflect the additional expense we expect to incur as a result of this provision.

Management is currently seeking a waiver of this penalty from holders of the Company’s investment units, which would result in the elimination of these penalties.

Issuance of Equity Compensation in Connection with our Reverse Merger.

In July 2007, we issued 100,000 shares of common stock to Aide Consulting, a firm that advised us in connection with our reverse merger with Visual Management Systems Holdings, Inc.

Issuance of Equity Compensation to Mirador Consulting, Inc.

In September 2007 we issued 100,000 shares of the common stock to Mirador Consulting, Inc. with a fair market value of $390,000 based on the closing price of the Company’s stock on the date of share issuance, as partial compensation for consummation of a strategic alliance agreement wherein Mirador would provide certain investor relations services to the Company.

Issuance of Equity Compensation to Mercom, Inc.

In October 2007 we issued 30,000 shares of common stock to Mercom. Inc., with a fair market value of $61,500 based on the closing price of the Company’s stock on the date of share issuance, as partial compensation for consummation of an agreement wherein Mercom, Inc. would provide investor relations services to the Company. Per the terms of that agreement Mercom, Inc. shall be issued quarterly at the rate of 7,500 shares per month for the life of the agreement, which spans one year.

Issuance of Equity in Connection with our Convertible Note Financing and Private Placement.

From March to October 2007, we issued 71,600 shares of common stock, with a fair market value of $296,578 based on the closing price of the Company’s stock on the date of share issuance for each closing, to Brookshire Securities, Inc., our placement agent for certain convertible note financings and the private placement of Series A convertible preferred stock and warrants, in connection with those transactions.

Issuance of Common Stock Upon Conversion of Convertible Notes.

In December 2007 we issued 300,000 shares of common stock upon the conversion of convertible notes having an aggregate principal value of $120,000, at a conversion price of $.40 per share. Fair value of the incremental consideration was $206,040

Note 12. Warrants

During the year ended December 31, 2007, the Company completed the following transactions involving warrants to purchase shares of the common stock of the corporation:

Exchange of Warrants for Shares of Common Stock.

In January 2007, in connection with the issuance of the certain Visual Management Systems Holdings, Inc. debentures in 2005 and 2006, Visual Management Systems Holdings, Inc. issued shares of the common stock of Visual Management Systems Holdings, Inc. to holders of warrants to purchase shares of the common stock of Visual Managements Systems Holdings, Inc. As part of these transactions, Visual Management Systems Holdings, Inc. issued a total of 1,136,400 shares of the common stock of Visual Management Systems Holdings, Inc. and retired warrants to purchase 568,200 shares of the common stock of Visual Management Systems Holdings, Inc. Fair value of the incremental consideration was $590,044.

Issuance of Convertible Notes.

In March 2007, Visual Management Systems Holdings, Inc. issued to holders Convertible Notes with an aggregate principal value of $125,000, and a conversion price of $.625 per share of Visual Management Systems Holdings, Inc. common stock. In connection with this transaction the company also issued to holders warrants to purchase an aggregate number of 200,000 shares of the common stock of Visual Management Systems Holdings, Inc at an exercise price of $1.25. The Convertible Notes bore a maturity date of September 2007, and the warrants expired five years after issuance. Upon completion of the reverse merger between the Company and Visual Management Systems Holdings, Inc. the Convertible Notes and warrants became obligations of the Company, and pursuant to the terms of the reverse merger, the conversion price of the Convertible Notes and the exercise price of the warrants doubled, and the number of shares of the Company purchasable by the warrants was reduced by half.

Our placement agent in this transaction, Brookshire Securities Corporation, earned warrants to purchase 20,000 shares of the common stock of Visual Management Systems Holdings, Inc at an exercise price of $1.25. Upon completion of the reverse merger between the Company and Visual Management Systems Holdings, Inc. the Convertible Notes and warrants became obligations of the Company, and pursuant to the terms of the reverse merger, the exercise price of the warrants doubled, and the number of shares of the Company purchasable by the warrants was reduced by half, as a result the Company issued warrants to purchase 10,000 shares of the Company’s common stock to Brookshire Securities Corporation. As a result of a private placement of 5% secured convertible debentures and warrants that took place in November 2007 as described below, the conversion price of the Series A convertible preferred stock and the exercise price of the warrants has been adjusted to $.40 per share.

Merger and Private Placement.

As part of the reverse acquisition transaction and related private placement detailed above, purchasers of investment units received warrants to purchase an aggregate 616,000 shared of the common stock of the Company.

Our placement agent in that transaction, Brookshire Securities Corporation, also received warrants to purchase 61,600 shares of the common stock of the Company. All warrants sold as part of the July Merger and Private Placement were issued with an initial exercise price of $3.50. As a result of a private placement of 5% secured convertible debentures and warrants that took place in November 2007 as described below, the conversion price of the Series A convertible preferred stock and the exercise price of the warrants has been adjusted to $.40 per share.

November 2007 Private Placement.

On November 30, 2007, we entered into a securities purchase agreement with three affiliated institutional investors for the sale of original issue discount 5% secured convertible debentures and common stock purchase warrants. In this transaction, we issued an aggregate of $3.75 million principal amount of debentures at an original issue discount of 20% and warrants to purchase an aggregate of 11,250,000 shares of our common stock. The warrants expire in November 2014 and have an exercise price of $1.15 per share, subject to adjustment, including full ratchet anti-dilution protection. This transaction resulted in net proceeds to us of $2,676,674, after deducting fees and expenses of $323,326.

The November Private Placement resulted in a beneficial conversion feature of $600,751, which the company recorded as a discount to the face value of the debentures. The Company also recorded a $2,399,249 discount on the debentures based upon the relative fair values of the debentures and the investor warrants. During the year ended December 31, 2007, the entire $3,000,000 of these discounts was amortized and is included in interest expense in the accompanying consolidated financial statements.

Our placement agent in this transaction, Kuhns Brothers Securities, earned warrants to purchase 1,500,000 shares of the common stock of the Company at an exercise price of $.50. These warrants had a fair value of $1,588,391, which was charged to deferred financing cost.

Summary

The following table presents the Company’s 2007 and 2006 activity involving warrants to purchase shares of the common stock of the corporation.

	2007		2006

		Exercise		Exercise
	Shares	Price (weighted average)	Shares	Price (weighted average)

Balance - beginning of year	555,000	$1.25	240,000	$1.25

Issuances	13,537,600	$1.03	315,000	$1.25
Inducements	581,400	$1.25	-
Exercises	(1,136,400)	$1.25	-
Forfeitures	-		-

Balance - end of year	13,537,600	$1.03	555,000	$1.25

		Approx	Exercise
Description	12/31/2007 Shares	Remaining Term (Years)	Price (weighted average)	12/31/2006 Shares

Placement Agent	71,600	3.5	$0.40	0

Preferred Shareholders	616,000	3.5	$0.40	0

Bridge Note Investors	100,000	6.9	$0.40	0

Convertible Debt Holders	11,250,000	6.9	$1.15	0

Placement Agent	1,500,000	4.9	$0.50	0

	13,537,600	6.5	$1.03	0

Note 13. Stock Options

During the year ended December 31, 2007, the Company completed the following transactions involving options to purchase shares of the common stock of the corporation.

Visual Management System Equity Incentive Plan.

We adopted an Equity Incentive Plan (the “Plan”) in connection with our acquisition of Visual Management Systems Holding, Inc.

Options granted under the Plan become vested 50% one year from the date of grant and in full two years from the date of grant. Options are exercisable immediately upon vesting. No shares are reserved for the Plan and all shares are expected to be issued from authorized shares not yet outstanding, or from Treasury Stock, if available.

The Company estimated the fair value of each option award on the date of grant using the Black Scholes valuation model. Assumptions about stock-price volatility have been estimated by management based upon the implied volatilities of other publicly traded companies within the industry. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. Forfeitures were estimated as management’s best approximation.

The following table presents the weighted-average assumptions used to estimate the fair values of the stock options granted in the periods presented:

	2007		2006

Risk Free Rate of Return	3.81%		4.90%
Option lives	6.93	years	10	years
Annual Volatility	124%		150%
Forfeiture Rate	6%		0%

Issuance of Stock Options in February, 2007.

In February 2007, Visual Management Systems Holdings, Inc. issued an aggregate of 312,500 10-year options to purchase shares of the common stock of Visual Management Systems Holdings, Inc. with an exercise price of $1.25 per share, half of which vested one year from the grant date, and half which vested two years from the grant date. These options were granted in part to employees of Visual Management Systems Holdings, Inc., and in part to consultants whose services were retained by Visual Management Systems Holdings, Inc. The fair market value of these options upon issuance was $497,670. Upon the acquisition of Visual Management Holdings Inc. by the Company as part of our Reverse Merger these options were reissued by the Company, with the number of options issued to each holder divided in half, and their exercise price doubled. Amongst the employees receiving options under this issuance was Caroline Gonzalez our Chief Operations Officer, who after taking into effect the results of our merger now holds 125,000 options to buy shares of the Company’s stock at $2.50.

Of the February 2007 grants, options representing the right to purchase 5,000 shares of Visual Management Systems, Inc., have been returned to the company as of December 31, 2007 because the employees issued them were terminated before the options vested.

Issuance of Stock Options in March, 2007.

In March 2007 Visual Management Systems Holdings, Inc. issued an aggregate of 40,000 10-year options to purchase shares of the common stock of Visual Management Systems Holdings, Inc. with an exercise price of $1.25 per share, half of which vested one year from the grant date, and half which vested two years from the grant date. These options were granted to members of the Board of Directors of Visual Management Systems Holdings, Inc. The fair market value of these options upon issuance was $127,200. Upon the acquisition of Visual Management Holdings Inc. by the Company as part of our Reverse Merger these options were exchanged for options to purchase shares of the Company, with the number of shares of common stock subject to the options divided in half, and the exercise price doubled.

Issuance of Stock Options in Exchange for Existing Options in July, 2007 Pursuant to our Reverse Merger.

Upon the closing of our acquisition of Visual Management Systems Holding, Inc., we issued options to acquire 1,226,500 shares of our common stock having an exercise price of $2.50 per share in exchange for outstanding options to acquire Visual Management Systems Holding, Inc. common stock. The exercise of the options that we granted is conditioned upon our achieving annual revenues of $5,000,000 or more in a calendar year. A total of 2,088,126 shares of our common stock have been reserved for issuance under our Equity Incentive Plan.

Issuance of Stock Options to L.G. Zangani, LLC.

In August 2007 the Company issued 18,000 5-year options to purchase shares of the common stock of the Company with an exercise price of $3.50, to L.G. Zangani, LLC, as partial compensation for consummation of an agreement wherein L.G. Zangani, LLC would provide investor relations services to the Company. The fair market value of these options upon issuance was $54,000.

Issuance of Stock Options to Mirador Consulting, Inc

In September 2007 the Company issued 50,000 2-year options to purchase shares of the common stock of the Company with an exercise price of $5.00, and 50,000 2-year options to purchase shares of the Company with an exercise price of $7.00, to Mirador Consulting, Inc. as compensation for entering into a strategic alliance agreement wherein Mirador would provide certain investor relations services to the Company. The fair value of these options upon issuance was $208,000.

Summary

The following table presents the Company’s 2007 and 2006 activity involving options to purchase shares of the common stock of the corporation.

	2007		2006
		Weighted		Weighted
		Avg		Avg
	Shares	Exercise Price	Shares	Exercise Price

Outstanding at January 1	967,500	$2.50	705,000	$2.50

Granted	314,500	$3.67	262,500	$2.50
Forfeited	47,500	$2.50

Outstanding at December 31	1,234,500	$2.81	967,500	$2.50

Options Exercisable at December 31	933,750	$2.89	352,500	$2.50

The aggregate intrinsic value of outstanding and exercisable options to purchase shares at 12/31/07 was $0.

The weighted average fair value of options issued at grant using the fair value method during 2007 is estimated at $2.82

Pursuant to the terms of the Agreements governing the merger between Wildon Productions, Inc. and Visual Management Systems Holding, Inc., holders of options to purchase shares of VMSH stock received upon the merger the option to buy half as many shares of Visual Management Systems, Inc. stock as they had the previous right to buy VMSH stock, with the exercise price on those new options being double the price of their previous options.

		Weighted
	Shares Outstanding	Avg	Exercisable
Exercise prices	at 12/31/07	Life	at 12/31/07

$ 2.50	1,116,500	7.93	818,750
$ 3.50	18,000	4.58	15,000
$ 5.00	50,000	1.67	50,000
$ 7.00	50,000	1.67	50,000

	1,234,500	7.37	933,750

The Company recognized compensation expense from the vesting of stock options of $980,938 and $469,337 for the years ended December 31, 2007 and 2006 respectively. The Company’s future compensation expense from these stock options was $597,186

Note 14. Financing Activity

In addition to the March Issuance of Convertible Notes, and the July Merger and Private Placement detailed previously the Company participated in the following financing transactions.

November Private Placement

We issued $3.75 million in aggregate principal amount of 5% secured convertible debentures at an original issue discount of 20% and warrants to purchase an aggregate of 11,250,000 shares of common stock at an exercise price of $1.15 per share in our November 2007 Private Placement. The following summarizes the terms of the debentures issued in our November 2007 Private Placement.

•	Term. The debentures are due and payable on May 31, 2010.

•	Interest. Interest accrues at the rate of 5% per annum and is payable quarterly on April 1, July 1, October 1 and December 1, commencing on January 1, 2008.

•	Monthly Principal Payments. Monthly principal payments equal to 1/18th of the principal amount due under each debenture begin December 1, 2008 and continue through May 31, 2010.

•
Payments of Principal and Interest. We have the right to pay interest and monthly principal payments in cash, or upon notice to the holders and compliance with certain equity conditions, including having a currently effective registration statement covering the shares of common stock issuable upon conversion of the debentures, we can pay all or a portion of any such payment in common stock valued at a price equal to the lesser of the then effective conversion price (initially $0.50) or 85% of the average of the volume weighted average price, or VWAP, per share as reported by Bloomberg L.P. for our common stock for the 10 consecutive trading days immediately prior to the applicable payment date.

•
Early Redemption. We have the option to redeem the debentures before their maturity by payment in cash of 120% of the then outstanding principal amount plus accrued interest and other charges. To redeem the debentures we must meet certain equity conditions, including having a currently effective registration statement covering the shares of common stock issuable upon conversion of the debentures. The payment of the debentures would occur on the 10th day following the date we gave the holders notice of our intent to redeem the debentures. We agreed to honor any notices of conversion that we receive from a holder before the date we pay off the debentures.

•
Voluntary Conversion by Holder. The debentures are convertible at any time at the discretion of the holder at a conversion price per share of $.50, subject to adjustment including full-ratchet, anti-dilution protection, and subject to a 9.99% cap on the beneficial ownership of our shares of common stock by the holder and its affiliates following such conversion. The number of shares issuable upon conversion of the debentures is determined by dividing the stated principal amount being converted by the conversion price then in effect. As a result, if the holders of the debentures had elected to convert the entire $3,750,000 aggregate principal amount of the debentures in full on November 29, 2007, they would have received 7,500,000 shares of our common stock. Inasmuch as the amount paid for the debentures was $3,000,000, the actual cost per share would have been $.40. On November 30, 2007, the closing price of our common stock on the OTC Bulletin Board was $1.18 per share. As a result, the aggregate dollar value of the shares issuable upon conversion as of the date of the issuance of the debentures was $8,850,000.

•
Forced Conversion. Subject to compliance with certain equity conditions, including having a currently effective registration statement covering the shares of common stock issuable upon conversion of the debentures and subject to a 9.99% cap on the beneficial ownership of our shares of common stock by the holder and its affiliates following such conversion, we also have the right to force conversion if the average of the VWAP for our common stock exceeds $2.88 for 20 trading days out of a consecutive 30 trading day period.

The debentures impose certain covenants on us, including restrictions against incurring additional indebtedness, creating any liens on our property, amending our certificate of incorporation or bylaws, redeeming or paying dividends on shares of our outstanding common stock, and entering into certain related party transactions. The debentures define certain events of default, including without limitation failure to make a payment obligation, failure to observe other covenants of the debenture or related agreements (subject to applicable cure periods), breach of representation or warranty, bankruptcy, default under another significant contract or credit obligation, our common stock ceases to be eligible for listing or quotation on a trading market, a change in control, failure to secure and maintain an effective registration statement covering the resale of the common stock underlying the debentures and the warrants, or failure to deliver share certificates in a timely manner. In the event of default, the holders of the debentures have the right to accelerate all amounts outstanding under the debenture and demand payment of a mandatory default amount equal to 130% of the amount outstanding, plus accrued interest and expenses. Our obligations under the debentures are secured by substantially all of our assets.

In addition, the holders of the debentures have a right to participate in up to 100% of any debt or equity financing we propose to undertake through the date that is the 12-month anniversary of the effectiveness of the registration statement that we were required to file.

Issuance of Promissory Note.

In September 2007 we issued a promissory note with a principal value of $250,000, at an annual interest rate of 8% and a maturity date of January 4, 2008 to an individual lender. In June 2008, the holder of the note assigned it to a pension plan formed for the benefit of a member of our Board of Directors which agreed to exchange the note for a new note in the principal amount of $267,192, which bears interest at a rate of ten percent per annum and becomes due on December 10, 2008 and options to acquire 20,000 shares of our common stock at a price of $0.40 per share.

Issuance of Original Issue Discount Promissory Notes.

In November 2007 we issued a series of original issue discount promissory notes, secured by executed but incomplete contracts for installation of our products which yielded net aggregate proceeds to the company of $395,200, and which bore an aggregate principal value due at maturity of $500,000. Among the holders of these notes was Michael Ryan a member of the Company’s board of directors who was issued a note which yielded proceeds to the company of $84,000, with a principal due at maturity of $100,000. The original issue discount promissory notes were all paid in full in December 2007.

SBA Insured Loan with Commerce Bank

On December 4, 2007 we paid $103,304 in satisfaction of an outstanding Small Business Administration insured term loan agreement with Commerce Bank. This represented the total outstanding amount owed under the loan agreement and after final payment was received the loan agreement was terminated.

Note 15. Commitments and Contingencies

Office Leases

As of December 31, 2007, our corporate headquarters are located in Toms River, New Jersey under a lease for approximately 4,500 square feet of office space expiring in January, 2009. We also maintain a 3,200 square foot communications and training facility in Toms River, New Jersey under a lease which expires in April 2010. We maintain a 3,700 square foot PDG assembly and technical facility in Dayton, Ohio under a lease expiring in May 2008 and approximately 2,000 square feet of office space in Nesconsset, New York under a lease expiring in November 2009. We operate a small sales and warehousing office and Virginia which expires in December 2011. In Massachusetts we lease office and storage space on a month-to-month basis. As of 2008 we now also operate a small sales and warehousing office in Maryland.

Under the terms of the leases the Company pays monthly rent of approximately $14,000 per month. The Company records rent on a straight line basis.

The minimum annual rent under non-cancelable leases for the periods subsequent to December 31, 2007, are as follows:

Year Ending December 31	Amount
2008	$150,775
2009	$90,734
2010	$35,946
$277,455

Chase Term Loan

The Company is party to a $50,000 term loan agreement with JPMorgan Chase Bank, N.A. which provides for interest at a rate of 8.61% per annum and which is payable in equal monthly installments through October 2013. As of December 31, 2007, $43,711 was outstanding under the loan agreement.

Auto Loans

We had $400,336 in principal balance on auto loans outstanding as of December 31, 2007. These loans, which bear interest at rates ranging from 3.9% to 8.69%, mature at various dates through November 2012.

Leased Equipment

We enter into operating leases in the ordinary course of business for office and warehouse space and equipment. The current outstanding value of leased equipment is $57,456.

September 2007 Promissory Note

In September 2007 we issued a promissory note with a principal value of $250,000 an annual interest rate of 8% and a maturity date of January 4, 2008 to an individual investor. As of December 31, 2007 the combined principal and interest due on the note was $256,180. As of the filing date hereof the note has neither been paid nor its term extended.

November 2007 Debentures

Since January 1, 2008, we have been required to make quarterly payments of interest under the convertible debentures issued in our November 2007 private placement. Monthly principal payments in the aggregate of $208,333 begin in November 2008. We have the right to pay interest and monthly principal payments in cash, or upon notice to the holders and compliance with certain equity conditions, including having a currently effective registration statement covering the shares of common stock issuable upon conversion of the debentures, we can pay all or a portion of any such payment in common stock valued at a price equal to the lesser of the then effective conversion price (initially $0.50) or 85% of the average of the volume weighted average price, or VWAP, per share as reported by Bloomberg L.P. for our common stock for the 10 consecutive trading days immediately prior to the applicable payment date. If the holders of the debentures voluntarily elect to convert all or a portion of the debentures into common stock, the conversion price will be $.50, subject to adjustment including full-ratchet anti-dilution protection. This could result in substantial dilution to our existing stockholders.

Our ability to make payments of principal and interest required under the terms of the debentures will depend on our financial condition and resources available at the time that the payments become due. We have not yet made any payments due to the debenture holders for the scheduled January 1, 2008 or April 1, 2008 accrued interest payments, and the holders have made no request for us to do so. It is our expectation that when our registration statement is effective as to the shares of our common stock underlying the interest payable in those periods that we will make payment to the holders in shares of our common stock.

Credit Facility

The Company had borrowings under the credit facilities listed below as of December 31, 2007 and 2006, respectively

	2007	2006

JP Morgan Chase	$49,981	$50,000

On October 4, 2006, the Company entered into a Business Creditlink agreement with JP Morgan Chase under which the Company was provided with a $50,000 line of credit. During the fourth quarter of 2006,the Company drew $50,000 for general corporate purposes.

Borrowings under the credit facilty are secured by all of the Company's assets and is personally guaranteed by the Company's CEO.

A summary of our contractual obligations as of December 31, 2007 is as follows

	Payments Due by Period
	2008	2009	2010	2011	2012	Thereafter
Chase Term Loan	$6,015	$6,553	$7,140	$7,780	$8,476	$7,747
Auto Loans	$91,524	$95,960	$79,207	$68,086	$50,877	$14,682
Leased Equipment	$30,700	$23,808	$13,370	—	—	—
September 2007 Promissory Note	$250,000	—	—	—	—	—
November 2007 Debentures	$208,333	$2,500,000	$1,041,667	—	—	—

Note 16. Related Party Transactions

Issuance of Original Issue Discount Promissory Note to Member of the Board of Directors.

In November 2007 the Company issued an original issue discount promissory note to Michael Ryan, a member of our Board of Directors. The note yielded net proceeds to the company of $79,800, with a principal due at maturity of $100,000. The Note was paid in full in December 2007.

Note 17. Subsequent Events

Termination of Chief Financial Officer and Naming of Interim Chief Financial Officer.

On February 11, 2007 we terminated our Chief Financial Officer Howard Herman. As of that date our former controller Frank Schmid became our Interim Chief Financial Officer.

Extension of Strategic Alliance Agreement with Mirador Consulting, Inc.

On March 24, 2007 the Company modified and extended the terms of the strategic alliance agreement between the Company and Mirador Consulting, Inc. On April 2, 2008, the Company issued 600,000 shares of its common stock to Mirador Consulting Inc. (“Mirador”) as compensation to Mirador for investor relations services offered to the Company pursuant to a March 24, 2008 Addendum to the Strategic Alliance Agreement between the Company and Mirador. That Addendum extends the original Agreement until September 2009 and removes any cash component of Mirador’s compensation. The Company relied upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, in making such issuance.

Naming of Chief Operating Officer.

On April 2, 2008, the Company appointed Caroline Gonzalez its Chief Operating Officer, pending approval of the Board of Directors of the Company. Ms. Gonzalez previously served the Company as Chief Information Officer. Kevin Sangirardi the former Chief Operating Officer was named the Company’s Director of Operations.

Acquisition of Intelligent Digital Systems, LLC.

On April 3, 2008, the Company entered into an agreement with Intelligent Digital Systems, LLC pursuant to which the Company purchased substantially all the assets of IDS. In exchange for these assets, the Company issued to IDS (i) an unsecured Convertible Note (the “Note”) in the principal amount of $1.544 million, bearing no interest until its maturity date, which is April 3, 2011 and (ii) $42,000 in cash, for a total purchase price of $1.586 million. If not converted or paid within 30 days of maturity, then from and after the maturity date, the Note will bear annual interest at 12% per annum. The Note is convertible at IDS’ discretion into shares of the Company’s common stock at a conversion price of $1.15 per share after May 31, 2010, or upon the approval of a majority in interest of the holders of the Company’s then outstanding 5% Senior Secured Convertible Debentures (the “Debentures”), or any securities issued on conversion thereof. The Company has agreed to register the shares issuable upon conversion of the note for public resale.

As part of the transaction the Company and IDS entered into a joint venture to obtain approval of certain patent applications formerly held by IDS that are relevant to the Company’s industry which have been assigned to the joint venture. The joint venture has granted the Company an exclusive license to use the technology which is the subject of the patent applications in the manufacture, distribution, integration and installation of digital video surveillance devices for the security industry. If the patents are ultimately issued, the joint venture will seek to promote and market the technology underlying the patent applications, and will pursue claims against any parties potentially infringing on the protected technology. Each of the Company and IDS has a 50% interest in the joint venture.

The Company and Jay Edmond Russ, the principal shareholder of IDS, have entered into a four year consulting agreement which requires the Company to pay Mr. Russ $75,000 per year for consulting services.

PART I - FINANCIAL INFORMATION

Item 1. FINANCIAL STATEMENTS
Visual Management Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	March 31, 2008	December 31, 2007
	(unaudited)	(audited)
Assets

Current assets
Cash	$111,567	$707,025
Accounts receivable, net	195,912	296,447
Inventory	587,606	605,724
Prepaid expenses	5,190	23,931
Total current assets	900,275	1,633,127

Property and equipment - net	726,786	682,285
Deposits and other assets	90,808	102,308
Intangible assets - net	1,659,727	1,851,091

Total Assets	$3,377,596	$4,268,811

Liabilities and Stockholders' Deficit

Current liabilities
Accounts payable	$705,074	$780,521
Accrued expenses and other current liabilities	973,096	627,445
Customer deposits	236,041	137,160
Sales tax payable	78,236	38,727
Bank line of credit	49,981	49,981
Current portion of long-term debt	346,278	347,539
Current portion of obligations under capital leases	53,811	30,700
Convertible notes payable	833,333	208,333
Total current liabilities	3,275,850	2,220,406

Convertible notes payable
(net of current maturities and unamortized discount of $648,333)	$2,268,334	2,818,334
Long-term debt - net of current portion	306,696	346,509
Obligations under capital leases - net of current portion	100,554	37,179
Commitments and contingencies
Stockholders' deficit
Preferred stock	1	1
Common stock	8,002	7,379
Additional paid-in-capital	12,744,785	12,030,155
Accumulated deficit	(15,176,626)	(13,041,152)
Treasury stock, at cost	(150,000)	(150,000)
Total stockholders' deficit	(2,573,838)	(1,153,617)

Total Liabilities and Stockholder's Deficit	$3,377,596	$4,268,811

The accompanying notes to the Condensed Consolidated Financial Statements are an integral part of these statements.

Visual Management Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Three Months Ended March 31, 2008 and 2007 (unaudited)

	2008	2007

Revenues - net	$1,577,309	$1,160,437

Cost of revenues	843,113	564,215

Gross profit	734,196	596,222

Operating expenses	2,729,362	1,543,078

Loss from operations	(1,995,166)	(946,856)

Other (income) expenses
Debt conversion expense	-	590,044
Interest income	-	(49)
Interest expense	140,003	129,171
Miscellaneous income	305	26,013

Net loss	$(2,135,474)	$(1,692,035)

Per share data - basic and fully diluted	$(0.29)	$(0.29)

Weighted average number of common
shares outstanding	7,442,367	5,934,577

The accompanying notes to the Condensed Consolidated Financial Statements are an integral part of these statements.

Visual Management Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2008 and 2007 (unaudited)

	2008	2007

Cash flows from operating activities
Net loss	$(2,135,474)	$(1,692,035)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	242,797	26,412
Non-cash interest expense	75,000	129,000
Payment of stock for services	690,000	-
Stock-based compensation	25,253	207,740
Debt conversion expense	-	590,044
Loss on disposition of assets	305	-
(Increase) decrease in operating assets
Accounts receivable	100,535	22,338
Inventory	18,118	(44,852)
Prepaid expenses and other assets	18,741	5,364
Deposits and other assets	11,500	(17,240)
Increase (decrease) in operating liabilities
Accounts payable	(75,447)	(118,384)
Accrued expenses and other current liabilities	345,651	46,543
Sales tax payable	39,509	11,610
Customer deposits	98,881	54,032
Net cash used by operating activities	(544,631)	(779,428)

Cash flows from investing activities
Purchases of property and equipment	(11,991)	(12,177)
Proceeds from disposition of assets	11,143	-
Net cash used by investing activities	(848)	(12,177)

Cash flows from financing activities
Repayment of capital leases	(8,905)	(3,647)
Proceeds from convertible notes payable (net of $12,500 issuance costs)	-	112,500
Proceeds from the sale of common stock	-	871,230
Repurchase of stock into treasury	-	(150,000)
Principal repayments of long-term debt	(41,074)	(7,879)
Proceeds from loans payable - stockholders		(4,943)
Net cash provided by financing activities	(49,979)	817,261

Change in cash	(595,458)	25,656

Cash
Beginning of period	707,025	963
End of period	$111,567	$26,219

The accompanying notes to the Condensed Consolidated Financial Statements are an integral part of these statements.

Visual Management Systems, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
March 31, 2008

1. Basis of Presentation and Nature of Business Operations

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the requirements of Form 10-Q and Item 310 of Regulation S-B of the Securities and Exchange Commission (the “Commission”) and include the results of Visual Management Systems, Inc., formerly known as Wildon Productions, and Visual Management Systems Holding, Inc., Visual Management Systems LLC and Visual Management Systems PDG, LLC, its wholly-owned subsidiaries (the “Subsidiaries”), which are collectively referred to as the “Company”. Accordingly, certain information and footnote disclosures required in the unaudited consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. The statements are subject to possible adjustments in connection with the annual audit of the Company’s accounts for the year ending December 31, 2008. In the opinion of the Company’s management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for the fair presentation of the Company’s consolidated financial position as of March 31, 2008 and the results of its operations for the three month periods ended March 31, 2008 and 2007, and are not necessarily indicative of results that may be expected for the entire year. These unaudited condensed financial statements should be read in conjunction with the audited financial statements and related notes included in the Company’s Annual Report for the year ended December 31, 2007 on Form 10-K, and 8-K/A, whereing the March 31, 2007 information has been restated.

The Company delivers protective technology solutions and remote management loss prevention surveillance systems and provides on-site consultations regarding its products. The Company also sells, installs, upgrades and services Digital Video Recording Systems. The Company is New Jersey-based and began operations in June 2003.

Recent Transactions

Acquisition of Assets of Intelligent Digital Systems, LLC. On April 3, 2008, the Company purchased substantially all the assets of Intelligent Digital Systems, LLC. (“IDS”). IDS is the developer and manufacturer of the TechEye Digital Video (DVR) Recording Technology. In exchange for IDS’ assets the Comapny issued to IDS an unsecured convertible note in the principal amount of $1.544 million, bearing no interest until April 3, 2011, its maturity date, and cash totaling $42,000 payable over a total of seven months. If not converted, or paid within 30 days of maturity, then from and after the maturity date, the convertible note will bear annual interest at 12%. The convertible note is convertible at the discretion of IDS into shares of common stock after May 31, 2010, or upon the approval of a majority in interest of the holders of the then outstanding 5% secured convertible debentures, or any securities issued on conversion thereof, at a conversion price of $1.15 per share. The Company has agreed to provide its best efforts towards registering the shares issuable upon the conversion of the note for public resale.

In connection with the transaction, the Company entered into a joint venture with IDS to obtain approval of certain patent applications formerly held by IDS that are relevant to the surveillance industry which have been assigned to the joint venture. The joint venture has granted the Company an exclusive license to use the technology which is the subject of the patent applications in the manufacture, distribution, integration and installation of digital video surveillance devices for the security industry. If the patents are ultimately issued, the joint venture will seek to promote and market the technology underlying the patent applications, and will pursue claims against any parties potentially infringing on the protected technology. Each of IDS and and the Company has a 50% interest in the joint venture.

2.  Going Concern

The accompanying financial statements have been prepared assuming the Company is a going concern, which assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company suffered recurring losses from operations, a recurring deficiency of cash from operations, including a cash deficiency of approximately $545,000 from operations for the three months ended March 31, 2008.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount of liabilities that might be necessary should the Company be unable to continue in existence. Continuation of the Company as a going concern is dependent upon achieving profitable operations in the long-term and raising additional capital to support existing operations for at least the next twelve months. Management’s plans to achieve profitability include, obtaining new customers and putting into effect the a reduction of expenses.

3.  Equity Based Compensation, Common Stock and Options

Issuance of Stock Options to L.G. Zangani, LLC.

In January 2008 the Company issued 18,000 5-year options to purchase shares of the common stock of the Company with an exercise price of $3.00, to L.G. Zangani, LLC, as partial compensation for consummation of an agreement wherein L.G. Zangani, LLC would provide investor relations services to the Company. The fair market value of these options upon issuance was $20,218.

Issuance of Equity Compensation to Mirador Consulting, Inc.

In March 2008 the Company issued 600,000 shares of common stock to Mirador Consulting, Inc. (“Mirador”), with a fair market value of $672,000 as compensation for modification of the September 2007 Strategic Alliance Agreement wherein Mirador would provide investor relations and other services to the Company. Per the terms of that agreement Mirador, was issued 600,000 shares in exchange for extending the agreement for a period of one year and for Mirador to waive the monthly cash fee.

Issuance of Equity Compensation to Mercom Capital Group, LLC.

In January 2008 the Company issued 22,500 shares of common stock to Mercom Capital Group, LLC. (“Mercom”), with a fair market value of $18,000 as compensation in connection with the October 2007 agreement wherein Mercom would provide investor relations services to the Company. Per the terms of that agreement Mercom shall be issued 120,000 shares. 30,000 shares were issued in 2007 and the remaining 90,000 shares will be vested monthly and issued quarterly, the first such issuance beginning in January of 2008.

3.	Commitments and Contingencies

Commitments and Contingencies.

In September 2007 we issued a promissory note with a principal value of $250,000, at an annual interest rate of 8% and a maturity date of January 4, 2008 to an individual lender. In June 2008, the holder of the note assigned it to a pension plan formed for the benefit of a member of our Board of Directors which agreed to exchange the note for a new note in the principal amount of $267,192, which bears interest at a rate of ten percent per annum and becomes due on December 10, 2008 and options to acquire 20,000 shares of our common stock at a price of $0.40 per share.

In connection with the Company’s July 2007 Private Placement, the Company agreed to use its best efforts to file a shelf registration statement (the “Resale Registration Statement”) with the SEC covering the resale of all shares issuable upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants issued in connection with the private placement on or before the date which is sixty (60) days after the date of the final closing of the private placement. The Company is obligated to maintain the effectiveness of the Resale Registration Statement from its effective date through and until forty-eight (48) months after the effective date. In the event the Resale Registration Statement was not filed with the SEC on or prior to the date which is sixty (60) days after the date of the final closing of the private placement or declared effective within 120 days after the date of the final closing of the private placement, the number of shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock will be increased, subject to the limit described below, by two percent (2%) for each month (or portion thereof) that the Resale Registration Statement is not so filed or effective.

The Company is required to use its best efforts to respond to any SEC comments to the Resale Registration Statement on or prior to the date which is twenty (20) business days from the date such comments are received. In the event that the Company fails to respond to such comments within twenty (20) business days, the number of shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock will be increased, subject to the limit described below, by two percent (2%) for each month (or portion thereof) that a response to the comments to such shelf registration statement has not been submitted to the SEC.

The aggregate increase in the number of shares issuable upon the conversion of the Series A Convertible Preferred Stock by reason of the failure to timely file the Resale Registration Statement, respond to SEC comments or have the Resale Registration Statement declared effective shall in no event exceed twenty percent (20%).

As of March 31, 2007 the Company’s estimate was that it was likely its registration statement would be declared effective by late May, and as of the date of this filing this remains management’s expectation. As such on April 25, 2008 we accrued an expense in the amount of $73,150 to reflect the additional expense we expect to incur as a result of this provision.

Since January 1, 2008, the Company has been required to make quarterly payments of interest under the convertible debentures issued in the November 2007 Private Placement. Monthly principal payments in the aggregate of $208,333 begin in November 2008. The Company has the right to pay interest and monthly principal payments in cash, or upon notice to the holders and compliance with certain equity conditions, including having a currently effective registration statement covering the shares of common stock issuable upon conversion of the debentures, the Company can pay all or a portion of any such payment in common stock valued at a price equal to the lesser of the then effective conversion price (initially $0.50) or 85% of the average of the volume weighted average price, or VWAP, per share as reported by Bloomberg L.P. for common stock for the 10 consecutive trading days immediately prior to the applicable payment date. If the holders of the debentures voluntarily elect to convert all or a portion of the debentures into common stock, the conversion price will be $.50, subject to adjustment including full-ratchet anti-dilution protection. This could result in substantial dilution to existing stockholders.

The Company’s ability to make payments of principal and interest required under the terms of the debentures will depend on the Company’s financial condition and resources available at the time that the payments become due. The Company did not timely pay the $15,625 and $46,875 of interest payments due under our convertible debentures on January 1, 2008 and April 1, 2008, respectively; however, all such amounts were paid in May 2008.

In connection with the Company’s November 2007 Private Placement, the Company also entered into a registration rights agreement dated November 29, 2007, with the institutional investors, pursuant to which the Company agreed to file a registration statement covering the resale of the shares of common stock that may be issued to such investors upon the conversion of the debentures, payment in kind, and the exercise of the related warrants. The Company also agreed to maintain the effectiveness of the registration statement (subject to certain limitations) for a period of time until the holders can sell the underlying common stock without volume restrictions under Rule 144(k) of the Securities Act of 1933, or the “Securities Act.” If the registration statement was not declared effective by March 30, 2008, or if the Company fails to maintain the effectiveness of the registration statement, or if the Company fails to respond in writing to comments made by the Commission in respect of the resale registration statement within 15 calendar days after receipt of those comments, the Company is required to pay to each investor, as partial liquidated damages, cash equal to 2% of the aggregate purchase price paid by such investor for any securities purchased in thr November 2007 Private Placement and then held by such investor, and will be required to pay to such investor such amount for each subsequent 30-day period, up to a maximum aggregate liquidated damages amount of 20% of the aggregate purchase price paid by such investor in the November 2007 Private Placement. The Company’s registration statement was not declared effective by April 30, 2008 and the Company did not respond to Commission comments regarding the registration statement within 15 days after receipt, and is therefore in violation of this term of the registration rights agreement, and the liquidated damages detailed above are currently accruing. The Company has accrued an expense in the amount of $120,000 ($60,000 during the three months ended March 31, 208) to reflect the additional expense we expect to incur as a result of this provision.

4.	Subsequent Event

Acquisition of Intelligent Digital Systems, LLC.

On April 3, 2008, the Company purchased substantially all the assets of Intelligent Digital Systems, LLC. (“IDS”). IDS is the developer and manufacturer of the TechEye Digital Video (DVR) Recording Technology. In exchange for IDS’ assets we issued to IDS an unsecured convertible note in the principal amount of $1.544 million, bearing no interest until April 3, 2011, its maturity date, and cash totaling $42,000 payable over a total of seven months. If not converted, or paid within 30 days of maturity, then from and after the maturity date, the convertible note will bear annual interest at 12%. The convertible note is convertible at the discretion of IDS into shares of common stock after May 31, 2010, or upon the approval of a majority in interest of the holders of the then outstanding 5% secured convertible debentures, or any securities issued on conversion thereof, at a conversion price of $1.15 per share. The Company has agreed to provide its best efforts towards registering the shares issuable upon the conversion of the note for public resale.

In connection with the transaction, the Company entered into a joint venture with IDS to obtain approval of certain patent applications formerly held by IDS that are relevant to the security industry which have been assigned to the joint venture. The joint venture has granted the Company an exclusive license to use the technology which is the subject of the patent applications in the manufacture, distribution, integration and installation of digital video surveillance devices for the security industry. If the patents are ultimately issued, the joint venture will seek to promote and market the technology underlying the patent applications, and will pursue claims against any parties potentially infringing on the protected technology. Each of IDS and the Company has a 50% interest in the joint venture

Financial Statements of Intelligent Digital Systems, LLC

REPORT OF INDEPENDENT AUDITORS

The Members
Intelligent Digital Systems, LLC

We have audited the accompanying balance sheet of Intelligent Digital Systems, LLC as of December 31, 2007 and the related statements of income and members’ capital and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Intelligent Digital Systems, LLC at December 31, 2007 and the results of their preparations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

January 28, 2008

Perlson, Touhy & Company LLP
North Massapequa, NY

Intelligent Digital Systems, LLC
Balance Sheets

	At December 31, 2007	At March 31, 2008
	(audited)	(unaudited)
Current Assets

Cash and cash equivalents	$5,217	$2,777
Accounts Receivable	38,874	3,185
Inventory	44,155	20,123
Prepaid Expenses	1,150	-
Total Current Assets	89,396	26,085

Property and Equipment, net	300	225

Total Assets	89,696	26,310

Current Liabilities
Accounts payable	1,093	15,000
Long term liabilities	15,000

Member's capital	73,603	10,502

Total liabilites and member's capital	$89,696	$26,310

Intelligent Digital Systems, LLC
Statements of Operations

	For the twelve months ended	For the three months ended
	December 31, 2007 (audited)	March 31, 2008 (unaudited)

Revenues – net	$131,260	$9,918

Cost of revenues	130,716	63,849

Gross margin	544	(53,931)

Operating expenses	337,585	17,303

Loss from operations	(337,041)	(71,234)

Other (income) expenses
Debt conversion expense		-
Interest income	(12)	-
Interest expense		-
Miscellaneous income		-
	(12)	-

Net Profit (Loss)	$(337,029)	$(71,234)

Intelligent Digital Systems, LLC
Statements of Cash Flows

	For the twelve months ended December 31, 2007 (audited)	For the three months ended March 31, 2008 (unaudited)

Cash flows from operating activities
Net loss	$(337,029)	$(71,234)
Adjustment to reconcile net loss to net cash used by operating activities:
Depreciation	1,865	75
Effects of changes in operating assets and liabilities
Accounts receivable	32,261	35,689
Inventories	37,843	24,032
Prepaid payroll taxes	(1,150)	1,150
Accounts payable	466	(1,093)
Payroll taxes payable	(5,137)	808

Net cash used by operating activities	(270,881)	(10,573)

Cash flows from financing activities
Contributed capital by members	267,667	8,133

Net decrease in cash and cash equivalents	(3,214)	(2,440)
Net increase in cash and cash equivalents	-	-

Cash and cash equivalents, beginning of year	8,431	5,217

Cash and cash equivalents, end of period	$5,217	$2,777

See notes to financial statements

INTELLIGENT DIGITAL SYSTEMS, LLC
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2007

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNT POLICIES

Description of Business
Intelligent Digital Systems, LLC (the “Company”), is a developer and distributor of digital video recording equipment. The company has an office in West Islip, New York.

Inventories
Inventories are stated at the lower of cost or market on a first-in, first-out basis.

Property and Equipment
Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the respective assets, which range from 3 to 7 years. Leasehold improvements are stated at cost and are depreciated using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Expenditures for major renewals and improvements are capitalized, while repairs and maintenance that do not extend the useful life of such assets are charged to expense as incurred. The cost of assets sold or retired and the related accumulated depreciation are removed from the accounts with any resulting gain or loss included in net income (loss). Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Income Taxes
Under the provisions of the Internal Revenue Code, the Company, is a limited liability company and is not directly subject to federal or state income taxes. The results of its operations are includable in the individual tax returns of its members, therefore no provision for income tax expense has been included in the accompanying financial statements. There are no significant differences between the tax basis and the reported amounts of assets and liabilities.

Revenue Recognition
The company recognizes revenue from product sales upon shipment to the customer.

Use of Estimates
The preparation of the audited financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities from the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 – ACCOUNTS RECEIVABLE

Accounts receivable are presented without a reserve for bad debt since the entire balance has been collected subsequent to the balance sheet date.

NOTE 3 – DUE TO RELATED ENTITY

The Company owes a related entity $15,000. The advance is non-interest bearing.

Pro Forma Financial Information

The following pro forma condensed consolidated balance sheets and statements of operations are presented to give effect to the acquisition by Visual Management Systems, Inc. of substantially all of the assets of Intelligent Digital Systems, LLC (“IDS”) on April 3, 2008. The pro forma condensed consolidated balance sheet assumes that the acquisition occurred as of March 31, 2008. The pro forma condensed consolidated statements of operations assume that the acquisition occurred on January 1, 2007. Such information does not purport to be indicative of the results which would have actually been obtained if the acquisitions had been effected on the dates indicated nor is it indicative of actual or future operating results or financial position.

Visual Management Systems, Inc. and Subsidiaries
Pro Forma Combined Balance Sheet

At March 31, 2008	Visual Management Systems, Inc. and Subsidiaries	Intelligent Digital Systems, LLC		Pro Forma Adjustments	Pro Forma Combined

Assets
Current assets
Cash	$111,567	$2,777	a	$(7,777)	$106,567
Accounts receivable	195,912	3,185	b	-	199,097
Inventory	587,606	20,123	c	-	607,729
Prepaid expenses	5,190	-		-	5,190
Total current assets	900,275	26,085		(7,777)	918,583
Property and equipment - net	726,786	225	d	(225)	726,786
Deposits and other assets	90,808				90,808
Investment in joint venture			e	5,000	5,000
Intangible assets - net	1,659,727		f	1,562,692	3,222,419
Total Assets	$3,377,596	$26,310		$1,559,690	$4,963,596
Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable	$705,074	$808	i	$(808)	$705,074
Accrued expenses and other current liabilities	973,096				973,096
Customer Deposits	236,041				236,041
Sales tax payable	78,236				78,236
Bank line of credit	49,981				49,981
Short term debt	-	-	g	42,000	42,000
Current maturity of convertible notes payable	833,333				833,333
Current portion of long-term debt	346,278				346,278
Current portion of obligations under capital leases	53,811				53,811
Total current liabilities	3,275,850	808		41,192	3,317,850
Convertible notes payable	2,268,334		h	1,544,000	3,812,334
(net of current maturities and unamortized discount of $648,333)
Long-term debt - net of current portion	306,696	15,000	i	(15,000)	306,696
Obligations under capital leases - net of current portion	100,554				100,554
Stockholders' equity (deficit)
Members Capital		10,502	j	(10,502)	-
Preferred stock	1				1
Common stock, $.001 par value; 50,000,000 shares authorized	8,002				8,002
Additional paid-in-capital	12,744,785				12,744,785
Accumulated deficit	(15,176,626)				(15,176,626)
Treasury stock	(150,000)				(150,000)
Total stockholders' equity (deficit)	(2,573,838)	10,502		(10,502)	(2,573,838)
Total liabilities and stockholder's equity (deficit)	$3,377,596	$26,310		$1,559,690	$4,963,596

a	To record the $5,000 invested in the joint venture by VMS and to record the fair value of the cash received.
b	Adjustment to record the fair value of assets received
c	Adjustment to record the fair value of assets received
d	Adjustment to record the fair value of assets received
e	Adjustment to record the VMS investment in the joint venture
f	Adjustment to record the fair value of the intangible asset
g	Adjustment to record the portion of the purchase price to be paid in seven equal monthly installments
h	Adjustment to record the convertible note
i	Adjustment to record the fair value of the liabilities assumed
j	Adjustment to eliminate share capital of IDS

Visual Management Systems, Inc. and Subsidiaries
Pro Forma Combined Balance Sheet

At March 31, 2008	Visual Management Systems, Inc. and Subsidiaries	Intelligent Digital Systems, LLC		Pro Forma Adjustments	Pro Forma Combined

Assets

Current assets
Cash	$111,567	$2,777	a	$(7,777)	$106,567
Accounts receivable	195,912	3,185	b	-	199,097
Inventory	587,606	20,123	c	-	607,729
Prepaid expenses	5,190	-		-	5,190
Total current assets	900,275	26,085		(7,777)	918,583
Property and equipment - net	726,786	225	d	(225)	726,786
Deposits and other assets	90,808				90,808
Investment in joint venture			e	5,000	5,000
Intangible assets - net	1,659,727		f	1,562,692	3,222,419

Total Assets	$3,377,596	$26,310		$1,559,690	$4,963,596

Liabilities and Stockholders' Deficit

Current liabilities
Accounts payable	$705,074	$808	i	$(808)	$705,074
Accrued expenses and other current liabilities	973,096				973,096
Customer Deposits	236,041				236,041
Sales tax payable	78,236				78,236
Bank line of credit	49,981				49,981
Short term debt	-	-	g	42,000	42,000
Current maturity of convertible notes payable	833,333				833,333
Current portion of long-term debt	346,278				346,278
Current portion of obligations under capital leases	53,811				53,811
Total current liabilities	3,275,850	808		41,192	3,317,850

Convertible notes payable	2,268,334		h	1,544,000	3,812,334
(net of current maturities and unamortized discount of $648,333)
Long-term debt - net of current portion	306,696	15,000	i	(15,000)	306,696
Obligations under capital leases - net of current portion	100,554				100,554

Stockholders' equity (deficit)
Members Capital		10,502	j	(10,502)	-
Preferred stock	1				1
Common stock, $.001 par value; 50,000,000 shares authorized	8,002				8,002
Additional paid-in-capital	12,744,785				12,744,785
Accumulated deficit	(15,176,626)				(15,176,626)
Treasury stock	(150,000)				(150,000)
Total stockholders' equity (deficit)	(2,573,838)	10,502		(10,502)	(2,573,838)

Total liabilities and stockholder's equity (deficit)	$3,377,596	$26,310		$1,559,690	$4,963,596

a  To record the $5,000 invested in the joint venture by VMS and to record the fair value of the cash received.
b  Adjustment to record the fair value of assets received
c  Adjustment to record the fair value of assets received
d  Adjustment to record the fair value of assets received
e  Adjustment to record the VMS investment in the joint venture
f   Adjustment to record the fair value of the intangible asset
g  Adjustment to record the portion of the purchase price to be paid in seven equal monthly installments
h  Adjustment to record the convertible note
i   Adjustment to record the fair value of the liabilities assumed
j   Adjustment to eliminate share capital of IDS

Visual Management Systems, Inc. and Subsidiaries
Pro Forma Combined Statement of Operations

Three months ended March 31, 2008	Visual Management Systems, Inc. and Subsidiaries	Intelligent Digital Systems, LLC		Pro Forma Adjustments	Pro Forma Combined

Revenues - net	$1,577,309	$9,918	aa	$(9,918)	$1,577,309

Cost of revenues	843,113	63,849	aa	(63,849)	843,113

Gross margin	734,196	(53,931)		53,931	734,196

Operating expenses	2,729,362	17,303	bb	60,832	2,807,497

Loss from operations	(1,995,166)	(71,234)		(6,901)	(2,073,301)

Other (income) expenses
Debt conversion expense	-
Interest income	-	-
Interest expense	140,003				140,003
Miscellaneous income	305				305
	140,308	-		-	140,308

Net Income (Loss)	$(2,135,474)	$(71,234)		$(6,901)	$(2,213,609)

Weighted average shares outstanding	7,442,367				7,442,367

Per share data (basic and diluted)	$(0.29)				$(0.30)

aa	To eliminate IDS results
bb	Adjustment to eliminate IDS results and the adjustment for the amortization of the intangible asset over the estimated useful life of 5 years

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The provisions of the Nevada Revised Statutes provide, in general, that a corporation incorporated under the laws of the State of Nevada, such as us, may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee or agent of the Company, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by his in connection with the action, suit or proceeding if (i) he has not breached his fiduciary duties under circumstances involving intentional misconduct, fraud or a knowing violation of law, and (ii) he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was illegal. Termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which they reasonably believed to be in or not opposed to our best interests, and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful.

Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of Nevada Revised Statutes, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. We also have director and officer indemnification agreements with each of our executive officers and directors which provide, among other things, for the indemnification to the fullest extent permitted or required by Nevada law, provided that such indemnitee shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all expenses in connection with the registration and sale of our common stock. All amounts shown are estimates except for the registration fee.

EXPENSE	AMOUNT

Registration Fee	$36
Costs of Printing and Engraving	$10,000
Legal Fees	$40,000
Accounting Fees	$25,000
Miscellaneous	$25,000
TOTAL	$100,036

RECENT SALES OF UNREGISTERED SECURITIES

The Registrant completed an offering of 4,300,000 shares of its common stock at a price of $0.001 per share to its President and Chief Executive Officer on October 4, 2005. The total amount received from this offering was $4,000. These shares were issued pursuant to Regulation S of the Securities Act of 1933.

In March 2007, Visual Management Systems Holding, Inc. issued $125,000 principal amount of convertible notes and warrants to acquire 200,000 shares of Visual Management Systems Holding, Inc. common stock to three accredited investors. Pursuant to the adjustment provisions contained therein, the convertible notes are convertible into 100,000 shares of the Registrant’s common stock and the warrants are exercisable for 100,000 shares of the Registrant’s common stock. Visual Management Systems Holding, Inc. issued 20,000 shares of its common stock and warrants to acquire 20,000 shares of its common stock to its placement agent in connection with this offering. Visual Management Systems Holding, Inc. relied on the exemptions provided by Rule 506 and Section 4(2) of the Securities Act of 1933 in connection with this offering.

The Registrant issued 616 units, with each unit consisting of one (1) share of Series A convertible preferred stock and a warrant to acquire 1,000 shares of common stock to 29 accredited investors from July 17, 2007 through October 25, 2007. The Registrant issued 61,600 shares of common stock and warrants to acquire 61,600 shares of common stock to its placement agent in connection with this offering. The Registrant relied upon the exemptions provided by Rule 506 and Section 4(2) of the Securities Act of 1933 in conducting this offering.

The Registrant issued 5,218,000 shares of its common stock to 43 shareholders of Visual Management Systems Holding, Inc. in connection with the merger of a wholly owned subsidiary of the Registrant into Visual Management Systems Holding, Inc. in July 2007. The Registrant relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 in connection with this transaction.

The Registrant issued $3,750,000 principal amount of original issue discount 5% secured convertible debentures and warrants to acquire 11,250,000 shares of common stock to three (3) investors in November 2007. The Registrant issued warrants to acquire 1,200,000 shares of common stock to its placement agent and its assignees in connection with this offering. The Registrant relied upon the exemptions provided by Rule 506 and Section 4(2) of the Securities Act of 1933 in conducting this offering.

EXHIBITS

Exhibit No.	Exhibits

2.1	Agreement of Merger and Plan of Reorganization among the Registrant, VMS Acquisition Corp. and Visual Management Systems Holdings, Inc. (1)

2.2	Asset Purchase Agreement dated as of April 3, 2008 among the Registrant, Intelligent Digital Systems, LLC, IDS Patent Holding LLC and Jay Edmond Russ (8)

3.1	Amended and Restated Certificate of Incorporation of the Registrant (2)

3.2	By-laws of Registrant (3)

4.1	Equity Incentive Plan. (2)

4.2	Form of Warrants to purchase shares of Common Stock at a price of $3.50 per share. (2)

4.3	Form of Warrants issued to Placement Agent (and sub-agents) to purchase shares of Common Stock at a price of $2.50 per share. (5)

4.4	Form of Convertible Note issued by Visual Management Systems Holding, Inc. in the aggregate principal amount of $125,000. (4)

4.5	Form of Warrant issued by Visual Management Systems Holding, Inc. with respect to an aggregate 200,000 shares of Visual Management Systems Holding, Inc. Common Stock. (4)

4.6	Securities Purchase Agreement by and among the Company and the investors identified therein, dated as of November 28, 2007. (5)

4.7	Form of 5% Secured Debenture. (5)

4.8	Form of Common Stock Purchase Warrant. (5)

4.9	Registration Rights Agreement executed by the Company and for the benefit of the holders of the 5% Secured Debentures. (5)

4.10	Form of Placement Agent Warrant. (5)

4.11	Unsecured Convertible Promissory Note dated April 3, 2008 issued to Intelligent Digital Systems, LLC (8)

5.1	Opinion of Giordano, Halleran & Ciesla, P.C. (filed herewith)

10.2	Placement Agent Agreement by and among the Placement Agent named therein, the Company and Visual Management Systems Holding, Inc. (2)

10.3	Form of Lock Up Agreement between the Registrant and executive officers and certain stockholders. (2)

10.4	Form of Private Placement Subscription Agreement. (2)

10.5	Employment Agreement dated as of January 1, 2007 between Visual Management Systems, Inc. and Jason Gonzalez (4)

10.6	Employment Agreement dated as of January 1, 2007 between Visual Management Systems, Inc. and Howard Herman (4)

10.7	Employment Agreement dated as of January 1, 2007 between Visual Management Systems, Inc. and Caroline Gonzalez (4)

10.8	Employment Agreement dated as of January 1, 2007 between Visual Management Systems, Inc. and Jonathan Bergman (4)

10.9	Employment Agreement dated as of January 1, 2007 between Visual Management Systems, Inc. and Kevin Sangirardi (4)

10.10	Security Agreement dated November 30, 2007 executed by the Company and its subsidiaries for the benefit of the holders of the 5% Secured Debentures (5)

10.12	Letter of Intent Between Visual Management Systems, Inc. and Intelligent Data Systems, LLC(6)

10.13	Placement Agent Agreement between Visual Management Systems, Inc and Kuhns Brothers, Inc. (7)

10.14	Consulting Agreement dated as of April 3, 2008 between Visual Management Systems, LLC and Jay Edmond Russ (8)

10.15	Operating Agreement of IDS Patent Holding LLC as of April 2, 2008 (8)

10.16	Exclusive Patent and Trade Secret License Agreement effective as of April 2, 2008 between Visual Management Systems, Inc. and IDS Patent Holding Company, LLC (8)

10.17	Registration Rights Agreement dated as of April 2, 2008 between Visual Management Systems, Inc. and Intelligent Digital Systems, LLC (8)

10.18	Promissory Note in the Principal Amount of $267,191.78 dated June 10, 2008 issued to the Russ & Russ Defined Benefit Pension Plan (filed herewith)

10.19	Employment Agreement dated as of June 10, 2008 between Visual Management Systems, Inc. and James D. Gardner (filed herewith)

10.20	Deferred Compensation Plan of Registrant (filed herewith)

21.1	Subsidiaries of issuer (previously filed)

23.1	Consent of Sobel & Co. LLC (filed herewith)

23.2	Consent of Perlson, Touhy & Company LLP (filed herewith)

23.3	Consent of Giordano, Halleran & Ciesla, P.C. (filed with Exhibit No. 5.1)

24.1	Power of Attorney (included on signature page)

(1)	Incorporated by reference to Exhibit 10.1 to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on June 18, 2007

(2)	Incorporated by reference to similarly numbered exhibit to the Registrant’s Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2007.

(3)	Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on May 9, 2006.

(4)	Incorporated by reference to similarly numbered exhibit to the Registrant’s Report on Form 8-K/A filed with the Securities and Exchange Commission on October 26, 2007

(5)	Incorporated by reference to similarly numbered exhibit to the Registrant’s Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007.

(6)	Incorporated by reference to similarly numbered exhibit to the Registrant’s Report on Form 8-K filed with the Securities and Exchange Commission on February 12, 2008

(7)
Incorporated by reference to similarly numbered exhibit to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2007 filed with the Securities and Exchange Commission on April 16, 2007.

(8)	Incorporated by reference to similarly numbered exhibit to the Registrant’s Report on Form 8-K filed with the Securities and Exchange Commission on April 8, 2008.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement;

iii.	Include any additional or changed material information on the plan of distribution.

2.
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424.

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii. The portion of any other free writing prospectus relating to the offering containing  material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv. Any other communication that is an offer in the offering made by the undersigned  small business issuer to the purchaser.

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly authorized this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Toms River, New Jersey on July 18, 2008.

Visual Management Systems, Inc.
(Registrant)

By:	/s/ Jason Gonzalez
Name:	Jason Gonzalez
Title:	Chairman and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement was signed by the following persons in the capacities and on the dates stated:

Date: July 18, 2008		/s/ Jason Gonzalez
	Name:	Jason Gonzalez
	Title:	President, Chief Executive Officer and Director

Date: July 18, 2008		/s/ James D. Gardner
	Name:	James D. Gardner
	Title:	Interim Chief Financial Officer (Principal Accounting Officer)

Date: July 18, 2008		*
	Name:	Michael Ryan
	Title:	Director

Date: July 18, 2008		*
	Name:	Jack Jacobs
	Title:	Director

Date: July 18, 2008		*
	Name:	Martin McFeely
	Title:	Director

Date: July 18, 2008		*
	Name:	Robert Moe
	Title:	Director

Date: July , 2008
	Name:	Jay Russ
	Title:	Director

*By: /s/ Jason Gonzalez
Jason Gonzalez,
As Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Exhibits

2.1	Agreement of Merger and Plan of Reorganization among the Registrant, VMS Acquisition Corp. and Visual Management Systems Holdings, Inc. (1)

3.1	Amended and Restated Certificate of Incorporation of the Registrant (2)

3.2	By-laws of Registrant (3)

4.1	Equity Incentive Plan. (2)

4.2	Form of Warrants to purchase shares of Common Stock at a price of $3.50 per share. (2)

4.3	Form of Warrants issued to Placement Agent (and sub-agents) to purchase shares of Common Stock at a price of $2.50 per share. (5)

4.4	Form of Convertible Note issued by Visual Management Systems Holding, Inc. in the aggregate principal amount of $125,000. (4)

4.5	Form of Warrant issued by Visual Management Systems Holding, Inc. with respect to an aggregate 200,000 shares of Visual Management Systems Holding, Inc. Common Stock. (4)

4.6	Securities Purchase Agreement by and among the Company and the investors identified therein, dated as of November 28, 2007. (5)

4.7	Form of 5% Secured Debenture. (5)

4.8	Form of Common Stock Purchase Warrant. (5)

4.9	Registration Rights Agreement executed by the Company and for the benefit of the holders of the 5% Secured Debentures. (5)

4.10	Form of Placement Agent Warrant. (5)

5.1	Opinion of Giordano, Halleran & Ciesla, P.C. ( filed herewith)

10.2	Placement Agent Agreement by and among the Placement Agent named therein, the Company and Visual Management Systems Holding, Inc. (2)

10.3	Form of Lock Up Agreement between the Registrant and executive officers and certain stockholders. (2)

10.4	Form of Private Placement Subscription Agreement. (2)

10.5	Employment Agreement dated as of April 15, 2008 between Visual Management Systems, Inc. and Jason Gonzalez (filed herewith)

10.6	Employment Agreement dated as of January 1, 2007 between Visual Management Systems, Inc. and Howard Herman (4)

10.7	Employment Agreement dated as of April 15, 2008 between Visual Management Systems, Inc. and Caroline Gonzalez (filed herewith)

10.8	Employment Agreement dated as of April 15, 2008 between Visual Management Systems, Inc. and Jonathan Bergman (filed herewith)

10.9	Employment Agreement dated as of April 15, 2008 between Visual Management Systems, Inc. and Kevin Sangirardi (filed herewith)

10.10	Security Agreement dated November 30, 2007 executed by the Company and its subsidiaries for the benefit of the holders of the 5% Secured Debentures (5)

10.11	Subsidiary Guaranty executed by the subsidiaries of the Company for the benefit of the holders of the 5% Secured Debentures (5)

10.12	Letter of Intent Between Visual Management Systems, Inc. and Intelligent Data Systems, LLC (6)

10.13	Placement Agent Agreement between Visual Management Systems, Inc and Kuhns Brothers, Inc. (7)

10.14	Consulting Agreement dated as of April 3, 2008 between Visual Management Systems, Inc. and Jay Edmond Russ (8)

10.15	Operating Agreement of IDS Patent Holding LLC as of April 2, 2008 (8)

10.16	Exclusive Patent and Trade Secret License Agreement effective as of April 2, 2008 between Visual Management Systems, Inc. and IDS Patent Holding Company, LLC (8)

10.17	Registration Rights Agreement dated as of April 2, 2008 between Visual Management Systems, Inc. and Intelligent Digital Systems, LLC (8)

10.18	Promissory Note in the Principal Amount of $267,191.78 dated June 10, 2008 issued to the Russ & Russ Defined Benefit Pension Plan (filed herewith)

10.19	Employment Agreement dated as of June 10, 2008 between Visual Management Systems, Inc. and James D. Gardner (filed herewith)

10.20	Deferred Compensation Plan of Registrant (filed herewith)

21.1	Subsidiaries of issuer (previously filed)

23.1	Consent of Sobel & Co. LLC (filed herewith)

23.2	Consent of Perlson, Touhy & Company LLP (filed herewith)

23.3	Consent of Giordano, Halleran & Ciesla, P.C. (filed with Exhibit No. 5.1)

24.1	Power of Attorney (included on signature page)

(1)	Incorporated by reference to Exhibit 10.1 to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on June 18, 2007

(2)	Incorporated by reference to similarly numbered exhibit to the Registrant’s Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2007.

(3)	Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on May 9, 2006.

(4)	Incorporated by reference to similarly numbered exhibit to the Registrant’s Report on Form 8-K/A filed with the Securities and Exchange Commission on October 26, 2007

(5)	Incorporated by reference to similarly numbered exhibit to the Registrant’s Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007.

(6)	Incorporated by reference to similarly numbered exhibit to the Registrant’s Report on Form 8-K filed with the Securities and Exchange Commission on February 12, 2008

(7)	Incorporated by reference to similarly numbered exhibit to the Registrant’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 16, 2007.

(8)	Incorporated by reference to similarly numbered exhibit to the Registrant’s Report on Form 8-K filed with the Securities and Exchange Commission on April 8, 2008.